SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine
Beulah, North Dakota
Effective Date: December 31, 2021
Report Date: February 14, 2022

Report Prepared by:

The Coteau Properties Company
204 County Road 15
Beulah, ND 58523

Signed by Qualified Persons:
Kendra Braun, PE
Joe Spiekermeier, PE

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
TABLE OF CONTENTS

TABLE OF CONTENTS			2
LIST OF TABLES AND FIGURES			6
SIGNATURE AND REPORT DATE			7
1.0	EXECUTIVE SUMMARY		10
		PROPERTY DESCRIPTION AND OWNERSHIP	10
		GEOLOGY AND MINERALIZATION	10
		STATUS OF EXPLORATION	11
		DEVELOPMENT AND OPERATIONS	11
		MINERAL RESOURCE ESTIMATE	11
		MINERAL RESERVE ESTIMATE	12
		CAPITAL AND OPERATING COSTS	12
		ECONOMIC ASSESSMENT	12
		PERMITTING REQUIREMENTS	13
		QUALIFIED PERSON’S CONCLUSION AND RECOMMENDATIONS	13
2.0	INTRODUCTION		14
3.0	PROPERTY DESCRIPTION		17
	3.1	PROPERTY LOCATION	17
	3.2	PROPERTY AREA AND OWNERSHIP	19
	3.3	LEASES AND MINERAL RIGHTS	19
	3.4	SIGNIFICANT ENCUMBRANCES TO THE PROPERTY	32
	3.5	SIGNIFICANT FACTORS AND RISKS	32
	3.6	REGISTRANT ROYALTIES AND INTERESTS	33
4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY		34
	4.1	PHYSIOGRAPHY, TOPOGRAPHY AND VEGETATION	34
	4.2	ACCESSIBILITY	34
	4.3	CLIMATE	34
	4.4	LOCAL RESOURCES AND INFRASTRUCTURE	35
5.0	HISTORY OF THE PROPERTY		36
	5.1	PREVIOUS OPERATIONS	36
	5.2	EXPLORATION AND DEVELOPMENT HISTORY	36
6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSITION		37
	6.1	GEOLOGY	37
		REGIONAL GEOLOGY	37
	6.2	LOCAL GEOLOGY	40
7.0	EXPLORATION		43
	7.1	EXPLORATION	43
	7.2	DRILLING EXPLORATION	43
		DRILLING TYPE AND EXTENT	43

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

		GENERAL DRILLING PROCEDURES	43
		DRILLING EXPLORATION PROGRAMS	44
		QUALIFIED PERSON’S OPINION ON DRILLING EXPLORATION	46
		FACTORS THAT CAN AFFECT THE ACCURACY AND RELIABILITY OF THE DRILLING RESULTS	46
	7.3	HYDROGEOLOGIC CHARACTERIZATION	46
		SURFACE WATER	46
		GROUNDWATER	47
		QUALIFED PERSON OPINION – HYDROGEOLOGIC CHARACTERIZATION	48
	7.4	GEOTECHNICAL STUDIES	48
		EARLY GEOTECHNICAL STUDIES	48
		QUALIFED PERSON OPINION – GEOTECHNICAL STUDIES	51
8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY		53
	8.1	SAMPLE COLLECTION AND SHIPMENT	53
	8.2	SAMPLE PREPARATION AND ANALYSIS	54
	8.3	QUALITY CONTROL PROCEDURES	55
	8.4	QUALIFIED PERSON’S STATEMENT ON THE ADEQUACY OF SAMPLE PREPARATION, SECURITY AND ANALYTICAL PROCEEDURES	56
9.0	DATA VERIFICATION		57
		9.1 DATA VERIFICATION OF DRILL HOLE DATA AND GEOLOGIC (MINERAL RESOURCE) MODEL AND MINERAL RESERVES	57
		9.2 LIMITATIONS ON DATA VERIFICATION	58
		9.3 QUALIFIED PERSON’S STATEMENT OF ADEQUACY OF DATA	58
10.0	MINERAL PROCESSING		60
11.0	MINERAL RESOURCE ESTIMATES		61
	11.1	KEY ASSUMPTIONS, PARAMETERS, AND METHODS	61
		HORIZONS	61
		QUALITY PARAMETERS AND DENSITY DETERMINATION	61
		MODELING PROCESS	62
		JUSTIFICATION OF MODELING METHODS	63
		LIMITS AND CONSTRAINTS ON THE MINERAL RESOURCE ESTIMATES	63
		GENERATION OF PIT SHELLS FOR MINERAL RESOURCE ESTIMATES	64
		MINERAL RESOURCE CLASSIFICATION AND UNCERTAINTY	65
	11.2	MINERAL RESOURCE ESTIMATES	66
		BASIS FOR MINERAL RESOURCE ESTIMATE	66
		MINERAL RESOURCE STATEMENT	66
	11.3	CUT-OFF QUALITY, ASSUMED COST AND SALES PRICE	67
	11.4	QUALIFIED PERSONS CLASSIFICATION OF MINERAL RESOURCES	67
	11.5	UNCERTAINTY IN THE MINERAL RESOURCE ESTIMATES	67
	11.6	QUALIFIED PERSON’S POTENTIAL INFLUENCES AFFECTING MINERAL RESOURCE ESTIMATES	67

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

12.0	MINERAL RESERVE ESTIMATES		68
	12.1	KEY ASSUMPTIONS, PARAMETERS, AND METHODS	68
	12.2	MINERAL RESERVE ESTIMATES	69
		BASIS FOR MINERAL RESERVE ESTIMATE	69
	12.3	CUT-OFF QUALITY AND SALES PRICE	70
	12.4	MINERAL RESERVE STATEMENT	70
	12.5	MULTIPLE COMMODITY MINERAL RESERVE	70
	12.6	QUALIFIED PERSONS OPINION ON RISK FACTORS THAT COULD AFFECT MINERAL RESERVE ESTIMATES	70
13.0	MINING METHODS		72
	13.1	ANNUAL AND TOTAL LIGNITE PRODUCTION	72
	13.2	TYPE AND GENERAL MINING METHOD	72
	13.3	RUN OF MINE TONNAGES	78
	13.4	ENGINEERING STUDIES – DESIGN PARAMETERS	79
		PIT DESIGN	79
		SPOIL STABILITY STUDIES	84
	13.5	HAUL ROADS, RAMPS AND DRAGLINE WALKWAYS	88
	13.6	PERSONNEL AND MAJOR EQUIPMENT	89
14.0	PROCESSING AND RECOVERY METHODS		91
15.0	INFRASTRUCTURE		92
16.0	MARKET STUDIES		93
	16.1	MARKETS	93
	16.2	MATERIAL CONTRACTS	93
17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS		94
	17.1	ENVIRONMENTAL AND BASELINE STUDIES	94
	17.2	WASTE DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT	94
		WASTE DISPOSAL	94
		SITE MONITORING	94
		WATER MANAGEMENT	95
	17.3	PERMITS	95
		PERMIT STATUS	95
	17.4	RECLAMATION BOND REQUIREMENTS	99
	17.5	PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	99
	17.6	MINE CLOSURE PLANS	99
	17.7	QUALIFIED PERSON’S OPINION OF ADEQUACY OF CURRENT PLANS	99
	17.8	DESCRIPTION OF ANY COMMITMENTS TO ENSURE LOCAL PROCUREMENT AND HIRING	99
18.0	CAPITAL AND OPERATING COSTS		100
	18.1	OPERATING COSTS	100

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

	18.2	CAPITAL COSTS	101
19.0	ECONOMIC ANALYSIS		102
	19.1	KEY ASSUMPTIONS, PARAMETERS AND METHODS	102
	19.2	ANNUAL CASH FLOWS	102
	19.3	SENSITIVITY ANALYSIS	103
20.0	ADJACENT PROPERTIES		104
21.0	OTHER RELEVANT DATA AND INFORMATION		105
22.0	INTERPRETATIONS AND CONCLUSIONS		106
23.0	RECOMMENDATIONS		107
24.0	ADDITIONAL REFERENCES		108
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT		109

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
LIST OF TABLES AND FIGURES

LIST OF FIGURES

FIGURE 3.1. LOCATION OF THE FREEDOM MINE
FIGURE 6.1. GEOLOGIC AND TOPOGRAPHIC BEDROCK MAP OF NORTH DAKOTA (BLUEMLE, 1983)
FIGURE 6.2. STRATIGRAPHIC COLUMN OF THE FREEDOM MINE
FIGURE 6.3. GEOLOGIC CROSS SECTION B-B’, NACT-0401 PERMIT AREA*
FIGURE 7.1. LOCATION OF DRILL HOLES*
FIGURE 7.2. EXISTING MONITORING WELL LOCATION MAP*
FIGURE 7.3. DESTROYED MONITORING WELL LOCATION MAP*
FIGURE 7.4. CERTIFIED WELLS AND SPRINGS LOCATION MAP*
FIGURE 7.5. LOCATION OF GEOTECHNICAL BORINGS (NACOAL, 1981)
FIGURE 8.1. NACOAL 2020 ROUND ROBIN PROGRAM SUMMARY. (NACOAL, 2020)
FIGURE 12.1. LIFE OF MINE MAP*
FIGURE 13.1. RANGE DIAGRAM – SINGLE-PASS METHOD WITH TRUCK/SHOVEL PRE-BENCH
FIGURE 13.2. RANGE DIAGRAM – SINGLE-PASS METHOD WITH DRAGLINE CHOP CUT
FIGURE 13.3. RANGE DIAGRAM – SPOIL-SIDE METHOD STEP 1
FIGURE 13.4. RANGE DIAGRAM – SPOIL-SIDE METHOD STEP 2
FIGURE 13.5. 45 DEGREE HIGHWALL FACTORS OF SAFETY
FIGURE 13.6. 55 DEGREE HIGHWALL FACTORS OF SAFETY
FIGURE 13.7. 60 DEGREE HIGHWALL FACTORS OF SAFETY
FIGURE 13.8. STABILITY NOMOGRAPH FOR CLAYSTONE SPOIL
FIGURE 13.9. MODELED CIRCULAR (ROTATIONAL) FAILURE WITH FACTOR OF SAFETY EQUAL TO 0.987 (BARR ENGINEERING, 2011 )
FIGURE 13.10 MODELED BLOCK FAILURE WITH FACTOR OF SAFETY EQUAL TO 0.931 (BARR ENGINEERING, 2011 )
FIGURE 13.11 DESIGN PARAMETERS FOR GOOD FLOOR CONDITIONS
FIGURE 13.12 DESIGN PARAMETERS FOR POOR FLOOR CONDITIONS
FIGURE 13.13 TYPICAL HAUL ROAD CROSS-SECTION
FIGURE 15.1 INFRASTRUCTURE MAP*

* FIGURES ARE LOCATED IN THE SUPPLEMENTAL FIGURES ATTACHMENT
LIST OF TABLES

TABLE 1.1 MINERAL RESOURCE ESTIMATES
TABLE 1.2 MINERAL RESERVE ESTIMATES
TABLE 3.1 IDENTIFICATION OF LEASES
TABLE 3.2 IDENTIFICATION OF ACQUISITIONS
TABLE 7.1 CONSOL AND BCS EARLY DRILLING EXPLORATION SUMMARY
TABLE 8.1 LIST OF ASTM STANDARDS FOR MVTL
TABLE 11.1 STRATIGRAPHIC HORIZONS
TABLE 11.2 UNIT COSTS-MINERAL RESOURCE ESTIMATION PARAMETERS
TABLE 11.3 MINERAL RESOURCE CATEGORY DISTANCES
TABLE 11.4 MINERAL RESOURCE ESTIMATES
TABLE 12.1 MINERAL RESERVE ESTIMATES
TABLE 13.1 PROJECTED LIFE OF MINE QUALITY
TABLE 13.2 R-O-M DILUTION PARAMETERS
TABLE 13.3 RECOVERY RATES BY SEAM
TABLE 18.1 COST ASSUMPTIONS
TABLE 18.2 COST OF COAL
TABLE 18.3 CAPITAL COSTS

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
SIGNATURE AND REPORT DATE

CERTIFICATE OF QUALIFIED PERSON JOSEPH A. SPIEKERMEIER
(a)I am the Engineering Manager at The Coteau Properties Company Freedom Mine in Beulah, ND; a position I have held since 2018, prior to that I was a Mining Engineer at Coteau since 2002.
(b)This certificate applies to the Technical Report Summary titled, “SEC S-K 1300 Technical Report Summary, The Coteau Properties Company – Freedom Mine, Beulah, North Dakota.
(c)I am a Qualified Person (QP) for the purpose of SEC S-K 1300. My qualifications as a qualified person are as follows:
a.I am a graduate of South Dakota School of Mines and Technology with a Bachelor of Science in Mining Engineering in 2000.
b.I am a Professional Engineer of the state of North Dakota (License Number PE-5756).
c.My relevant experience of over 21 years, for the purpose of the Technical Report Summary, includes 4 years of operating experience and 17 years in various technical roles, all of which have been in the coal industry.
d.I am currently employed by The Coteau Properties Company at the Freedom Mine where I conduct personal inspections of each mining area on a regular basis described in this Technical Report Summary.
e.I am responsible for the sections listed in Table 0.0 of the Technical Report.
f.I have read SEC S-K 1300 Technical Report Summary requirements. The part of the Technical Report Summary for which I am responsible has been prepared in compliance with this requirement.
g.At the effective date of the Technical Report Summary, to the best of my knowledge, information, and belief, the parts of the Technical Report Summary for which I am responsible, contains all scientific and technical information that is required to be disclosed to make the Technical Report Summary not misleading.
h.I consent to the filing of the Technical Report Summary as an exhibit to NACCO Industries, Inc.’s annual report. I also consent to the use of any quotes or summaries in that annual report to the extent they pertain to the Technical Report Summary sections for which I am responsible.

Dated this 14th day of February, 2022
Joseph A. Spiekermeier
The Coteau Properties Company

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
CERTIFICATE OF QUALIFIED PERSON KENDRA R. BRAUN
(d)I am a Geological Engineer at The Coteau Properties Company Freedom Mine in Beulah, ND; a position I have held since my hire in 2009.
(e)This certificate applies to the Technical Report Summary titled, “SEC S-K 1300 Technical Report Summary, The Coteau Properties Company – Freedom Mine, Beulah, North Dakota.
(f)I am a Qualified Person (QP) for the purpose of SEC S-K 1300. My qualifications as a qualified person are as follows:
a.I am a graduate of South Dakota School of Mines and Technology with a Bachelor of Science in Geological Engineering in 2009.
b.I am a Professional Engineer of the state of North Dakota (License Number PE-9807).
c.My relevant experience of over 12 years, for the purpose of the Technical Report Summary, includes exploration, mine geology and various technical roles in the coal industry.
d.I am currently employed by The Coteau Properties Company at the Freedom Mine where I oversee the drilling explorations programs at the mine and conduct personal inspections of each mining area on a regular basis described in this Technical Report Summary.
e.I am responsible for the sections listed in Table 0.0 of the Technical Report.
f.I have read SEC S-K 1300 Technical Report Summary requirements. The part of the Technical Report Summary for which I am responsible has been prepared in compliance with this requirement.
g.At the effective date of the Technical Report Summary, to the best of my knowledge, information, and belief, the parts of the Technical Report Summary for which I am responsible, contains all scientific and technical information that is required to be disclosed to make the Technical Report Summary not misleading.
h.I consent to the filing of the Technical Report Summary as an exhibit to NACCO Industries, Inc.’s annual report. I also consent to the use of any quotes or summaries in that annual report to the extent they pertain to the Technical Report Summary sections for which I am responsible.
Dated this 14th day of February, 2022
Kendra R. Braun
The Coteau Properties Company

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
The effective date of this Technical Report Summary is December 31, 2021.

QP Name	Sections Responsible For	Signature
Joseph A. Spiekermeier	1, 2, 3, 4, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 25
Kendra R. Braun	2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 17, 22, 23, 24, 25

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
1.0    EXECUTIVE SUMMARY
This Technical Report Summary (TRS) was prepared for The Coteau Properties Company (Coteau) to report Mineral Resources and Mineral Reserves for the Freedom Mine in Mercer County, North Dakota.
PROPERTY DESCRIPTION AND OWNERSHIP

NACCO Industries (NACCO), through a portfolio of mining and natural resources businesses, operates under three business segments: Coal Mining, North American Mining and Minerals Management. The Coal Mining segment operates surface coal mines under long-term contracts with power generation companies and an activated carbon producer pursuant to a service-based business model. Coal is surface-mined in North Dakota, Texas, Mississippi and Louisiana. Each mine is fully integrated with its customer's operations.
The Coteau Properties Company (Coteau), a subsidiary of The North American Coal Corporation (NACoal) is the owner and operator of the Freedom Mine, an active lignite surface mining operation in production status. NACoal is a wholly-owned subsidiary of NACCO. All production from the Freedom Mine is delivered to Dakota Coal Company (DCC), a wholly owned subsidiary of Basin Electric Power Cooperative (BEPC) under a long-term lignite sales agreement (LSA). Although the term of the existing lignite sales agreement terminates in 2027, the term may be extended for two additional periods of five years, or until 2037, at the option of Coteau. DCC then sells the coal to the Dakota Gasification Company’s Great Plains Synfuels Plant (DGC), Antelope Valley Station (AVS) and Leland Olds Station (LOS), all of which are operated by affiliates of BEPC. DGC is a coal gasification plant that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide, and other chemical products for sale. AVS and LOS are mine-mouth coal-fired power generation facilities.
Coteau provides mining services to DCC. DCC is Coteau’s only customer under an all-requirements cost-plus management fee LSA.
There have been no previous owners or operators of the Freedom Mine.
Under the LSA, Coteau receives a contractually-agreed fee based on the amount of lignite delivered. While Coteau is responsible for all mine operations, DCC is responsible for funding all mine operating costs and provides all the capital required to build and operate the mine. This contract structure eliminates exposure to spot coal market price fluctuations.
Coteau holds 380 leases granting the right to mine approximately 34,016 acres of coal interests and the right to utilize approximately 23,455 acres of surface interests. In addition, Coteau owns in fee 33,805 acres of surface interests and 4,107 acres of coal interests.
The Freedom Mine is located approximately 7 miles north and 3 miles west of Beulah, North Dakota (ND), in Mercer County, which is approximately 90 miles northwest of Bismarck, ND.
GEOLOGY AND MINERALIZATION

The Freedom Mine is located in the Sentinel Butte Formation of the Fort Union Group which is one of the most prolific lignite-bearing stratum in the state. The most prominent characteristics of the Fort Union Group formations are the cyclical deposition and lateral persistence of the lithologic units, especially the lignite seams. The regional structural geology is fairly consistent. No evidence of any significant faulting has been observed in the region. The lignite seams are gently undulating due to differential compaction of the underlying sediments.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
STATUS OF EXPLORATION

Substantial information has been gathered during exploration drilling programs within the region since the 1960s. These data sets are the foundation for the characterization of the substrate composition, geometry, and structure of the Freedom Mine lignite deposit prior to mining.
Over 7,800 drill holes including lignite exploratory pilot holes and core holes, overburden continuous cores, geotechnical, and hydrological test holes have been drilled by NACoal, Coteau, Consolidation Coal Company (CONSOL), and Basin Cooperative Services (BCS) in and surrounding the Freedom Mine.
DEVELOPMENT AND OPERATIONS

The Freedom Mine has been a producing mine since 1983. The lignite at the Freedom Mine surface mining operation is recovered using dragline and conventional truck and shovel mining. Mining operations includes; suitable plant growth material (SPGM) removal, replacement and storage, overburden removal, lignite production, and spoil backfill and grading, and reclamation. In the development phase, drainage and water control were established (see Water Management under Section 17.0), and then the required infrastructure consisting of power, mine office and maintenance facilities, lignite stockpile facilities, and roadways were established.
MINERAL RESOURCE ESTIMATE

The Mineral Resources in this TRS have been estimated by applying a series of geologic and physical limits as well as high-level mining and economic constraints. The mining and economic constraints were limited to a level sufficient to support reasonable prospect for economic extraction of the estimated Mineral Resources. Resource pit shells were projected to meet the total tonnage requirements to provide lignite fuel to DCC through 2045 which are the current estimated lives of DGC and AVS. The field was analyzed, and the lowest cost portions of the model needed to match the required tonnage were included in the life-of-mine (LOM) plans. The existing lignite sales agreement between Coteau and DCC is in effect through 2037, therefore any tons within the LOM plan through 2037 are considered a reserve. Coal remaining outside of the existing contract end date is considered a resource.
The QP based the Mineral Resource estimates for the Freedom Mine on a stratigraphic geologic model generated from the verified drilling exploration data.
Mineral Resources classification distances from point of measurement for each class are as follows: Measured – less than 660 feet, Indicated - from 660 feet to 1,320 feet, and Inferred - greater than 1,320 feet. A cut-off grade of $1.70/mmBTU has been applied to the Mineral Resource Estimation. Results of the Mineral Resource Estimation calculations are shown in Table 1.1
The effective date of Mineral Resource estimates is December, 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine	Resource Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Measured	322,310,200	6,779	37.64	7.27	0.89	5.62
Freedom Mine	Indicated	8,188,400	6,776	37.92	7.22	0.90	6.36
	Measured + Indicated	330,498,600	6,778	37.64	7.27	0.89	5.63
	Inferred	15,000	6,463	37.84	9.78	1.02	1.59

Table 1.1. Mineral Resource Estimates

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
MINERAL RESERVE ESTIMATE

The Mineral Reserves in this TRS were determined to be the economically mineable portion of the Measured and Indicated Mineral Resources after the consideration of modifying factors related to the mining process, which convert Measured Resources to Proven Mineral Reserves and Indicated Resources to Probable Mineral Reserves. Inferred Mineral Resources were not considered for Mineral Reserves. A cut-off grade of $1.55/mmBTU has been applied to the Measured and Indicated Resources to upgrade these resources into Proven and Probable Reserves. Mineral Reserves Estimates have been calculated and are shown in Table 1.2.
The effective date of Mineral Reserve estimates is December, 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine	Reserve Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Proven	253,946,500	6,779	37.70	7.19	0.89	5.12
Freedom Mine	Probable	3,552,300	6,756	38.29	6.78	0.84	5.40
	Total	257,498,800	6,779	37.71	7.19	0.88	5.12

Table 1.2. Mineral Reserve Estimates

CAPITAL AND OPERATING COSTS

Annual production costs were estimated to satisfy the contractual terms of the LSA. All costs were estimated based on the most recent LOM tonnage requirement provided by DCC in 2009.
The model used to estimate the operating costs is based on historical costs and performance measures that have been maintained by Coteau since its inception. These costs are reviewed and verified on an annual basis to account for changes in site conditions or the operating plan. This information is then used to estimate the projected costs for the LOM plan until the end of the current LSA in 2037.
Capital costs include equipment expenditures, land acquisition, and additional mine area development costs. All capital costs incurred by Coteau are reimbursed by DCC as required under the terms of the LSA. Should the LSA be extended beyond 2037, additional capital costs would be required and funded by DCC.
ECONOMIC ASSESSMENT

The primary key assumption in determining the economic viability of the Freedom Mine reserves is BEPC’s continued operation of AVS, LOS and DGC and the resultant required annual deliveries. The analysis of economic viability is supported by the existing all-requirements LSA and the LOM plan that supports the LSA. The LSA requires DCC to fund all mine operating costs, including final mine reclamation, and provide all of the capital required to build and operate the mine. This contract structure eliminates exposure to spot coal market price fluctuations.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

PERMITTING REQUIREMENTS

Coteau currently has all permits in place for the Freedom Mine to operate through 2031. Permit expansions required to extend the life of the mine through 2045, which is the current estimated lives of DGC and AVS, will be acquired as needed. Absent of any regulatory changes out of Coteau’s control, the Qualified Persons (QPs) do not anticipate hurdles for approval of future renewal applications. The QPs base this opinion on the mine’s demonstrated success meeting regulatory requirements. Furthermore, appropriate bonding and closure plans are in place with regulatory entities.
QUALIFIED PERSON’S CONCLUSION AND RECOMMENDATIONS

In the QP’s opinion, the geological data, sampling, modeling, and estimate are carried out in a manner that both represents the data well and mitigates the likelihood of material misrepresentations for the statements of Mineral Resources.
In the QP’s opinion, the operational and mine planning data, LOM Plan, and estimation are carried out in a manner that both represents the data and operational experience and methodology well and mitigates the likelihood of material misrepresentations for the statements of Mineral Reserves.
The regulatory environment is favorable in North Dakota for continued operation of the Freedom Mine. All permits have been acquired for continued operation through 2031. No permitting obstacles are anticipated for the permit renewal cycles.
Recommendations:
•Continued drilling to expand mineral resources and shore up mineral reserves.
•Monitor environmental regulatory changes and effects they may have on project life

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
2.0     INTRODUCTION
This technical report was prepared for Coteau which operates the Freedom Mine.
The purpose for which this technical report summary was prepared is to report Mineral Resources and Mineral Reserves for the Freedom Mine located in Mercer County, North Dakota.
The sources of information and data contained in the technical report or used in its preparations were supplied by Coteau and include data used to produce geologic models, production data, environmental support documents, third-party technical studies, resource and reserve estimates, cost estimates, and economic analyses. A large portion of the technical information is summarized from Surface Mining Permits issued by the North Dakota Public Service Commission (NDPSC). Additional references to specific studies and documents are provided in Section 24.0 of this technical report summary (TRS).

Qualified persons (QPs) are employed by Coteau. As such, inspections are conducted on a regular basis and no individual date of inspection has been identified. Kendra R. Braun is a licensed Professional Engineer, who has direct oversight of the drilling exploration programs, and is directly involved in mine development projects and daily production operations at the Freedom Mine. Joseph A. Spiekermeier is a licensed Professional Engineer who has direct engagement with daily production operations and oversight and management of technical projects as the Engineering Manager, and is directly involved in the development of the LOM finances at the Freedom Mine.
This is the first TRS filed with the United States Securities and Exchange Commission (SEC) in accordance with S-K Subpart 1300 regulations, therefore no preexisting TRS exists with the SEC. Mineral Resource and Reserve estimations prior to December 31, 2021 were reported in accordance with guidance of Industry Guide 7.
This terms of reference for this TRS include
–US English spelling;
–Imperial units of measurement;
–Lignite qualities are presented in weight percent (wt%) and lignite tonnages are present in short tons (2000 lbs);
–Coordinate System is presented in imperial units using the North American Datum 1927 (NAD27), North Dakota State Plane, South Zone;
–Nominal US Dollars as of 2021.
Key Acronyms and definitions for this TRS include:

ANG	American Natural Gas
AR	As-Received Basis
ARO	Asset Retirement Obligation
ASTM	American Society for Testing and Materials
AVS	Antelope Valley Station
Barr	Barr Engineering
BCS	Basin Cooperative Services
BCY	Bank Cubic Yard
BTU	British Thermal Units
BEPC	Basin Electric Power Cooperative
BMPs	Best Management Practices
Century GLS	Century Geophysical Logging Services
COC	Chain of Custody
CONSOL	Consolidation Coal Company
Coteau	The Coteau Properties Company

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

CRIRSCO	Committee for Mineral Reserves International Reporting Standards
DCC	Dakota Coal Company
DGC	Dakota Gasification Company
EMA	East Mine Area
K	Hydraulic Conductivity
lbs	Pounds
LOM	Life of Mine
LOS	Leland Olds Station
LSA	Lignite Sales Agreement
MA1	Mine Area 1
MA2	Mine Area 2
MA3	Mine Area 3
MA4	Mine Area 4
MAF	Moisture Ash Free
mg/L	Milligrams per Liter
mmBTU	million BTU
mm tons	Million Tons
msl	Mean Sea Level
MVTL	Minnesota Valley Testing Laboratories, Inc.
NACCO	NACCO Industries
NACoal	The North American Coal Corporation
ND	North Dakota
NDCC	North Dakota Century Code
NDDEQ	North Dakota Department of Environmental Quality
NDDOT	North Dakota Department of Transportation
NDPDES	North Dakota Pollutant Discharge Elimination System
NDPSC	North Dakota Public Service Commission
NELAP	National Environmental Laboratory Accreditation Program
NOV	Notice of Violation
OSMRE	United States Department of the Interior, Office of Surface Mining Reclamation Enforcement
PFS	Pre-feasibility Study
QA/QC	Quality Assurance/Quality Control
QP(s)	Qualified Person(s)
R-O-M	Run of Mine
R-O-W	Right of Way
SEC	United States Securities and Exchange Commission
S-K 1300	SEC’s Subpart S-K 1300 (17 CFR 229.1300)
SMCRA	Surface Mining Control and Reclamation Act
SPCC	Spill Prevention, Control, and Countermeasures
SPGM	Suitable Plant Growth Material
TDS	Total Dissolved Solids
TNI	The NELAC Institute
TRS	Technical Report Summary

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

TSS	Total Suspended Solids
USCS	Unified Soil Classification System
USGS	United States Geological Survey
WMA	West Mine Area

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
3.0    PROPERTY DESCRIPTION
3.1    PROPERTY LOCATION
The Freedom Mine is located approximately 7 miles north and 3 miles west of Beulah, North Dakota (ND), in Mercer County, which is approximately 90 miles northwest of Bismarck, ND. The entrance to the mine is by means of a paved road north of the intersection of State Highway 49 and United States Highway 200. The general location of the Freedom Mine is shown in Figure 3.1 (Location of the Freedom Mine). AVS and DGC are located adjacent to the Freedom Mine.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

LAKE SAKAKAWEA
GARRISON DAM
N.D. 1806
N.D. 200
RIVERDALE
UNDERWOOD
G.N.
FREEDOM MINE
N.D. 200
STANTON
WASHBURN
CTY. 21
N.D. 200
N.D. 200A
HAZEN
BEULAH
N.D. 200A
U.S. 83
WILTON
N.D. 48
CENTER
MISSOURI RIVER
N.D. 49
N.D. 31
U.S 83
N.D. 25
INTERSTATE 94
BISMARCK
EXIT 110
EXIT 127
EXIT 147
NEW SALEM
GLEN ULLIN
MANDAN
ENTRANCE
FREEDOM MINE SHOP/OFFICE COMPLEX
ANTELOPE VALLEY STATION
2 MILES
CTY. 15
GREAT PLAINS SYNFUELS PLANT
CTY. 26
CTY. 26
3 MILES
CTY. 21
2 MILES
N.D. 200
N.D. 49
BEULAH

COTEAU
THE COTEAU PROPERTIES COMPANY

FREEDOM MINE
BEULAH, ND 58523

FIGURE 3.1

LOCATION OF THE FREEDOM MINE

NO.	BY	APP'D	DATE
9			
8			
7			
6			
5			
4			
3			
2			
1	KRB	KRB	6/17/2021
0	DRS	DRS	11/19/03

REVISIONS

SCALE: NOT TO SCALE
PROJECT: SEC SK1300
REVISION: 0

Figure 3.1 Location of the Freedom Mine

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
3.2    PROPERTY AREA AND OWNERSHIP
Coteau, a subsidiary of NACoal, is the owner and operator of the Freedom Mine, an active lignite surface mining operation in production status. NACoal is a wholly-owned subsidiary of NACCO Industries. All production from the mine is delivered to DCC, a wholly owned subsidiary of BEPC. DCC then sells the coal to DGC, AVS, and LOS, all of which are operated by affiliates of BEPC. There have been no previous owners or operators of the Freedom Mine.
The Freedom Mine is broken out into different mine areas, namely Mine Area 1 (MA1), Mine Area 2 (MA2)/East Mine Area (EMA), Mine Area 3 (MA3), Mine Area 4 (MA4), Far East Area, Renner’s Cove, and Dakota Star.

3.3    LEASES AND MINERAL RIGHTS

Coteau holds 380 leases granting the right to mine approximately 34,016 acres of coal interests and the right to utilize about 23,455 acres of surface interests.  In addition, Coteau owns in fee about 33,805 acres of surface interests and 4,107 acres of coal interests.  The leases and deeds are recorded at the Mercer County courthouse and are a matter of public record. Substantially all of the leases were acquired in the 1970’s and have been replaced with new leases and/or have continuation provisions that generally permit the leases to be continued beyond their fixed terms.  The leases obligate Coteau to make payments based on the amount of lignite mined from the subject property.  Most royalty rates range from $0.08 - $0.16 per ton of lignite mined.  A few leases include annual escalator provisions.  Payments also may include surface damage payments and advanced or minimum royalty payments.  Production royalties are calculated monthly based on surveys and are generally paid on a quarterly basis, although in certain situations royalties are paid monthly. Table 3.1 Identification of Leases, and Table 3.2 Identification of Acquisitions, shows the name or identifying number of each lease, or sublease, the nature and extent of Coteau’s title to, or interest in, the associated property, and expiration date of each lease. While Coteau’s leases include a primary, or fixed, term (as set forth in Table 3.1), they include continuation provisions that allow for their continuation beyond their primary terms so long as operations and/or reclamation activities are continuing.

Table 3.1 Identification of Leases
Lease Id	Lease Type	Lease Date	Lease Expiration Date
215-01947	Coal Lease	6/1/2006	5/31/2026
2AR-00503	Coal Lease Agreement	10/10/1989	10/9/1999
2AR-00504	Coal Lease Agreement	5/1/1990	4/30/2000
2AR-00505	Coal Lease Agreement	5/1/1990	4/30/2000
2AR-00591	Coal Lease	7/25/1997	6/30/2017
2AR-00597	Surface & Coal Lease Agreement	4/6/2000	4/5/2020
2AR-00598	Surface & Coal Lease Agreement	4/13/2000	4/12/2020
2AR-00599	Surface & Coal Lease Agreement	4/14/2000	4/13/2020
2AR-00600	Surface & Coal Lease Agreement	4/20/2000	4/19/2020
2AR-00601	Surface Lease Agreement	5/10/2000	5/9/2020
2AR-00602	Surface Lease Agreement	5/24/2000	5/23/2020
2AR-00603	Surface & Coal Lease Agreement	8/5/2000	8/4/2020
2AR-00604	Coal Lease Agreement	9/11/2000	9/10/2020
2AR-00606	Surface & Coal Lease Agreement	11/8/2000	11/7/2020
2AR-00612	Surface Lease Agreement	8/20/2001	8/19/2021
2AR-00613	Surface Lease Agreement	9/13/2001	9/12/2011
2AR-00615	Coal Lease Agreement	12/4/2001	12/3/2011
2AR-00616	Coal Lease Agreement	12/10/2001	12/9/2011
2AR-00617	Coal Lease Agreement	12/28/2001	12/27/2011
2AR-00618	Coal Lease	2/28/2002	2/27/2032
2AR-00619	Coal Lease	2/28/2002	2/27/2032

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2AR-00620	Coal Lease	2/28/2002	2/27/2032
2AR-00621	Coal Lease	2/28/2002	2/27/2032
2AR-00622	Coal Lease	2/28/2002	2/27/2032
2AR-00623	Coal Lease	2/28/2002	2/27/2032
2AR-00628	Surface & Coal Lease Agreement	5/20/2002	5/19/2022
2AR-00632	Surface Lease Agreement	8/28/2002	8/27/2022
2AR-00633	Coal Lease Agreement	3/17/2003	3/16/2013
2AR-00635	Coal Lease	10/11/2004	10/10/2034
2AR-00636	Coal Lease	10/11/2004	10/10/2034
2AR-00637	Coal Lease	10/11/2004	10/10/2034
2AR-00641	Surface & Coal Lease Agreement	5/12/2004	5/11/2014
2AR-00643	Coal Lease Agreement	8/25/2004	8/24/2024
2AR-00644	Coal Lease Agreement	8/25/2004	8/24/2024
2AR-00645	Coal Lease Agreement	8/25/2004	8/24/2024
2AR-01948	Surface Lease Agreement	1/13/2012	1/12/2032
2AR-01949	Coal Lease Agreement	12/6/2013	12/5/2033
2AR-01950	Coal Lease Agreement	12/6/2013	12/5/2033
2AR-01951	Coal Lease Agreement	12/17/2013	12/16/2033
2AR-01952	Coal Lease Agreement	12/31/2013	12/30/2033
2AR-01953	Coal Lease Agreement	3/13/2014	3/12/2034
2AR-01955	Coal Lease Agreement	7/8/2016	7/7/2036
2AR-01957	Coal Lease Agreement	8/15/2016	8/14/2026
2AR-01958	Coal Lease Agreement	9/12/2016	9/11/2026
2AR-01959	Coal Lease Agreement	7/28/2016	7/27/2026
2AR-01960	Surface Lease Agreement	7/6/2018	7/5/2043
2AR-01961	Surface Lease Agreement	12/11/2018	12/10/2043
2AR-01962	Coal Lease Agreement	6/14/2020	6/13/2045
2AR-01963	Coal Lease Agreement	6/16/2020	6/15/2045
2AR-01964	Coal Lease Agreement	6/16/2020	6/15/2045
2AR-01965	Coal Lease Agreement	7/2/2020	7/1/2045
2AR-01966	Coal Lease Agreement	7/2/2020	7/1/2045
2AR-01967	Coal Lease Agreement	7/6/2020	7/5/2045
2AR-01968	Coal Lease Agreement	7/7/2020	7/6/2045
2AR-01969	Coal Lease Agreement	7/7/2020	7/6/2045
2AR-01970	Coal Lease Agreement	7/7/2020	7/6/2045
2AR-01971	Coal Lease Agreement	7/8/2020	7/7/2045
2AR-01972	Coal Lease Agreement	7/24/2020	7/23/2045
2AR-01973	Coal Lease Agreement	7/25/2020	7/24/2045
2AR-01974	Coal Lease Agreement	8/10/2020	8/9/2045
2AR-01975	Coal Lease Agreement	8/13/2020	8/12/2045
2AR-01976	Coal Lease Agreement	8/14/2020	8/13/2045
2AR-01977	Coal Lease Agreement	8/17/2020	8/16/2045
2AR-01978	Coal Lease Agreement	8/18/2020	8/17/2045
2AR-01979	Coal Lease Agreement	8/24/2020	8/23/2045
2AR-01980	Coal Lease Agreement	8/25/2020	8/24/2045
2AR-01981	Coal Lease Agreement	8/26/2020	8/25/2045
2AR-01982	Coal Lease Agreement	8/26/2020	8/25/2045
2AR-01983	Coal Lease Agreement	8/27/2020	8/26/2045

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2AR-01984	Coal Lease Agreement	9/2/2020	9/1/2045
2AR-01985	Coal Lease Agreement	8/23/2020	8/22/2045
2AR-01986	Coal Lease Agreement	9/2/2020	9/1/2045
2AR-01987	Coal Lease Agreement	9/8/2020	9/7/2045
2AR-01988	Coal Lease Agreement	9/8/2020	9/7/2045
2AR-01989	Coal Lease Agreement	9/3/2020	9/2/2045
2AR-01990	Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01991	Coal Lease Agreement	9/16/2020	9/15/2045
2AR-01992	Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01993	Surface & Coal Lease Agreement	9/16/2020	9/15/2045
2AR-01994	Surface & Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01995	Coal Lease Agreement	9/16/2020	9/15/2045
2AR-01996	Surface & Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01997	Surface & Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01998	Coal Lease Agreement	10/6/2020	10/5/2045
2AR-01999	Coal Lease Agreement	10/6/2020	10/5/2045
2AR-06000	Coal Lease Agreement	10/14/2020	10/13/2045
2AR-06001	Coal Lease Agreement	10/15/2020	10/14/2045
2AR-06002	Coal Lease Agreement	10/16/2020	10/15/2045
2AR-06003	Coal Lease Agreement	11/2/2020	11/1/2045
2AR-06004	Coal Lease Agreement	11/7/2020	11/6/2045
2AR-06005	Coal Lease Agreement	11/18/2020	11/17/2045
2AR-06006	Coal Lease Agreement	12/22/2020	12/21/2045
2AR-06007	Coal Lease Agreement	12/23/2020	12/22/2045
2AR-06008	Coal Lease Agreement	12/28/2020	12/27/2045
2AR-06009	Coal Lease Agreement	12/31/2020	12/30/2045
2AR-06010	Coal Lease Agreement	1/4/2021	1/3/2046
2AR-06011	Coal Lease Agreement	1/11/2021	1/10/2046
2AR-06012	Coal Lease Agreement	1/12/2021	1/11/2046
2AR-06013	Coal Lease Agreement	1/14/2021	1/13/2046
2AR-06014	Coal Lease Agreement	1/15/2021	1/14/2046
2AR-06015	Coal Lease Agreement	1/15/2021	1/14/2046
2AR-06016	Coal Lease Agreement	1/16/2021	1/15/2046
2AR-06017	Coal Lease Agreement	1/19/2021	1/18/2046
2AR-06018	Coal Lease Agreement	1/25/2021	1/24/2046
2AR-06019	Coal Lease Agreement	1/30/2021	1/29/2046
2AR-06020	Coal Lease Agreement	5/12/2021	5/11/2046
2AR-06021	Coal Lease Agreement	7/2/2021	7/1/2046
2AR-06022	Coal Lease Agreement	9/2/2021	9/1/2046
2AR-06023	Surface & Coal Lease Agreement	9/13/2021	9/12/2046
2AR-06024	Coal Lease Agreement	9/28/2021	9/27/2046
2DS-00506	Surface & Coal Lease Agreement	12/28/1990	12/27/2010
2DS-00510	Coal Lease	11/26/1969	11/25/1994
2DS-00512	Coal Lease	5/5/1971	5/4/1996
2DS-00514	Coal Lease	11/27/1972	11/26/1997
2DS-00516	Coal Lease	8/1/1973	7/31/1998
2DS-00517	Coal Lease	8/1/1973	7/31/1998
2DS-00518	Coal Lease	4/9/1974	4/8/2014

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2DS-00531	Coal Lease	8/27/1970	8/26/2010
2DS-00532	Coal Lease	8/27/1970	8/26/2010
2DS-00534	Coal Mining Lease	8/27/1973	8/26/1998
2DS-00535	Coal Lease	4/29/1971	4/28/2031
2DS-00536	Coal Lease	8/13/1970	8/12/2010
2DS-00537	Coal Lease	8/13/1970	8/12/2010
2DS-00538	Coal Lease	8/14/1970	8/13/2010
2DS-00539	Coal Lease	9/5/1970	9/4/2010
2DS-00541	Coal Lease	3/27/1974	3/26/2014
2DS-00542	Exploration Contract & Coal Lease	1/14/1974	1/13/2015
2DS-00549	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00550	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00551	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00552	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00553	Coal Lease	12/19/1991	12/18/2001
2DS-00554	Coal Lease	12/19/1991	12/18/2001
2DS-00555	Coal Lease	12/19/1991	12/18/2001
2DS-00556	Coal Lease	12/19/1991	12/18/2001
2DS-00562	Surface & Coal Lease Agreement	6/22/1993	6/21/2013
2DS-00567	Coal Lease	8/2/1973	8/1/1998
2DS-00571	Surface & Coal Lease Agreement	12/8/1994	12/7/2004
2DS-00572	Exploration Contract & Coal Lease	4/2/1974	4/1/1995
2DS-00573	Coal Lease	5/20/1971	5/19/2021
2DS-00574	Coal Lease	5/25/1971	5/24/2011
2DS-00575	Coal Lease	8/14/1970	8/13/2010
2DS-00576	Exploration Contract & Coal Lease	10/10/1973	10/9/2014
2DS-00577	Exploration Contract & Coal Lease	9/5/1973	9/4/2014
2DS-00580	Exploration Contract & Coal Lease	8/25/1973	8/24/2014
2DS-00581	Exploration Contract & Coal Lease	8/30/1973	8/29/2004
2DS-00583	Coal Lease	6/18/1971	6/17/2021
2DS-00584	Coal Lease	1/29/1973	1/28/1998
2DS-00593	Coal Lease Agreement	6/7/1999	6/6/2019
2DS-00594	Coal Lease Agreement	6/11/1999	6/10/2019
2DS-00595	Coal Lease Agreement	6/22/1999	6/21/2019
2DS-00596	Surface & Coal Lease Agreement	6/21/1999	6/20/2019
2DS-00634	Coal Lease Agreement	3/13/2003	3/12/2013
2DS-00642	Coal Lease	10/11/2004	10/10/2034
2FE-00100	Coal Lease	8/30/2017	8/29/2042
2FE-00101	Coal Lease Agreement	8/30/2017	8/29/2042
2FE-00102	Surface Lease	8/30/2017	8/29/2042
2FE-00103	Surface & Coal Lease Agreement	9/11/2017	9/10/2042
2FE-00104	Surface & Coal Lease Agreement	11/28/2017	11/27/2042
2FE-00105	Surface & Coal Lease Agreement	1/29/2018	1/28/2043
2FE-00106	Surface Lease Agreement	2/22/2018	2/21/2043
2FE-00107	Surface Lease Agreement	3/8/2018	3/7/2043
2FE-00108	Surface & Coal Lease Agreement	4/18/2018	4/17/2043
2FE-00109	Surface & Coal Lease Agreement	4/18/2018	4/17/2043
2FE-00110	Surface Lease Agreement	5/11/2018	5/10/2043

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2FE-00111	Surface & Coal Lease Agreement	5/11/2018	5/10/2043
2FE-00112	Surface & Coal Lease Agreement	5/31/2018	5/30/2043
2FE-00113	Surface & Coal Lease Agreement	6/12/2018	6/11/2043
2FE-00114	Surface & Coal Lease Agreement	4/12/2018	4/11/2043
2FE-00115	Surface & Coal Lease Agreement	7/10/2018	7/9/2043
2FE-00116	Surface Lease Agreement	9/9/2018	9/8/2043
2FE-00117	Surface & Coal Lease Agreement	8/15/2018	8/14/2043
2FE-00118	Coal Lease Agreement	8/28/2018	8/27/2043
2FE-00119	Coal Lease Agreement	9/4/2018	9/3/2043
2FE-00120	Surface & Coal Lease Agreement	10/3/2018	10/2/2043
2FE-00121	Surface & Coal Lease Agreement	10/4/2018	10/3/2043
2FE-00122	Surface & Coal Lease Agreement	10/11/2018	10/10/2043
2FE-00123	Coal Lease Agreement	8/15/2018	8/14/2043
2FE-00124	Surface Lease Agreement	11/2/2018	11/1/2043
2FE-00125	Surface & Coal Lease Agreement	11/9/2018	11/8/2043
2FE-00126	Surface & Coal Lease Agreement	11/15/2018	11/14/2043
2FE-00127	Surface & Coal Lease Agreement	11/16/2018	11/15/2043
2FE-00128	Surface & Coal Lease Agreement	12/31/2018	12/30/2043
2FE-00129	Surface & Coal Lease Agreement	3/8/2019	3/7/2044
2FE-00130	Surface & Coal Lease Agreement	3/8/2019	3/7/2044
2FE-00131	Surface & Coal Lease Agreement	8/20/2019	8/19/2044
2FE-00132	Coal Lease Agreement	9/26/2019	9/25/2044
2FE-00133	Surface Lease Agreement	10/18/2019	10/17/2044
2FE-00134	Surface Lease Agreement	10/18/2019	10/17/2044
2FE-00135	Coal Lease Agreement	10/17/2019	10/16/2044
2FE-00136	Surface Lease Agreement	10/18/2019	10/17/2044
2FE-00137	Coal Lease Agreement	10/16/2019	10/15/2044
2FE-00138	Coal Lease Agreement	11/1/2019	10/31/2044
2FE-00139	Coal Lease Agreement	11/4/2019	11/3/2044
2FE-00140	Coal Lease Agreement	11/6/2019	11/5/2044
2FE-00141	Coal Lease Agreement	11/8/2019	11/7/2044
2FE-00142	Coal Lease Agreement	11/6/2019	11/5/2044
2FE-00143	Coal Lease Agreement	11/12/2019	11/11/2044
2FE-00144	Coal Lease Agreement	12/16/2019	12/15/2044
2FE-00145	Coal Lease Agreement	12/24/2019	12/23/2044
2FE-00146	Coal Lease Agreement	12/26/2019	12/25/2044
2FE-00147	Coal Lease Agreement	1/22/2020	1/21/2045
2FE-00148	Coal Lease Agreement	2/18/2020	2/17/2045
2FE-00149	Coal Lease Agreement	2/18/2020	2/17/2045
2FE-00150	Coal Lease Agreement	2/24/2020	2/23/2045
2FE-00151	Coal Lease Agreement	2/25/2020	2/24/2045
2FE-00152	Coal Lease Agreement	3/2/2020	3/1/2045
2FE-00153	Coal Lease Agreement	3/2/2020	3/1/2045
2FE-00154	Coal Lease Agreement	2/18/2020	2/17/2045
2FE-00155	Coal Lease Agreement	3/4/2020	3/3/2045
2FE-00156	Coal Lease Agreement	3/4/2020	3/3/2045
2FE-00157	Coal Lease Agreement	3/13/2020	3/12/2045
2FE-00158	Coal Lease Agreement	3/6/2020	3/5/2045

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2FE-00159	Coal Lease Agreement	3/24/2020	3/23/2045
2FE-00160	Coal Lease Agreement	3/31/2020	3/30/2045
2FE-00161	Coal Lease Agreement	4/13/2020	4/12/2045
2FE-00162	Coal Lease Agreement	5/2/2020	5/1/2045
2FE-00163	Coal Lease Agreement	5/14/2021	5/13/2046
2FE-00164	Coal Lease Agreement	9/1/2021	8/31/2046
2PR-00607	Surface & Coal Lease Agreement	12/17/2000	12/16/2020
2PR-00611	Surface & Coal Lease Agreement	4/25/2001	4/24/2021
2PR-00614	Coal Lease Agreement	9/9/2001	9/8/2011
2PR-01105	Coal Lease	8/25/1966	8/24/2016
2PR-01107	Coal Lease	7/25/1966	7/24/2006
2PR-01116	Surface Lease	4/24/1965	4/23/2015
2PR-01117	Coal Lease	4/24/1965	4/23/2015
2PR-01119	Coal Lease	5/12/1966	5/11/2016
2PR-01120	Coal Lease	5/12/1966	5/11/2006
2PR-01121	Coal Lease	4/8/1970	4/7/2010
2PR-01122	Coal Lease	10/23/1963	10/22/2003
2PR-01123	Coal Lease	9/11/1965	9/10/2005
2PR-01127	Coal Lease	5/9/1965	5/8/2015
2PR-01128	Coal Lease	9/15/1964	9/14/2004
2PR-01130	Coal Lease	7/29/1971	7/28/2021
2PR-01136	Coal Lease	5/25/1970	5/24/2020
2PR-01138	Coal Lease	5/24/1962	5/23/2012
2PR-01145	Coal Lease	8/13/1970	8/12/2010
2PR-01148	Coal Lease	9/8/1964	9/7/2014
2PR-01149	Lease	9/8/1965	9/7/2015
2PR-01152	Coal Lease	9/18/1964	9/17/2014
2PR-01154	Coal Lease	6/21/1972	6/20/2022
2PR-01155	Coal Lease	8/22/1970	8/21/2020
2PR-01156	Coal Lease	6/17/1971	6/16/2021
2PR-01160	Coal Lease	4/30/1965	4/29/2015
2PR-01166	Surface Lease	9/22/1964	9/21/2044
2PR-01177	Coal Lease	9/18/1964	9/17/2014
2PR-01178	Lease	9/18/1964	9/17/2014
2PR-01204	Coal Lease	6/18/1971	6/17/2021
2PR-01219	Coal Lease	9/18/1964	9/17/2004
2PR-01224	Surface Lease	3/8/1965	3/7/2015
2PR-01225	Surface Lease	3/8/1965	3/7/2015
2PR-01227	Surface Lease	3/8/1965	3/7/2015
2PT-00318	Exploration Contract & Coal Lease	10/25/1982	10/24/2022
2PT-00319	Coal Lease	10/25/1982	10/24/2012
2PT-00320	Coal Lease	10/25/1982	10/24/2012
2PT-00321	Coal Lease	10/25/1982	10/24/2012
2PT-00322	Coal Lease	10/25/1982	10/24/2012
2PT-00323	Coal Lease	10/25/1982	10/24/2012
2PT-00327	Coal Lease	10/29/1982	10/28/2022
2PT-00328	Coal Lease	10/14/1982	10/13/2022
2PT-00329	Coal Lease	10/14/1982	10/13/2022

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2PT-00330	Coal Lease	10/25/1982	10/24/2012
2PT-00331	Coal Lease	10/29/1982	10/28/2022
2PT-00332	Coal Lease	11/15/1982	11/14/2022
2PT-00333	Coal Lease	11/15/1982	11/14/2022
2PT-00335	Coal Lease	12/22/1982	12/21/2022
2PT-00343	Coal Lease	9/27/1983	9/26/2023
2PT-00610	Surface & Coal Lease Agreement	4/19/2001	4/18/2021
2PT-00627	Surface & Coal Lease Agreement	4/11/2002	4/10/2012
2PT-00629	Coal Lease Agreement	5/20/2002	5/19/2022
2PT-00630	Coal Lease Agreement	6/6/2002	6/5/2012
2PT-00631	Surface & Coal Lease Agreement	8/21/2002	8/20/2022
2PT-00646	Surface & Coal Lease Agreement	7/5/2005	7/4/2015
2PT-00648	Surface & Coal Lease Agreement	1/17/2008	1/16/2028
2PT-01113	Exploration Contract & Coal Lease	8/28/1972	8/27/2013
2PT-01143	Exploration Contract & Coal Lease	9/13/1972	9/12/2013
2PT-01196	Coal Lease	11/13/1969	11/12/1994
2PT-01205	Coal Lease	3/6/1974	3/5/2014
2PT-01206	Coal Lease	3/7/1974	3/6/2014
2PT-01208	Coal Lease	3/13/1974	3/12/2014
2PT-01230	Exploration Contract & Coal Lease	4/6/1981	4/5/2001
2PT-01246	Coal Lease	5/28/1971	5/27/2021
2PT-01249	Coal Lease	5/4/1971	5/3/2021
2PT-01258	Coal Lease	5/25/1971	5/24/2011
2PT-01262	Coal Lease	6/24/1971	6/23/2011
2PT-01265	Coal Lease	5/20/1971	5/19/2021
2PT-01272	Exploration Contract & Coal Lease	10/7/1971	10/6/2012
2PT-01288	Coal Lease	4/1/1974	3/31/2014
2PT-01291	Coal Lease	4/1/1974	3/31/2014
2PT-01293	Coal Lease	4/1/1974	3/31/2014
2PT-01295	Coal Lease	4/1/1974	3/31/2014
2PT-01297	Coal Lease	4/2/1974	4/1/2014
2PT-01298	Coal Mining Lease	8/7/1973	8/6/2003
2PT-01302	Coal Lease	4/2/1974	4/1/2014
2PT-01303	Exploration Contract & Coal Lease	8/1/1973	7/31/2014
2PT-01304	Coal Lease	4/2/1974	4/1/2014
2PT-01307	Exploration Contract & Coal Lease	8/24/1973	8/23/2014
2PT-01312	Coal Lease	4/2/1974	4/1/2014
2PT-01313	Coal Mining Lease	8/17/1973	8/16/2003
2PT-01314	Coal Lease	4/2/1974	4/1/2014
2PT-01315	Coal Lease	4/2/1974	4/1/2014
2PT-01318	Coal Lease	4/2/1974	4/1/2014
2PT-01319	Coal Lease	4/2/1974	4/1/2014
2PT-01320	Coal Lease	4/3/1974	4/2/2014
2PT-01331	Coal Lease	4/24/1974	4/23/2014
2PT-01336	Coal Lease	5/13/1974	5/12/2014
2PT-01339	Coal Mining Lease	8/6/1973	8/5/2013
2PT-01344	Coal Lease	6/4/1971	6/3/1996
2PT-01345	Coal Mining Lease	8/27/1973	8/26/1998

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2PT-01651	Coal Lease	6/6/1974	6/5/2014
2PT-01652	Exploration Contract & Coal Lease	8/9/1973	8/8/2014
2PT-01660	Coal Mining Lease	8/23/1973	8/22/2013
2PT-01661	Coal Mining Lease	8/23/1973	8/22/2013
2PT-01662	Coal Mining Lease	8/23/1973	8/22/2013
2PT-01663	Exploration Contract & Coal Lease	8/25/1973	8/24/2014
2PT-01667	Coal Mining Lease	8/29/1973	8/28/2013
2PT-01668	Coal Mining Lease	8/23/1973	8/22/2003
2PT-01669	Coal Mining Lease	8/23/1973	8/22/2003
2PT-01671	Coal Mining Lease	8/17/1973	8/16/2003
2PT-01675	Exploration Contract & Coal Lease	8/28/1973	8/27/2014
2PT-01677	Exploration Contract & Coal Lease	8/30/1973	8/29/2004
2PT-01678	Exploration Contract & Coal Lease	8/28/1973	8/27/2014
2PT-01686	Exploration Contract & Coal Lease	8/28/1973	8/27/2014
2PT-01699	Exploration Contract & Coal Lease	8/24/1973	8/23/2014
2PT-01702	Coal Mining Lease	8/17/1973	8/16/2003
2PT-01707	Exploration Contract & Coal Lease	9/5/1973	9/4/2014
2PT-01709	Exploration Contract & Coal Lease	9/5/1973	9/4/2014
2PT-01712	Exploration Contract & Coal Lease	8/29/1973	8/28/2014
2PT-01715	Exploration Contract & Coal Lease	9/4/1973	9/3/2004
2PT-01729	Exploration Contract & Coal Lease	9/14/1973	9/13/1993
2PT-01731	Coal Mining Lease	8/23/1973	8/22/2003
2PT-01740	Exploration Contract & Coal Lease	9/24/1973	9/23/2014
2PT-01743	Exploration Contract & Coal Lease	8/21/1973	8/20/2014
2PT-01747	Exploration Contract & Coal Lease	9/15/1973	9/14/1993
2PT-01755	Exploration Contract & Coal Lease	9/26/1973	9/25/2014
2PT-01757	Exploration Contract & Coal Lease	9/20/1973	9/19/2014
2PT-01758	Exploration Contract & Coal Lease	9/12/1973	9/11/1993
2PT-01759	Exploration Contract & Coal Lease	10/10/1973	10/9/2014
2PT-01763	Exploration Contract & Coal Lease	11/26/1973	11/25/1994
2PT-01769	Lease	8/7/1973	8/6/2023
2PT-01784	Exploration Contract & Coal Lease	9/20/1973	9/19/1993
2PT-01787	Exploration Contract & Coal Lease	10/1/1973	9/30/1994
2PT-01810	Exploration Contract & Coal Lease	9/20/1973	9/19/1993
2PT-01815	Exploration Contract & Coal Lease	2/15/1974	2/14/2015
2PT-01817	Exploration Contract & Coal Lease	3/7/1974	3/6/2015
2PT-01825	Exploration Contract & Coal Lease	4/2/1974	4/1/1995
2PT-01829	Exploration Contract & Coal Lease	3/26/1974	3/25/1995
2PT-01830	Exploration Contract & Coal Lease	3/26/1974	3/25/1995
2PT-01831	Exploration Contract & Coal Lease	3/26/1974	3/25/1994
2PT-01850	Coal Lease	6/24/1974	6/23/1999
2PT-01852	Coal Lease	6/24/1974	6/23/1999
2PT-01880	Exploration Contract & Coal Lease	11/25/1975	11/24/2016
2PT-01881	Exploration Contract & Coal Lease	11/26/1975	11/25/2016
2PT-01882	Exploration Contract & Coal Lease	11/27/1975	11/26/2016
2PT-01883	Exploration Contract & Coal Lease	11/25/1975	11/24/2016
2PT-01893	Exploration Contract & Coal Lease	11/13/1975	11/12/2016
2PT-01906	Exploration Contract & Coal Lease	12/30/1975	12/29/2016

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2PT-01910	Exploration Contract & Coal Lease	10/29/1976	10/28/2016
2PT-01915	Coal Lease	11/12/1976	11/11/2016
2PT-01917	Exploration Contract & Coal Lease	1/5/1977	1/4/2017
2PT-01918	Coal Lease	1/4/1977	1/3/2017
2PT-01920	Coal Lease	10/29/1969	10/28/1994
2PT-01921	Coal Lease	10/30/1969	10/29/1994
2PT-01942	Coal Lease	5/29/1974	5/28/2014
2PT-01946	Coal Lease	5/24/1971	5/23/2021
2RC-00721	Lease	8/1/1973	7/31/2013
2RC-00723	Coal Mining Lease	7/30/1973	7/29/2013
2RC-00727	Coal Lease	6/22/1971	6/21/2011
2RC-00769	Coal Lease	6/9/1965	6/8/2005
2RC-00770	Coal Mining Lease	8/7/1973	8/6/1993
2RC-00774	Coal Lease	1/11/1974	1/10/1994
2RC-00776	Coal Lease	1/3/1974	1/2/1994
2RC-00827	Coal Lease	8/7/1964	8/6/2004
2RC-00828	Lease	8/7/1964	8/6/2004
2RO-00851	Coal Lease	7/25/1997	6/30/2017
2RO-00858	Surface & Coal Lease Agreement	12/4/1997	12/3/2007
2RO-00871	Surface & Coal Lease Agreement	4/19/2001	4/18/2011
2RO-00883	Coal Lease	5/9/2002	5/31/2022

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Table 3.2 Identification of Acquisitions
Agreement Id	Agreement Type	Agreement Date	Agreement Expiration Date
213-CTS088	Warranty Deed	5/11/2007	12/31/2099
213-CTS092	Warranty Deed	12/9/2002	12/31/2035
214-CTC002	Mineral Deed	3/31/1975	12/31/2035
234-CTS090	Warranty Deed	9/18/2002	12/31/2035
23R-CTC001	Mineral Deed	8/7/1972	12/31/2099
2-CTC009	Limited Mineral Deed	3/5/1993	12/31/2035
2-CTC010	Mineral Deed	3/10/1994	12/31/2035
2-CTC012	Mineral Deed	12/12/1995	12/31/2099
2-CTC021	Coal Deed	11/6/2009	12/31/2999
2-CTS002	Contract for Deed	12/13/1977	12/31/2099
2-CTS003	Contract for Deed	7/31/1980	12/31/2099
2-CTS007	Quit Claim Deed	12/17/1982	12/31/2999
2-CTS012	Warranty Deed	10/30/1984	12/31/2099
2-CTS015	Warranty Deed	12/30/1987	12/31/2099
2-CTS018	Warranty Deed	6/10/1988	12/31/2099
2-CTS022	Warranty Deed	6/2/1989	12/31/2099
2-CTS033	Warranty Deed	5/6/1992	12/31/2035
2-CTS035	Warranty Deed	5/13/1992	12/31/2035
2-CTS036	Warranty Deed	10/27/1992	12/31/2035
2-CTS063	Warranty Deed	8/15/1997	12/31/2035
2-CTS065	Warranty Deed	12/29/1997	12/31/2035
2-CTS066	Warranty Deed	12/29/1997	12/31/2035
2-CTS077	Warranty Deed	2/29/2000	12/31/2035
2-CTS080	Warranty Deed	5/3/2001	12/31/2099
2-CTS081	Quit Claim Deed	6/20/2001	12/31/2099
2-CTS086	Warranty Deed	11/14/2001	12/31/2099
2-CTS094	Warranty Deed	6/15/2004	12/31/2099
2-CTS109	Warranty Deed	5/16/2005	12/31/2035
2-CTS110	Warranty Deed	1/18/2005	12/31/2035
2-CTS112	Warranty Deed	2/28/2005	12/31/2099
2-CTS113	Warranty Deed	6/11/2005	12/31/2035
2-CTS117	Warranty Deed	12/1/2006	12/31/2099
2-CTS119	Warranty Deed	5/1/2007	12/31/2035
2-CTS120	Warranty Deed	8/17/2005	12/31/2035
2-CTS121	Warranty Deed	10/7/2005	12/31/2099
2-CTS124	Warranty Deed	6/16/2006	12/31/2099
2-CTS125	Warranty Deed	10/19/2006	12/31/2035
2-CTS126	Warranty Deed	6/28/2007	12/31/2035
2-CTS127	Warranty Deed	7/24/2009	12/31/2999
2-CTS128	Warranty Deed	6/22/2009	12/31/2999
2-CTS129	Warranty Deed	4/8/2010	12/31/2999
2-CTS130	Warranty Deed	6/10/2010	12/31/2999
2-CTS131	Warranty Deed	6/10/2010	12/31/2999
2-CTS132	Warranty Deed	12/28/2010	12/31/2099
2-CTS134	Warranty Deed	10/2/2012	12/31/2099

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2-CTS135	Warranty Deed	7/23/2014	12/31/2099
2-CTS136	Warranty Deed	9/10/2014	12/31/2999
2-CTS137	Warranty Deed	3/11/2015	12/31/2099
2-CTS138	Warranty Deed	7/21/2015	12/31/2099
2-CTS139	Warranty Deed	11/10/2015	12/31/2099
2-CTS140	Warranty Deed	12/21/2016	12/31/2999
2-CTS141	Warranty Deed	5/2/2017	12/31/2099
2-CTS142	Warranty Deed	1/17/2018	12/31/2099
2-CTS143	Warranty Deed	10/5/2018	12/31/2099
2-CTS144	Warranty Deed	10/22/2018	12/31/2099
2-CTS145	Warranty Deed	10/24/2019	12/31/2099
2-CTS146	Warranty Deed	6/11/2021	12/31/2099
2-CTS147	Warranty Deed	12/20/2021	12/31/2099
2D2-CTC019	Bankruptcy Trustee's Deed	6/4/2003	12/31/2035
2D2-CTS060	Warranty Deed	8/4/1997	12/31/2035
2D2-CTS084	Warranty Deed	10/9/2001	12/31/2099
2D2-CTS093	Bankruptcy Trustee's Deed	6/4/2003	12/31/2035
2D-CTC014	Mineral Deed	11/26/1997	12/31/2999
2D-CTC020	Mineral Deed	11/18/2004	11/18/2103
2D-CTS029	Warranty Deed	11/8/1991	12/31/2035
2D-CTS031	Warranty Deed	3/9/1992	12/31/2099
2D-CTS032	Contract for Deed	3/13/1992	12/31/2035
2D-CTS034	Warranty Deed	5/6/1992	12/31/2035
2D-CTS037	Warranty Deed	10/28/1992	12/31/2035
2D-CTS038	Warranty Deed	11/17/1992	12/31/2035
2D-CTS039	Contract for Deed	1/21/1993	12/31/2035
2D-CTS040	Warranty Deed	1/13/1995	12/31/2035
2D-CTS043	Contract for Deed	9/28/1993	12/31/2035
2D-CTS053	Warranty Deed	2/7/1997	12/31/2999
2D-CTS058	Warranty Deed	8/11/1997	12/31/2035
2D-CTS059	Warranty Deed	7/25/1997	12/31/2035
2D-CTS079	Warranty Deed	6/21/2000	12/31/2035
2D-CTS091	Warranty Deed	12/2/2002	12/31/2099
2M1-CTC013	Mineral Deed	3/19/1996	12/31/2035
2M1-CTS123	Warranty Deed	4/7/2006	12/31/2099
2M2-CTC004	Warranty Deed	5/25/1989	12/31/2035
2M2-CTS005	Warranty Deed	9/23/1982	12/31/2035
2M2-CTS006	Contract for Deed	12/22/1982	12/31/2035
2M2-CTS021	Warranty Deed	5/25/1989	12/31/2035
2M2-CTS030	Warranty Deed	1/3/1992	12/31/2035
2M2-CTS041	Warranty Deed	5/4/1993	12/31/2035
2M2-CTS042	Warranty Deed	5/4/1993	12/31/2035
2M2-CTS057	Warranty Deed	8/11/1997	12/31/2035
2M2-CTS061	Warranty Deed	8/18/1997	12/31/2035
2M2-CTS064	Warranty Deed	1/15/1999	12/31/2035
2M2-CTS067	Warranty Deed	3/10/1998	12/31/2035
2M2-CTS085	Warranty Deed	10/10/2001	12/31/2035
2M2-CTS096	Warranty Deed	2/18/2004	12/31/2035

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2M2-CTS097	Warranty Deed	2/18/2004	12/31/2035
2M2-CTS098	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS099	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS100	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS101	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS102	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS103	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS104	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS105	Warranty Deed	6/23/2004	12/31/2099
2M2-CTS114	Warranty Deed	7/13/2005	12/31/2035
2M2-CTS115	Warranty Deed	7/13/2005	12/31/2035
2M2-CTS116	Warranty Deed	7/15/2005	12/31/2035
2M2-CTS122	Warranty Deed	1/17/2007	12/31/2035
2M3-CTS024	Warranty Deed	9/11/1990	12/31/2035
2M3-CTS051	Warranty Deed	10/21/1996	12/31/2035
2M3-CTS075	Warranty Deed	9/20/1999	12/31/2035
2M3-CTS087	Warranty Deed	11/21/2001	12/31/2035
2M3-CTS095	Warranty Deed	8/26/2003	12/31/2099
2M3-CTS111	Quit Claim Deed	3/2/2005	3/31/2035
2M4-CTC003	Warranty Deed	12/30/1987	12/31/2035
2M4-CTC005	Warranty Deed	8/17/1989	12/31/2035
2M4-CTC006	Mineral Deed	6/29/1990	12/31/2035
2M4-CTC007	Warranty Deed	11/5/1990	12/31/2035
2M4-CTC008	Warranty Deed	5/23/1991	12/31/2035
2M4-CTS001	Warranty Deed	6/30/1977	12/31/2099
2M4-CTS004	Warranty Deed	9/3/1981	12/31/2035
2M4-CTS008	Warranty Deed	5/2/1983	12/31/2035
2M4-CTS009	Contract for Deed	12/19/1983	12/31/2035
2M4-CTS010	Contract for Deed	5/23/1984	12/31/2035
2M4-CTS011	Warranty Deed	10/30/1984	12/31/2035
2M4-CTS013	Warranty Deed	11/19/1984	12/31/2035
2M4-CTS014	Contract for Deed	2/13/1985	12/31/2035
2M4-CTS016	Warranty Deed	12/30/1987	12/31/2035
2M4-CTS017	Warranty Deed	3/30/1988	12/31/2035
2M4-CTS019	Contract for Deed	6/10/1988	12/31/2035
2M4-CTS023	Warranty Deed	8/17/1989	12/31/2035
2M4-CTS025	Warranty Deed	11/5/1990	12/31/2035
2M4-CTS026	Warranty Deed	5/23/1991	12/31/2099
2M4-CTS027	Warranty Deed	5/23/1991	12/31/2035
2M4-CTS028	Warranty Deed	11/22/1991	12/31/2099
2PC-CTC018	Mineral Deed	2/28/2001	12/31/2099
2R-CTC015	Warranty Deed	7/17/1998	12/31/2035
2R-CTC016	Mineral Deed	11/2/1998	12/31/2035
2R-CTC017	Warranty Deed	12/28/1999	12/31/2999
2R-CTS044	Warranty Deed	10/24/1994	12/31/2035
2R-CTS049	Warranty Deed	6/28/1996	12/31/2035
2R-CTS050	Warranty Deed	8/1/1996	12/31/2099

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2R-CTS054	Warranty Deed	4/16/1997	12/31/2035
2R-CTS055	Warranty Deed	4/18/1997	12/31/2035
2R-CTS062	Warranty Deed	8/26/1997	12/31/2035
2R-CTS068	Warranty Deed	5/5/1998	12/31/2035
2R-CTS069	Warranty Deed	7/29/1999	12/31/2035
2R-CTS070	Warranty Deed	12/30/1999	12/31/2099
2R-CTS074	Warranty Deed	1/15/1999	12/31/2035
2R-CTS076	Warranty Deed	12/28/1999	12/31/2999
2R-CTS078	Warranty Deed	1/17/2003	12/31/2035
2R-CTS082	Warranty Deed	7/26/2001	12/31/2099
2R-CTS083	Quit Claim Deed	9/13/2001	12/31/2099
2R-CTS089	Warranty Deed	8/21/2002	12/31/2035
2R-CTS106	Warranty Deed	9/10/2004	12/31/2035

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
3.4    SIGNIFICANT ENCUMBRANCES TO THE PROPERTY

The Freedom Mine currently has no significant encumbrances to the property. No Notice of Violations (NOVs) have been issued at the Freedom Mine in over ten years. Permitting requirements are discussed in Section 17.0.

3.5    SIGNIFICANT FACTORS AND RISKS

Coteau has not identified any significant risks that may affect the right or ability to perform work on the property. Each lease and special obligations for each lease are reviewed on an annual basis to ensure there is no lapse in lease continuation or payments. If a lease expires or a payment lapses, the landowner may choose not to release this property for mining.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
3.6    REGISTRANT ROYALTIES AND INTERESTS

Discussed in Section 3.3.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
4.0    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY
4.1    PHYSIOGRAPHY, TOPOGRAPHY AND VEGETATION
The Freedom Mine, located in Mercer County, North Dakota (ND), is part of the glaciated subsection of the Missouri Plateau, which is part of the Great Plains Physiographic Province.
The region is currently characterized by glacially modified bedrock and glacial trenches. The mantle of drift generally follows the preexisting topography, modifying it only slightly, although in some areas there is some glacial constructional relief. The general effect of the drift has been to lessen the local relief. The major drainages and their main tributaries are pre-glacial bedrock valleys. The Knife River and Square Butte Creek are adjusting their profiles to the Missouri River base level, so they are currently aggrading streams. Relief in the area is due largely to erosion in contrast to the depositional landscape of the Missouri Coteau. Relatively softer siltstone and claystone layers locally have been dissected to produce badland topography, but more commonly, smooth rounded slopes are formed between benches. The maximum relief of the Freedom Mine is approximately 437 feet (msl), with the elevation ranging from 1,848 feet (msl) in the Zap Branch of the Beulah Trench to nearly 2,285 feet (msl) in the Tertiary upland ridge tops.
Predominant land use within Mercer County is agricultural in the form of cropland or native grassland. Additional land uses include tame pasture, wetlands, shelterbelts, roads, occupied farmsteads, and stock ponds.
4.2    ACCESSIBILITY
The main entrance to the Freedom Mine is accessed by traveling north of Beulah on Highway 49 for one mile, then north on County Road 21 for two miles, then west on County Road 26 for three miles, and then north on County Road 15 for two miles as shown on Figure 3.1. Location of the Freedom Mine.

Travel to the Freedom Mine by air is possible by means of the Bismarck Municipal Airport, Bismarck, ND, which is approximately 90 miles southeast of the mine. From the airport, the mine is accessed by means of ground transportation by traveling west approximately 50 miles via Interstate 94, taking exit 110 and traveling north approximately 28 miles on ND Highway 49 to Beulah, ND, and so on as explained in the previous paragraph.
Travel to the Freedom Mine by rail is possible using the Amtrak Network, which runs through northern North Dakota mostly along the US Highway 2 corridor, and passes through the larger cities of Williston, Minot, Grand Forks, and Fargo, and smaller cities of Stanley, Rugby, and Devils Lake. From these locations, the mine can be accesses via ground transportation on Interstate 29 or Interstate 94 and various highways. The main highways are US Highway 2, US Highway 83, US Highway 85, US Highway 200, and US Highway 281.
North Dakota’s freight rail service is largely provided by Burlington Northern Santa Fe Railway and Canadian Pacific Railway.
4.3    CLIMATE
The climate of the proposed permit area is semi-arid. It is a region of climatic extremes. Averages are misleading, for seldom does "average" weather actually occur. Instead, weather tends to fluctuate widely around the annual averages. The area is usually warm in summer, and has frequent spells of hot weather and occasional cool days. It is very cold in winter, when arctic air frequently surges over the area. Most precipitation falls during the warm period, and precipitation is normally heaviest late in spring and early in summer. Snowfall is normally not heavy.

Of the long-term average annual precipitation of approximately 16.8 inches, approximately 13.5 inches, or 80%, falls from April through September. In two years out of 10, the rainfall in April through September is less than 11 inches. Thunderstorms occur on about 34 days each year, and 26 of these days are in summer. Hail accompanies summer thunderstorms in small scattered areas. Blizzards occur several times each winter. Average seasonal

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snowfall is 28 inches. On the average, 51 days have at least one inch of snow on the ground, but the number of such days varies greatly from year to year.

In winter, the average temperature is 12 degrees, and the average daily minimum temperature is one degree. In summer the average temperature is 67 degrees, and the average daily maximum temperature is 82 degrees. The percentage of possible sunshine is 70 in summer and 53 in winter. The average relative humidity in mid-afternoon is about 55 percent. Humidity is higher at night, and the average at dawn is about 80 percent. The prevailing wind is from the west-northwest. Average wind speed is highest in April.

4.4    LOCAL RESOURCES AND INFRASTRUCTURE
The towns of Beulah, Hazen, and Stanton along with other smaller communities are within a 40-mile radius of the Freedom Mine and provide a vast supply of the employment base. Employees also come from the cities of Bismarck, Minot, and Dickinson, all of which are less than 100 miles away from the mine.
The Freedom Mine sources power for mine office facilities and operations from Roughrider Electric Cooperative, a cooperative of BEPC, and water for the mine office facilities from the Southwest Water Authority. Fuel for equipment is supplied by multiple local vendors. The Freedom Mine has, or is currently constructing, all supporting infrastructure for mining operations. See Section 15.0 for further detail pertaining to the mine specific infrastructure.

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
5.0    HISTORY OF THE PROPERTY
5.1    PREVIOUS OPERATIONS
There were no previous operators of the Freedom Mine.
5.2    EXPLORATION AND DEVELOPMENT HISTORY
NACoal began exploring the area in the1970’s, more specifically in MA1, MA2, MA3, and MA4, known as the Beulah-Hazen Areas. The first surface mining permit for Coteau was approved in 1981, and initial boxcuts were opened in 1983. In later years due to the need to expand the mine’s capacity, the Renner’s Cove and Dakota Star areas were acquired. The Renner’s Cove area was originally explored by Consolidation Coal Company (CONSOL) beginning in the 1960’s. Coteau purchased the surface and coal leases for the Renner’s Cove Area from CONSOL in 1993. The Dakota Star area was also originally explored by CONSOL beginning in the 1970’s. Basin Cooperative Services (BCS) purchased the surface and coal leases in the Dakota Star Area from CONSOL. BCS continued the exploration of the Dakota Star area. Coteau purchased the Dakota Star Reserves from BCS in 1990.

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
6.0     GEOLOGICAL SETTING, MINERALIZATION AND DEPOSITION
6.1    GEOLOGY
REGIONAL GEOLOGY

The Freedom Mine is located within the glaciated subsection of the Missouri Plateau, part of the Great Plains Province. The formations of sedimentary origin were deposited in the Williston Basin, the dominant structural feature of western North Dakota. The center of this essentially symmetrical basin is located near the town of Williston, North Dakota, approximately 100 miles northwest of the mine site. The basin consists of approximately 15,000 feet of sedimentary rock overlying a basement complex of gneisses, schists, and granites. This sequence records a geologic time interval spanning late Precambrian (1 to 2 billion years ago) to Holocene (last 10,000 years).
The structural influence of the Williston Basin is reflected in the dip of the formations underlying the Freedom Mine area. Drill hole data indicates that the Sentinel Butte Formation, the uppermost bedrock unit of the sedimentary series within the Freedom Mine area (Figure 6.1), dips westward toward the center of the Williston Basin at 50 to 75 feet per mile (about ½ to 1 degree). The dip of the bedrock strata increases with depth due to the physical characteristics of the Williston Basin. The subsidence of the Williston Basin began early in the Paleozoic Era (425 to 542 million years ago). Subsidence has not been continuous, nor has sedimentation occurred at a constant rate. These irregularities are evidenced by the presence of several unconformities in the stratigraphic column of North Dakota.
From the Cambrian Period (488 to 542 million years ago) through the early Paleocene Epoch (55.8 to 65.5 million years ago), numerous shallow, inland seas advanced and retreated across the area now known as west-central North Dakota, depositing a wide range of marine and lagoonal sediments, mainly shales, limestones, and evaporites. Since the early Paleocene Epoch, only stream and lake sediments have been deposited in western North Dakota. Deposition of these sediments was interrupted during the late Tertiary Period (13 to 36 million years ago) by episodes of regional uplift, faulting, warping, and erosion.
During the Pleistocene Epoch (10,000 to 2.6 million years ago), continental glaciers advanced and retreated, modifying the existing topography by depositing varying thicknesses of glacial materials in the uplands area, and eroding and filling the diversion trenches. Following this period of aggradation, there was a gradual dissection of the present topography, which consists of rolling prairie, isolated buttes, mesas and badlands. Southwest of the Missouri River, glacial deposits are thin or absent, and the boundary of the Glaciated Missouri Plateau is poorly defined with the maximum extent of glaciation marked by glacial erratics.
The regional structural geology is fairly consistent. No evidence of any significant faulting has been observed in the region. The lignite seams are gently undulating due to differential compaction of the underlying sediments.

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The Coteau Properties Company – Freedom Mine                            February 14, 2022

GEOLOGIC AND TOPOGRAPHIC BEDROCK MAP OF NORTH DAKOTA

Miscellaneous Map 25
1983

By
John P. Bluemle

NORTH DAKOTA GEOLOGICAL SURVEY
Don L. Halvorson, State Geologist

CANADA
SOUTH DAKOTA
MONTANA
MINNESOTA
DIVIDE
BURKE
RENVILLE
BOTTINEAU
ROLETTE
TOWNER
CAVALIER
PEMBINA
WILLIAMS
MOUNTRAIL
WARD
MC HENRY
PIERCE
RAMSEY
WALSH
BENSON
NELSON
GRAND FORKS
MC KENZIE
MC LEAN
EDDY
SHERIDAN
WELLS
FOSTER
GRIGGS
STEELE
TRAILL
DUNN
MERCER
OLIVER
BILLINGS
BURLEIGH
KIDDER
STUTSMAN
BARNES
CASS
GOLDEN VALLEY
STARK
MORTON
HETTINGER
SLOPE
GRANT
LOGAN
LA MOURE
RANSOM
RICHLAND
EMMONS
BOWMAN
ADAMS
SIOUX
MC INTOSH
DICKEY
SARGENT

Scale 1:670,000

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
Figure 6.1. Geologic and Topographic Bedrock Map of North Dakota (Bluemle, 1983)

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
6.2    LOCAL GEOLOGY
The most prolific lignite-bearing stratum in the state is the Sentinel Butte Formation of the Fort Union Group. The most prominent characteristics of the Fort Union Group formations are the cyclical deposition and lateral persistence of the lithologic units, especially the lignite seams. The Sentinel Butte Formation is a continental deposit comprising interbedded calcareous clays, sandy clays, and lignite beds, with isolated lenses of fine-grained sands, silts, and rare limestones, ranging in color from light gray to dark brown and black. Except for the limestones and an upper sandstone unit, the sediments are essentially nonindurated. The claystone and sandstones are generally thinly bedded and not jointed. These sediments were deposited mainly in swamps or in the floodplains of very slow, meandering rivers. The Sentinel Butte Formation conformably overlies the Tongue River Formation (also known as Bullion Creek Formation). The Golden Valley Formation, which is stratigraphically above the Sentinel Butte Formation elsewhere, is absent in the Freedom Mine area, due to postdepositional erosion; therefore, the younger glacial deposits of the Coleharbor Group unconformably overlie the Sentinel Butte Formation in the study area. Outcrops of the Sentinel Butte Formation are sporadic; bedrock is largely masked by residual soils, slopewash, and/or glacial drift.
Where the entire Sentinel Butte Formation is present, as in western Mercer County, its thickness is approximately 500 feet. The upper part of the formation in eastern Mercer County, however, has been removed by erosion, thus it is only about 350 feet thick. The thickening of this formation westward is due also to the increasing thickness of the upper sandstone unit to the west. This upper member is a fine to medium grained, yellowish-brown sandstone. Generally, it is poorly cemented, but locally it is moderately to well cemented. The cemented sandstone is dark brown and forms conspicuous ledges 5 to 10 feet in height, but these are laterally discontinuous.
The Sentinel Butte Formation incorporates a varying number of lignite coal beds (Figure 6.2 Stratigraphic Column of the Freedom Mine). The major lignite bed within the mine area is the Beulah-Zap (Beulah) bed, the only economical lignite deposit. This lignite horizon has a thickness of generally 15 to 22 feet, except near the edges of the glacial diversion channels, where some of the lignite bed has been removed by erosion. Also, along the glacial diversion channels are areas of soft lignite (leonardite). Soft lignite is a result of areas of the bed being exposed to oxidizing conditions via erosion caused by glacial meltwaters. The soft or weathered lignite is of very poor quality and not economically recoverable.

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The Coteau Properties Company – Freedom Mine                            February 14, 2022

FORMATION
RELATIVE POSITION IN FORMATION
LIGNITE NAMES
SENTINEL BUTTE FORMATIOM
TWIN BUTTES
SCHOOL HOUSE
BEULAH
BEULAH LOWER SPLIT
INSERT (JIM CREEK)
SPAER (ANTELOPE CREEK)
STANTON
LOWER STANTON
(KINNEMAN CREEK)
HAGEL

Figure 6.2 Stratigraphic Column of the Freedom Mine

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
At the Freedom Mine, the Beulah bed can split into four components, an upper split (Upper Beulah), and a lower split (Lower Beulah). In some locations, the Upper Beulah splits into the Upper Beulah 1 and Upper Beulah 2. Also, in some locations, the Lower Beulah splits into the Lower Beulah 3 and Lower Beulah 4. The splits hold a combined thickness of approximately 15 to 20 feet and then they start to thin to a combined thickness of approximately 10 to 11 feet.
Located above the Beulah bed are several thin beds of lignite (Figure 6.2). These include, in the order that they occur, the Twin Buttes and Schoolhouse beds. These beds typically average 2 feet thick, although they range from 1 foot to 6 feet within short distances. Interburden between the Schoolhouse and Beulah beds ranges from 5 to 50 feet, and interburden between the Twin Buttes and Schoolhouse beds averages 65 feet.
Located below the Beulah bed are several other beds of lignite (Figure 6.2). The major beds, in the order below the Beulah bed that they occur, are the Spaer and Stanton beds. These range from 65 to 130 feet below the Beulah bed. The Spaer bed has an average thickness of 5 feet, and lies an average of 80 feet below the Beulah bed. The Stanton bed averages 5 feet thick, and lies an average of 35 feet below the Spaer bed. Other thin beds and splits of the two beds, typically less than 2 feet thick, are occasionally found above and below the Spaer and Stanton beds. Below the Stanton bed can be found the Hagel lignite zone, generally made up of two to three beds, and then below that the Tavis Creek bed. Below the Tavis Creek bed is generally a long sequence of sands and clays before the next lignite (150-300 feet). The Jim Creek bed is a localized lignite bed that appears between the Beulah and Spaer beds.
Geologic cross section B-B’ from the NACT-0401 permit area is included for reference as Figure 6.3 in the Supplemental Figures Attachment. The cross-section was constructed primarily based on the drill hole geophysical logs supplemented with lithology descriptions from the drill cuttings, as well as the data from the core holes.
Workings of inactive or abandoned surface and underground mines have been identified prior to mining. Since mining began, no unique or especially significant geological features, formations, or paleontological resources have been identified at the Freedom Mine. Additionally, no fatal flaws related to geological conditions have been identified.

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
7.0    EXPLORATION
7.1    EXPLORATION
No exploration work other than drilling and associated geophysical logging has been conducted at the Freedom Mine. Geophysical logging is discussed with drilling in Section 7.2.
7.2    DRILLING EXPLORATION
Data collected during drilling exploration programs at the Freedom Mine is the sole information available for modeling the lignite deposit for the determination of Mineral Resources and Reserves. The sampling method used by the Freedom Mine for modeling quality of the lignite deposit is exclusively core drilling. The Freedom Mine lignite deposit is evaluated on a seam by seam basis. Drilling exploration data including geologic lithologies, qualities, and hole locations have been compiled electronically in Excel files.
DRILLING TYPE AND EXTENT
Drilling exploration programs conducted at the Freedom Mine have comprised largely of rotary air/mist/mud drilling methods. For the purpose of this discussion, senior geologist and field geologist refer to qualified representatives of Coteau and/or NACoal. Historically, Coteau has contracted independent drilling services and geophysical logging services. Drill holes completed at the Freedom Mine are vertical in orientation and have been broken into four categories which are described below. A drill hole location map for the Freedom Mine is presented in Figure 7.1 in the Supplemental Figures Attachment.
Exploratory drill holes, also referred to as pilot holes, are typically 5-inches outer hole diameter (od) and terminate at a minimum of 12-feet below the lowest targeted lignite seam as specified by the senior geologist to allow for proper geophysical logging. Drill hole cuttings are recovered by the contracted driller on a 5-foot interval and are described by the field or senior geologist. All pilot holes are geophyscially logged by a third-party geophysical logging contractor for natural gamma, density, caliper, and resistivity responses. There are instances where a geophysical log cannot be obtained due to poor, collapsing hole conditions, however, footage information is obtained from the driller and the cuttings descriptions.
Coal core holes to collect samples for quality assessment are advanced next to pilot holes at specified locations in accordance to protocols described below. Core holes are typically 5.6-inches (outer diameter, od) to core point, then 4.6-inches (od) during coring, with a respective sample diameter of approximately 3-inches (od). Samples are collected with either a 10-foot or a 15-foot split inner tube core barrel. Coring intervals are determined by the field geologist and reviewed by the senior geologist based on the pilot hole’s geophysical log and cuttings descriptions. 90-percent coal core recovery is required (see Section 8.0 for discussion on sample preparation).
Overburden core holes are drilled in accordance to protocol similar to the pilot holes and coal cores as described above. During the drilling of the core hole, overburden, interburden, and underburden samples are collected from the drill cuttings in 5-foot increments, and are shipped to a separate soil lab for geochemical analysis. The targeted lignite seams are cored as normal. 90-percent recovery of coal core intervals is still required within core runs that contain lignite, such that parameters outlined for coal core collection are maintained. Data specific to the coal cores collected during these overburden sampling programs are included in the geological model.
The fourth, and final, category of drill holes are comprised of geotechnical holes and monitoring wells which have been geophysically logged and extend through multiple coal seams. These drill holes follow the parameters outlined for pilot holes and available data has been reviewed by the QP.
GENERAL DRILLING PROCEDURES
Details may vary with each exploration program, however general procedures for drilling at Freedom Mine include:
–Identification of land control; acquire drilling permissions for properties not owned or previously leased.

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–Obtain proper drilling permits for drilling outside of mine permitted areas; acquire Mercer County Temporary Use Permit, and North Dakota State Exploration Permit.
–Site preparation.
–Rotary air/mist/mud drilling by an independent drilling contractor; typically, cuttings are collected every 5-feet.
–Field geologist logs description of cuttings including depth, texture, general color.
–Independent contractor geophysically logs drill hole for natural gamma, density, caliper, and resistivity.
–Field geologist reviews geophysical log.
–Hole determined complete, and abandoned by independent contractor in accordance with regulatory requirements.
–Survey drill hole collar location.

To continue with a coal core hole:
–Coring intervals are determined by field or senior geologist from pilot hole geophysical log.
–Coal core drilling by an independent drilling contractor.
–Core extracted from barrel by independent drilling contractor and placed in logging tray.
–Field geologist measures the core length, identifies the roof and floor, and does a macroscopic description of the core such as fractures, mineralization, texture, etc. If recovery is less than 90-percent, independent drilling contractor may attempt to retrieve the remaining core from the current hole. If no success, the core run interval will be “re-cored” as an additional core hole.
–Field geologist logs the core including depths, fractures, texture, color, and characteristics of the lignite.
–Field geologist double bags and tags sample.
–Once all intervals are cored, independent contractor geophysically logs drill hole if necessary.
–Field geologist reviews geophysical log.
–Hole determined complete and abandoned by an independent contractor in accordance with state regulatory requirements.
–Survey drill hole collar location.

Additional drilling tasks include:
–Maintaining daily drilling report and record of collected samples.
–Proper storage of lignite core samples in secure location of the mine warehouse to prepare for shipment to laboratory.

DRILLING EXPLORATION PROGRAMS
Numerous drilling exploration programs have been conducted at and around the Freedom Mine. The Freedom Mine’s drill hole database contains 7,855 drill holes that are used to model the Freedom Mine's coal field (Figure 7.1 Location of Drill Holes). Out of the total number of drill holes in the database, 3,904 of those drill holes are cored holes that were sampled for coal quality assessment.
The data for 7,245 of the 7,855 drill holes were collected by NACoal/Coteau beginning in 1974, through present. For the majority of these drill holes, Mohl Drilling, Inc. was the main drilling contractor, Century GLS performed much of the geophysical logging, and Minnesota Valley Testing Laboratories, Inc. (MVTL) performed much of the quality analyses.
NACoal/Coteau obtained drilling information on 610 of the drill holes in the Coteau database from outside entities which includes CONSOL and BEC.
Coteau’s drill hole database includes data for 423 drill holes obtained from CONSOL. Out of the 423 drill holes, 114 drill holes are from exploration conducted by CONSOL from 1964 to 1980 for the Renner’s Cove Area. The drilling was performed by CONSOL, and Nuclear Logging Services performed the geophysical logging. Also

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
included in Coteau’s database is drilling information for 309 drill holes from exploration conducted by CONSOL from 1973 to 1980 for the Dakota Star Area. There were various independent drilling and logging contractors that included CONSOL and Nuclear Logging Services. The method used to survey the drill holes obtained from CONSOL is unknown.
Coteau’s database also includes drilling information for 187 drill holes from exploration conducted by BEC from 1989 to 1992 for the Dakota Star Area. There were various independent drilling and logging contractors that included Mohl Drilling and Century GLS.
The majority of the drill holes collected by CONSOL and BEC were geophysically logged, and field logs were maintained to describe the geology. The majority of the coal cores collected during these drilling campaigns were analyzed by CONSOL’s lab or MVTL.
These data collected by CONSOL and BEC were the basis for the characterization of the lignite deposit to justify the expansion to the Renner’s Cove and Dakota Star Areas. Despite uncertainty in how these early drill holes were surveyed, and how the data was collected, the data collected by CONSOL and BEC has remained fairly consistent when compared to fill-in drilling and quality analyzed before and during active mining operations. The reliability of the drilling data obtained from CONSOL was proven in the Renner’s Cove Area, due to the consistency with fill-in drilling and the area being successfully mined out by Coteau. The data in the Dakota Star Area has proven to be reliable due to the consistency with fill-in drilling and successful mining in the area. The QP has evaluated the reliability of the drilling data provided by CONSOL and BEC to NACoal. Drill holes deemed reliable have been used to model the lignite structure, and core holes in which the quality data could be verified by laboratory reports were used to model lignite quality. Original drilling files acquired from CONSOL and BEC are securely stored at Coteau. A summary of records is provided in Table 7.1.

						Available Data
Company	Year	Drilling Contractor	Geophysical Logging Contractor	Pilot Holes	Coal Core Holes	Holes with Geophysical Log	Holes with Core Log	Holes with Lab Analysis
Consolidation Coal Company (Renner's Cove)	1964-1980	Consolidation Coal Company	Nuclear Logging Service	87	27	96	27	27
Consolidation Coal Company (Dakota Star)	1973-1980	Various Contractors[1]	Various Contractors[2]	215	94	291	94	94
Basin Cooperative Services (Dakota Star)	1989-1992	Various Contractors[3]	Various Contractors[4]	133	54	178	54	54
1 Contracted by Consolidation Coal Company; included Consolidation Coal Company
2 Contracted by Consolidation Coal Company; included Nuclear Logging Service
3 Contracted by Basin Cooperative Services; included Mohl Drilling, Inc.
4 Contracted by Basin Cooperative Services; included Century GLS
Table 7.1. CONSOL and BCS Early Drilling Exploration Summary

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
QUALIFIED PERSON’S OPINION ON DRILLING EXPLORATION

The QP has been involved in drilling exploration programs since 2009, and has served as the senior geologist who has overseen the drilling exploration programs conducted from 2012 through present at the Freedom Mine.
As a whole, Coteau plans exploration activities to attain an average 660-foot drilling density for the three-year projection ahead of active mining operations. Thus, the drilling patterns are drilled such that the hole spacing is progressively tightened as mining progresses. In initial exploration areas, drillhole spacing may be as much as one mile apart. Where mining is planned to be more than 10 years away, the hole spacing might be as much as one quarter mile. Within three years of mining, the drilling pattern is complete, and the interior spacing is approximately one hole per 20 acres (660-foot grid). The geology of the erosion and weathering of the coal is complex at the Freedom Mine, therefore dense cropline drilling takes place. Final subcrop definition is rows of holes 100 feet apart every 300 feet along the subcrop line. Physical constraints such as stream buffers, occupied dwellings, and rough terrain can affect the final drilling density. This spacing allows operations to optimize seam blending efforts to ship a steady fuel quality to the customer. It should be noted for the purpose of Mineral Resource estimations and Life of Mine (LOM) projections, the QP has determined a moderate to high level of confidence in a minimum drill hole spacing of 1,320-feet. This confidence comes from the continuity of the lignite seams including both lithologic and quality characteristics, as well as the ability to compare modeled seam projections to active and historical mining operations. The Freedom Mine has been a producing mine for over 38 years, and has successfully mined over 522 million tons of lignite based on the geologic model built off the drilling data in Coteau’s database. Further justification of the drill hole spacing specific to Mineral Resource Classifications is discussed in Section 11.0.
Physical constraints such as stream buffers and unnavigable terrain may affect the consistency in drill hole spacing. Additionally, drilling exploration for later years does not always land within fully permitted areas which may limit the extent of disturbance allowed.

FACTORS THAT CAN AFFECT THE ACCURACY AND RELIABILITY OF THE DRILLING RESULTS

During the drilling and sampling procedure, a variety of factors could materially affect the accuracy and reliability of the results. Some examples include improper surveying of the drill hole collar location and elevation, improper and un-level drill rig set up, improper zeroing out of the geophysical logging tool before commencing geophysical logging, not being able to obtain a geophysical log due to collapsing drill hole conditions, not obtaining 90% recovery of the coal seam cored, allowing the coal core to be exposed for too long before bagging causing a false reduction in moisture and increase in BTU value, and improper record keeping. Most of these negative factors can be avoided by utilizing skilled and experienced drilling and geophysical logging contractors, having proper QA/QC procedures to follow during sampling, and proper drill hole data verification.

7.3    HYDROGEOLOGIC CHARACTERIZATION
SURFACE WATER
Initial background surface water studies were conducted in 1978 through 1980 for Antelope Creek and its tributaries by the Coteau Properties Company. This study was in addition to two other more comprehensive studies conducted for the Antelope Valley Station Environmental Assessment (1977) and American Natural Gas (ANG) Coal Gasification Company Environmental Impact Statement (1978). Analyses of 17 trace metals were conducted for the Antelope Valley study.

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
The ANG Coal Gasification Company study includes an evaluation of the potential effects of drainage from the plant and mine site resulting in annual mean monthly runoff for several station at or near the mine site. Estimates of flood magnitudes are also included in this report.
The U.S. Geological Survey has monitored several sites along streams that drain areas currently permitted by Coteau. Previous data from currently inactive USGS stations, or ongoing data from currently active USGS stations, may be used for evaluating variability in water quality and quantity.
Monitoring at surface water sites is conducted a minimum of 2 years prior to mining, throughout the mining process until bond release of the area. The data is used to prove the lands and surface water have been restored to their pre-mining condition.
GROUNDWATER
The primary water bearing strata in the Freedom Mine permitted areas include shallow alluvial sands associated with the mantle of glacial till overlaying the permit areas, deeper fluvial sands, the upper lignite beds of the Sentinel Butte Formation, alluvium-filled glacial meltwater channels of the Coleharbor Formation that include the Beulah Trench and Renner Trench, and deep sandstone beds associated with the Upper Hell Creek and Fox Hills Formations. The Upper Hell Creek Formation and the Fox Hills Formation underlay all of Mercer County. The depth of the original glacial meltwater channels is such that it eroded through the upper portion of the Sentinel Butte Formation, causing the shallow lignite beds within this formation to subcrop along the valley walls of the trenches. The Antelope Creek Aquifer is contained in the glaciofluvial sediments of the Beulah Trench. North Dakota Geological Survey Bulletin 56 (Part III) – Ground Water Resources, Mercer and Oliver Counties, North Dakota reports that wells completed in the Antelope Creek aquifer should be capable of yielding 100 to 500 gallons per minute. It also reports that the aquifer contains about 260,000 acre-feet of ground water. This same report states that most wells completed in the lignite bed aquifers of the Sentinel Butte Formation yield less than 10 gallons per minute, which is sufficient for their intended use. The lignite beds serve as the primary supply of ground water for domestic and livestock purposes due to their areal extent.
A minimum of two years of baseline ground water data were collected and studied within each permit area at the Freedom Mine. The baseline data collection included water levels, water qualities (alkalinity, hardness, total dissolved solids (TDS), major cation/anions, and select metals), potentiometric head, flow direction, and hydraulic conductivity calculated from pumping tests or single well response (slug) tests. Also, as part of the permitting process, domestic wells and springs within and surrounding the permit areas are certified to determine the well or spring location, well construction details, source aquifer, water chemistry, and pumping or flow rate. Over 300 monitoring wells and other wells of various types were utilized to characterize the ground water hydrology in and around the Freedom Mine.
A wide range of hydraulic conductivity values was observed in the lignite beds. In some areas, the lignite beds exhibit very low hydraulic conductivity on the order of 0.1 feet per day or less. In some areas of more permeable lignite, the hydraulic conductivity values are greater than 100 feet per day. The wide range of hydraulic conductivity values is indicative of the very nature of the lignite beds in the Sentinel Butte Formation. Sedimentary processes formed the lignite beds. Over time, minor fractures developed along the plane of deposition. The extent and degree of these planar, or bedding, fractures are variable. When viewed along a highwall in an open pit at the Freedom Mine, the variable planar fractures are very evident. The nature of this fracturing in the strata affects the hydraulic conductivity.
The glacial sands of the Beulah Trench yield hydraulic conductivity values on the order of 10 to 1,000 feet per day. These values, determined from field slug tests, correlate well with published values of hydraulic conductivity.
Slug tests in other glacial and alluvial sediments yielded hydraulic conductivity values of 1.1 feet per day to 33.3 feet per day.
The lignites have TDS that generally ranges from 238 mg/l to 6,180 mg/l, averaging around 3,000 mg/l, and are mostly a sodium bicarbonate type of water. The ground water quality for the Antelope Creek Aquifer includes TDS

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The Coteau Properties Company – Freedom Mine                            February 14, 2022
that ranges from 78 mg/l to 1,330 mg/l, with an average of 745 mg/l. The water is either a calcium or sodium bicarbonate type water. The ground water quality in the Renner Trench was variable. In the shallow till zones of the Renner Trench, the TDS ranged from 2,142 mg/l to 2,476 mg/l, with calcium and magnesium as the dominant cations, and sulfate as the dominant anion. Wells screened in the shallow sand zones of the Renner Trench yielded TDS values of 454 mg/l to 3,609 mg/l, with calcium and magnesium as the dominant cations, and sulfate as the dominant anion. In the deep sand zones of the Renner Trench, TDS values ranged from 1,450 to 2,164 mg/l, with sodium as the dominant cation and bicarbonate the dominant anion.
Locations of existing and destroyed ground water monitoring wells, along with certified domestic wells and springs are shown on Figure 7.2 Existing Monitoring Well Location Map, Figure 7.3 Destroyed Monitoring Well Location Map, and Figure 7.4 Certified Wells and Springs Location Map, found in the Supplemental Figures Attachment. These maps are excerpted from Coteau’s Consolidated Groundwater Monitoring Plan submitted October 2021. Many of the destroyed wells were once part of the monitoring program and part of the baseline aquifer testing, but were destroyed due to mining operations or due to being no longer needed.
No formal QA/QC document was available for the initial baseline data. However, use of duplicate samples and blanks were noted by the QP upon review of laboratory reports, chain of custody (COC) forms, and field notes related to the data collected.
Coteau’s Sampling Analysis Plan (SAP) thoroughly outlines the QA/QC protocols and procedures for field collection of groundwater and surface water samples in addition to the QA/QC methods implemented by the analytical laboratory. These QA/QC policies and procedures monitor the validity of the test results. Selected independent laboratories for water quality analyses follow the processes and meet the specifications published by national and international standard organizations including The NELAC Institute (TNI-NELAC) which administers the National Environmental Laboratory Accreditation Program (NELAP).

QUALIFED PERSON OPINION – HYDROGEOLOGIC CHARACTERIZATION

The hydrogeology of the Freedom Mine has been well studied. Coteau has continued to gain an understanding of the water bearing units during mining, established groundwater and surface water monitoring programs, fill-in drilling, and installation of new monitoring wells. The QP believes that these additional observations and collected data from the past 38 years of mining align with the results of the original surface water quantity measurements, aquifer tests, hydraulic conductivity tests, and water quality results.

7.4    GEOTECHNICAL STUDIES
EARLY GEOTECHNICAL STUDIES

Geotechnical soil drilling has been carried out at the property during several investigations. The most notable studies concerning baseline geotechnical properties are described below.
Initiated in 1977, and finalized in 1981, The North American Coal Corporation conducted a study to establish ground conditions and geotechnical properties for Mine Areas 2 and 4 at Coteau. The program was divided into five principle tasks: 1) research of available and pertinent literature and reconnaissance of nearby surface mines, 2) performance of test borings to secure samples of soil and rock, geophysical logging of the test borings, and installation of piezometers, 3) laboratory testing of undisturbed samples to yield data concerning cut highwalls, 4) laboratory testing of re-molded samples to yield data concerning spoil piles, and 5) analytical evaluation of all obtained data and formulation of pit design guides. A total of 19 borings were drilled and sampled, of which eight were drilled in MA2 and eleven were drilled in MA4. Seven borings were intermittently sampled, with a sample

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
obtained within each five-foot increment of depth, and twelve borings were continuously sampled throughout their depths. All borings were drilled to levels below the lignite to be mined (Beulah bed). A total of 43 pneumatic piezometers were distributed in separate borings adjacent to ten of the sampled borings to determine the hydraulic pressures in the glacial till mantle, the rock above and below the lignite, and the lignite. Sample borings were advanced by combinations of hollow stem auger, rotary wash, and rotary core. Samples were obtained either intermittently by split-spoon, Shelby tube and Pitcher tube samplers, or continuously by Shelby tube samplers and PQ wireline core barrel. The split-spoon sampler obtained a 24” long cylinder with a 2” outer diameter. The Shelby tube samplers obtained a 30” long cylinder with a 3” outer diameter. The Pitcher tube sampler obtained samples similar to the Shelby tube but 36” long. The PQ wireline core barrel obtained 3.3” diameter cores. The borings were drilled by Test Drilling Service Company (TDSC) and geophysically logged by Century GLS. The samples were logged, described, sealed, and boxed by a geologist provided by TDSC. The samples were analyzed by the laboratory Goldberg, Zoino, Dunnicliff and Associates (GZD). Locations of the geotechnical borings are shown on Figure 7.5.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Figure 7.5 Location of Geotechnical Borings

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
In 1984, Bauer, Calder, & Workman Inc., conducted a slope stability study in the active MA4 south area to provide direct information for use by engineering and operations to ensure stability throughout the range of normal operating conditions. The geology of the open pits was examined along with fractures and any failures that had occurred. Spoil heights and spoil angles of repose were measured and spoil samples were taken. Several vane shear tests were taken in the spoiled waste with a Geonor field testing unit. Some readings were located in freshly excavated material, while others were in waste that had been in place for two to three weeks. Vane penetrations were 8 to 23 inches. In most cases the vane was penetrated with its axis normal to the face of the slope. Skin friction readings were taken at all test locations and the vane dial readings were adjusted accordingly. Several hundred pounds of spoil samples were collected during the field tests, and cone tests were conducted on the samples. The cone test was developed by the contractor and were found to be very useful in determining bulk densities of spoiled materials, angle of repose, and swell factors. The test consists of pouring up to 200 pounds of material onto the laboratory floor forming a cone with dimensions governed by the material angle of repose. The sample was then tamped to simulate the action of draglines dumping. The cone height and diameter were measured and the sample was weighed. The desired parameters were then calculated. In addition, Bauer, Calder, & Workman utilized the results of the extensive soils testing done by North American Coal Corporation in the previously mentioned report in 1977-1981.
The typical geotechnical borehole log includes the following geotechnical descriptions and records of the sample collected during investigation:
–Lithology: Descriptions of the lithology (typically glacial till, sands, clays, silts, sandy silts, sandy clays, clayey silts, and clayey sands) are recorded for each stratigraphic interval in conjunction with a soil type in accordance with the Unified Soil Classification System (USCS). The soil types encountered by The North American Coal Corporation, 1977-1981 at the boring locations include clayey sands (SC), silty sands (SM), silty and sandy clays (CL), clays (CH), glacial till, and lignite.

–Sample Type and Laboratory Data: For the 1977-1981 NACoal report, GZD laboratory re-logged each sample in detail and performed in-place strength and behavior testing of each principle material encountered. The testing included grain size distribution analyses, specific gravity analyses, direct shear tests, triaxial shear tests, and unconfined compression tests. Subsequent to the testing of undisturbed samples, a testing program was formulated to determine the approximate character and strengths of mine spoil, or disturbed, mixed, and cast overburden. The same tests (except unconfined compression tests) were performed on the disturbed samples as were on the undisturbed, but with the addition of moisture-density (Proctors) and swell potential tests.
The typical laboratory tests performed in the investigations described above were carried out in accordance with the relevant American Society for Testing and Materials (ASTM) standards at independent certified laboratories. The laboratory testing methods completed to determine the geotechnical soil parameters are appropriate for the purpose of detailed geotechnical design.
These studies have been used to incorporate best practices and supporting data for the Freedom Mine Ground Control Plan that is submitted to the Mine Safety and Health Administration (MSHA). Guidance for operational parameters such as digging methods, height of prebench highwalls, height and angle of dragline highwalls, spoil height and the best road building materials have all been gleaned from the information provided in the aforementioned geotechnical studies.
Further detail concerning pit design and ground control parameters related to geotechnical studies are discussed in Section 13.0 Mining Methods.
QUALIFED PERSON OPINION – GEOTECHNICAL STUDIES

Subsurface conditions and geologic units encountered have remained fairly consistent since mining commenced in 1983. Overburden core holes in which individual sections of burden were collected and tested for physical and

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
geochemical properties, as described previously under drilling exploration, have been evenly distributed throughout the permitted mine areas and continually serve as an indicator for soils to be encountered ahead of mining. Furthermore, the geologic structural data acquired from geophysical logs during drilling campaigns indicate consistent depths between burdens and lignite seams among other subsurface characteristics. Special situations have led to additional geotechnical studies specific to the issue encountered while mining. However, the general pit parameters defined by the above studies have not warranted a need for further studies from the continued information obtained from drilling exploration and active mining operations. The QP understands that additional geotechnical studies may be required on an as needed basis to address special conditions that may be encountered in future mining.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
8.0     SAMPLE PREPARATION, ANALYSES, AND SECURITY
8.1    SAMPLE COLLECTION AND SHIPMENT
The Freedom Mine lignite deposit is evaluated on a seam by seam basis. As a standard in the coal industry, individual horizons of lignite are bagged and sent to a third-party coal testing laboratory. The procedures at the Freedom Mine for current and historical sample collection are summarized below.
Core runs are specified by the senior and/or field geologist by referencing the geophysical log of the pilot hole. Once a specified core run is brought to the surface, the field geologist observes the drillers extract the lignite sample from the split tube core barrel to ensure the integrity of the sample is maintained, and to verify the top and the bottom of the core run. The core sample is transferred from the core barrel to a core trough (i.e. aluminum core trough with a built-in measuring scale). The field geologist verifies the roof and floor of the lignite core is present and checks the expected coal seam thickness referenced from the pilot hole’s geophysical log to determine coal core recovery. If 90-percent recovery cannot be verified, the driller may attempt to retrieve the remainder of the lignite core run from the current hole. If no successful attempt is made to recover the remaining lignite, the driller must re-core the core run in a new adjacent core hole.
Upon verifying full recovery of the core run, the field geologist succinctly, but thoroughly logs the lignite run. A typical log describes:
–“to” and “from” depths of burdens and lignite;
–joints and fractures at specified depths;
–characteristics of burden above and below the lignite core;
–roof and floor of lignite seam (i.e. sharp or gradational);
–presence of pyrite or petrified wood;
–observations of clay or sands imbedded in the lignite core;
–and any other prominent characteristics.

After the field geologist describes the core run, the entire lignite section is double bagged and tagged (on the inside bag). Tags include the date, mine identifier, hole ID, seam ID, and “to” and “from” intervals. Double bagging preserves the moisture of the sample, and tagging on the inside bag safeguards the identification of the sample from the field through transportation to the third-party laboratory. Also, the same information on the tag is also written on the outside of the plastic sample bag. Historically, the Freedom Mine has not photographed coal cores prior to bagging samples.
Lignite cores may be split into multiple samples for the following reasons:
–Prominent roof, floors, or partings within a continuous seam;
–Identification of composition concentrations (i.e. to determine if sulfur trends toward top, middle or bottom of seam)’
–Separation of mineralized zones, such as limestone.

Total core runs are shipped for analysis, thus split samples in the context of a retained sample are stored at the third-party laboratory until the senior geologist determines they can be disposed of. Lignite tends to be a high moisture coal which oxidizes rapidly and does not have a long shelf life once removed from the ground. If core splits were retained, they would not be representative of in-situ coal properties over time.
After samples are bagged, they are stored in a dry, shaded area, typically the field geologist’s truck, until the geologist returns to the mine office. Core samples are then securely stored at the mine warehouse to be shipped to the third-party laboratory. The Freedom Mine office and warehouse is secured with user specified fob access and camera surveillance.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Prior to shipping the samples, the senior geologist reviews each sample against the field records and the chain-of-custody (COC). The date, mine identifier, hole ID, seam ID, and “to” and “from” intervals are verified. A copy of the COC is emailed to the laboratory manager. Copies of the COC forms for coal cores shipped from 2012 through 2021 were available for the QP to review. Coal core samples are shipped to the third-party laboratory via insured freight with tracking information.
8.2    SAMPLE PREPARATION AND ANALYSIS
Minimum analyses of coal cores include short proximate (moisture, ash, BTU/lb, sulfur), sodium, calcium, and forms of sulfur. These parameters are the primary quality inputs used to model the Freedom Mine lignite deposit. Additional analyses of coal cores may include full proximate, ultimate, mineral analysis of ash, trace elements, and ash fusion, however, these parameters are not modeled or currently relevant for consideration of Mineral Resource estimations.
Minnesota Valley Testing Laboratories, Inc. (MVTL) in Bismarck, North Dakota is the main third-party laboratory the Freedom Mine uses for coal core analyses. MVTL has provided coal quality analysis in accordance ASTM standards for over 40 years. The ASTM standards that MVTL follows for coal analysis are listed below in Table 8.1.

Specific Tests and/or Properties Measured	Specification, Standard, Method, or Test Technique	Items, Materials or Product Tested	Key Equipment or Technology
Ash in the Analysis Sample	ASTM D7582	Coal	TGA
Calorific Value	ASTM D5865	Coal	Calorimeter
Carbon, Hydrogen, and Nitrogen	ASTM D5373	Coal	Elemental Analyzer
Chlorine	ASTM D6721	Coal	Micro-coulometric Analyzer
Fusibility of Ash	ASTM D1857	Coal	Furnace
Mercury	ASTM D6722	Coal	Direct Combustion Analysis
Mineral Analysis of Ash	ASTM D3682/D5016	Coal	ICP-OES, FIA, Furnace
Oven Dry Moisture	ASTM D7582	Coal	TGA
Air Dry Moisture	ASTM D3302	Coal	Air Dry Ovens
Preparing Samples for Analysis	ASTM D2013	Coal	Crusher / Pulverizer
Sulfur (Total)	ASTM D4239	Coal	Furnace
Sulfur Forms	ASTM D2492	Coal	Gravimetric, AA
Trace Metals	ASTM D6357 Modified	Coal	Microwave Digestion, ICP-MS & ICP-OES
Volatile Matter	ASTM D7582	Coal	TGA

Table 8.1. List of ASTM standards for MVTL.

Sample Receiving and Sample Storage Room
The sample receiving and storage room is climate controlled (ventilated, AC, and heat). Samples are received through various couriers, directly from clients, or from the MVTL Field Service division. The samples are cross referenced with a chain of custody form or other client paperwork and then are logged into the Laboratory Information Management System (LIMS). Each sample is given a unique lab number used for tracking during analysis and throughout the reporting process.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Samples are stored until they are ready to be crushed in the prep room. There is a slight potential for moisture loss during this storage period. Coteau acknowledges this potential and, as such, double bags samples in the field to preserve as much in-situ moisture as possible.
Retained pulverized and air-dried 60-mesh samples are also stored in this room. These samples can be reanalyzed within 6 months for selective parameters. MVTL contacts and verifies with the client prior to disposal of retains.
Prep Room
The prep room is a temperature-controlled room (AC and Heat) accessible from the sample receiving and storage room. Within the prep room, samples are crushed to 8-mesh and are reduced in volume using a riffler. Two different sized crushers and rifflers are available depending on sample size. Compressed air is used to clean the crusher and riffler after each sample to mitigate contamination.
A riffled split of 8-mesh coal is placed on a sample tray and weighed. The weights are sent electronically to LIMS for use in the moisture calculation. The tray is placed in an air dry oven and dried overnight. The temperature of the air dry oven is monitored and recorded daily. The temperature monitoring devices are verified annually. Another riffled split is sealed in a Ziploc bag and retained. The client is notified prior to disposal of the coal core splits.
Once air-drying is complete, the samples are weighed and again the weights are sent electronically to LIMS. The samples are pulverized to 60-mesh and split using a riffler. Compressed air is used to clean the pulverizer and riffler after each sample. Samples are stored in glass jars for analysis and the splits are retained in whirl-pak bags.
Laboratory Testing
All of the analyses in the laboratory are performed on the 60-mesh sample or ash prepared from it. The samples are mixed by tumbling prior to each analysis. The lab is climate controlled (AC and heat). Coal analysis results are reviewed prior to reporting. The review includes identification of outliers and comparison of results with historical information by site, if available. The analyses are re-analyzed as needed.
8.3    QUALITY CONTROL PROCEDURES

MVTL participates in round-robin testing programs specific to lignite with other laboratories to ensure result accuracy. MVTL participates in an Interlab Coal Round Robin Program monthly. In 2020, MVTL also participated in a lignite (coal) specific round robin program with NACoal including 8 commercial laboratories, one of which was MVTL, that were used by various NACoal mine locations. The round robin consisted of four samples labeled 2001, 2002, 2003, and 2004. The four samples were sourced from two NACoal mines. The two locations provided a range of samples with variability in moisture, ash, sulfur and sodium. The labs participating in the round robin were provided 8-mesh splits and dried, 60-mesh splits of all 4 samples. The general results are summarized in Figure 8.1. MVTL is labeled “Laboratory #5”.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Lignite Coal Quality Round Robin
September 2020
Summary of Results

AR Basis
Dry Basis
In Ash Basis
Moisture
Ash
BTU
Sulfur
Sodium
2001
2002
2003
2004
Laboratory #1
Laboratory #2
Laboratory #3
Laboratory #4
Laboratory #5
Laboratory #6
Laboratory #7
Laboratory #8
Not Analyzed
Result above ASTM Range
Result within ASTM Range
Result below ASTM Range

Figure 8.1. NACoal 2020 Round Robin Program Summary. (NACoal, 2020)

The QP feels the methodologies used at MVTL are within industry standards for sample preparation, process of sample splitting and reduction, general quality control, and security of samples to ensure that validity and integrity of samples is upheld.
8.4    QUALIFIED PERSON’S STATEMENT ON THE ADEQUACY OF SAMPLE PREPARATION, SECURITY AND ANALYTICAL PROCEEDURES
The consistency in core collection from one drilling program to the next at the Freedom Mine has been thoroughly documented. Through records review and personal observation of numerous drilling campaigns, it is the QP’s opinion that historic coal core collection has remained consistent. The process of double bagging and tagging the cores in addition to multiple checkpoints to log samples from field to shipment to the laboratory further ensures the integrity and security of each sample is maintained.
Additionally, in the QP’s opinion, the methodologies used by MVTL are within ASTM standards for sample preparation, process of sample splitting and reduction, general quality control, and security of samples to ensure that validity and integrity of samples is upheld.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
9.0     DATA VERIFICATION
9.1    DATA VERIFICATION OF DRILL HOLE DATA AND GEOLOGIC (MINERAL RESOURCE) MODEL AND MINERAL RESERVES
The drilling database for the Freedom Mine was organized into three Excel files related to lithology intervals, collar survey, and quality. The files encompass the geologic modeling inputs including lithology intervals, collar survey, total depth of hole, hole coordinates, and coal core quality data.
The drilling files were saved on the Coteau network drive which contains the geologic model and has limited access.
Once the drilling database was compiled, a series of routine data integrity checks were performed by the QP on the database to check for common errors and omissions. The QP visually inspected the database after updates were made, then conducted a second data validation check using Carlson Software. The validation checks included, but were not limited to, the following:
-    Verified each hole has a unique collar location.
-    Verified the total hole depth on the collar table matches the total depth on the lithology table.
-    Verified the from and to depths on the lithology table and quality table increase down hole.
-    Verified for overlapping intervals in the lithology table based on from and to depths.
-    Verified the from and to depths on the quality table match the associated seam depths on the lithology table.

For any errors or omissions reported, the QP reviewed the geophysical logs, field logs, and quality reports related to the specified holes to reconcile the differences.
After the initial checks and reconciliations were completed, the QP completed the modeling process which is detailed in Section 11.0. Drill hole locations were randomly selected to verify modeled values of each horizon were representative of the imported drill hole data. Additional visual inspection of the model included review of various consecutive cross sections as well as isopach maps of the modeled structure (roofs, floors, and seam thickness) and quality. Newly modeled grids were also compared to previous models. Changes in modeled values were minor and isolated to areas where new drilling data had been included from recent exploration programs. Anomalies, such as spikes in the data were reviewed against the original drill hole data, any errors in the drilling database were reconciled and the model was reconstructed.
It is the QP’s opinion that the analytical results from the coal cores collected during Coteau’s exploration programs are consistent with actual as-delivered quality from the active mining operations at the Freedom Mine. This opinion was based on comparison of historical quality projected from the Carlson model for the annual operating plans to actual as-delivered quality indicated by the customer’s DGC Chemistry Lab. It is also the QP’s opinion that the modeled structure of the lignite seams is consistent with active mining operations based on comparisons of modeled seam thickness and trends against actual surveyed seam thicknesses and trends.
The QP found the geologic model was a reasonable and reliable representation of the geologic structure and quality of the lignite seams (horizons) at the Freedom Mine.
The QP compared the Mineral Resource model supporting the Mineral Reserve for projected quality, volumes and lignite tons, and evaluated monthly and annual reconciliations and found the Mineral Resource model to be an accurate representation of the actual findings during mining operations.
Past and ongoing environmental studies, including ground water and surface water studies, discussed in Sections 7.0 and 17.0 have been reviewed and it is the QP’s opinion they are thorough, complete, and provide the necessary information for the start-up and ongoing operation of the Freedom Mine. Proper monitoring programs to meet mine permit requirements are in place.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
The geotechnical studies discussed in Sections 7.0 and 13.0 have been reviewed and it is the opinion of the QP that the geotechnical data is adequate to support the pit angles used by the Freedom Mine.
The QP reviewed the dilution assumptions and found them to be reasonable and consistent with realized results from the active mining operation. Recovery rates are continually being compared to actual recoveries for verification.
The QP has reviewed annual historical values for all costs, pricing assumptions and economic analysis to be reasonable for future projections, which are refined and updated using the historical values, to continuously improve accuracy of the projections. These have been used to support parameters used during mine planning.
The QP considers that reconciliations of staffing and workforce requirements, actual equipment capacities and productivities have been appropriately considered while establishing reliable projections of executing the mine plan.
The Mineral Resource model and other data provided as modifying factors, including those of 3rd party firms, were confirmed as adequate for use in Mineral Reserve Estimation for this TRS.
9.2    LIMITATIONS ON DATA VERIFICATION

Representatives of Coteau or NACoal were not involved in the original drilling exploration programs conducted by CONSOL or BCS. Coteau obtained the collar surveys, geophysical logs, coal core analyses, and geologist field logs related to each hole from CONSOL and BCS, but was unable to observe the drilling, sampling, or sample preparation for these data. The largest uncertainty lies in the method of the collar survey of the early data drilled from 1964 to 1980. It is unknown to what degree these holes were surveyed.
Coteau, overall, has contracted Mohl Drilling, Inc. and Century GLS, contractors used by CONSOL and BCS for the early exploration, to perform in-fill drilling programs, such that Coteau has gained familiarity in these contractors’ drilling and downhole mapping methods. Furthermore, comparisons of new drilling data to the older CONSOL and BCS data have been completed as fill-in drilling progresses ahead of mining. These comparisons, and the level of documentation CONSOL and BCS provided upon acquisition of the coal assets translates to a level of confidence in these data to use in the geologic modeling for Mineral Resource estimation. Nonetheless, there is still some uncertainty which the QP has considered in the determination Mineral Resource estimations as discussed in Section 11.0 of this TRS.

Throughout the 40+ year history of the Freedom Mine’s coalfield, NACoal has always used policies, protocols and procedures to ensure the accuracy and integrity of the drilling and coring data. Experienced geologists have always been on the drill rigs or supervising the field geologists on the drill rigs. However, technologies and understandings change. During some of the early exploration conducted by NACoal at the Freedom Mine, a survey grid was not established. Hence, drill hole locations and elevations were read from USGS topographic quadrangle maps. Verification of lignite quality and trends with newer drilling data has increased the confidence in the early data, but does not eliminate the inherent risk from lack of QA/QC parameters in this small percentage of data in the areas that have not been mined. Also, the small percentage of pilot holes that do not have a geophysical log due to poor/collapsing drill hole conditions, also introduces some uncertainty and decreases the accuracy in elevations, even though footages were provided by the drilling contractor, and logs of the drill cuttings were utilized.

It is the opinion of the QP that there are no limitations to data verification for Mineral Reserves.
9.3    QUALIFIED PERSON’S STATEMENT OF ADEQUACY OF DATA

Data disclosed in this TRS used for the preparation of geologic models for the purpose of Mineral Resource estimations at the Freedom Mine have been verified by the QP. The QP has been involved with the collection of these data during drilling exploration programs since 2009, and served as the senior geologist for drilling campaigns since 2012. These data include drill hole surveys, geophysical logs, coal core quality, and other relevant test data. Procedures discussed previously in this section follow coal industry standards and were used by the QP to reconcile any discrepancies upon review of the available data.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
The QP has verified the data disclosed, including prior technical studies used in the development of the modifying factors, cut-off grade, geotechnical studies, ultimate pit configuration, mine design, schedule, workforce and staff requirements, equipment needs, environmental factors including ground water and surface water studies, cost assumptions and pricing assumptions and economic analysis. It is the QP’s opinion that the data provided for this TRS is sufficient for the determination of Mineral Reserves at the Freedom Mine.
It is the QP’s opinion that the data provided for this TRS is more than sufficient for the determination of Mineral Resources and Reserves at the Freedom Mine.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
10.0    MINERAL PROCESSING
Mineral processing does not occur at the Freedom Mine.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
11.0    MINERAL RESOURCE ESTIMATES
11.1    KEY ASSUMPTIONS, PARAMETERS, AND METHODS
The QP developed the stratigraphic geologic model for Mineral Resource estimation using Carlson Mining software. All verified drilling data through 2020 was included in the model. The Freedom Mine lignite deposit was modeled using U.S. customary units projected to NAD 1927 North Dakota State Plane, South Zone coordinate system. Key assumptions, parameters and methods to estimate Mineral Resources are discussed herein.
HORIZONS
The structure of the Freedom Mine deposit is determined by “to” and “from” depth intervals from geophysical logs and geologist’s field logs correlated to the drill hole collar survey. Depth picks represent the roof or floor of a lignite seam which define a horizon or domain.
Laboratory results for split cores are reviewed by the senior geologist prior to inclusion in the geologic database for modeling. Quality results for all split samples to identify composition concentrations are identified as a continuous seam in the geologic database. The weighted average is computed in the modeling process which allows for a single composite value for each lignite seam per drill hole.
Roofs, floors and partings that meet a mineable quality are identified as part of the associated seam, and are modeled in the same manner as the split samples described previously. Roofs, floors and partings that do not meet a mineable quality are included in the geologic database as a point of record, but are not modeled with a seam identifier, and thus the quality of those splits is not weighted with the associated seam.
Table 11.1 presents the Stratigraphic Horizons modeled for Mineral Resource estimation. Modeled horizons were required to have quality data in the drilling database to be considered.

HORIZON ID	SEAM NAME
UBE1	Upper Beulah 1
UBE2	Upper Beulah 2
UBEU	Upper Beulah
LBE3	Lower Beulah 3
LBE4	Lower Beulah 4
LBEU	Lower Beulah
BEUH	Beulah

Table 11.1. Stratigraphic Horizons
QUALITY PARAMETERS AND DENSITY DETERMINATION
The quality parameters modeled for determination of Mineral Resources have been modified over the past 38 years by continual evaluations and historical plant performance of the three end users. With the exception of a low BTU value of 6,200 BTU/lb quality parameters aren’t specified in the LSA. Modeled quality parameters include calorific value (Btu/lb), moisture (wt%), ash (wt%), sulfur (wt%), and sodium in ash (wt%); typical Short Proximate analysis

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
reported on an as-received (AR) basis. Five quality grids of the above parameters, along with forms of sulfur are modeled for each horizon. Generally, the only quality constraint on the mineability of the lignite at the Freedom Mine is weathering/oxidation, which causes a substantial decrease in the heat content of the coal. The lignite existence lines consider the weathering limits of the coal. The low BTU coal is removed from the mineable limits and is not considered as a mineral resource or reserve, therefore there are no quality constraints within the mineable limits of the coal field that can’t be mitigated by blending during mining to meet the customer needs.

NACoal was actively exploring and developing various coal fields in North Dakota, beginning in the early 1970s. The United States Geological Survey (USGS) and the United States Bureau of Mines had established the average specific gravity (density) of lignite to be 1,750 tons per acre-foot. This density was applied to all the reserve calculations being made by NACoal.

In 1957, NACoal purchased the Indian Head Mine in North Dakota. Annual comparisons of actual mined tons versus calculated tons showed that 1,750 tons per acre-foot produced good results, year after year.

During the late 1970s and early 1980s, coal production started at the Freedom Mine. A number of density studies were undertaken at the mine to confirm the validity of the density value being used. It was found that the ASTM specific gravity tests on coal cores and other coal samples produced results that were highly variable and difficult to composite into a single seam value. Variations in the organic composition and ash content were believed to be a major cause for the density variations. However, it was also found that when lignite dries, the coal’s structure collapses resulting in a higher density. This density increase from moisture loss is variable and cannot be prevented. For this reason, laboratory measured specific gravities on lignite were not used to calculated resources or reserves.

On several occasions at the Freedom Mine, density confirmation tests were conducted. For these tests, a relatively small area of a pit was defined and the coal was carefully loaded into trucks for weighing. Then detailed surveys determined the volume of coal removed. These volume and weight tests typically involved over 100 tons of coal and confirmed the 1,750 value; with some expected variability.

In addition, the mine was producing and delivering millions of tons of coal per year. Again, comparison of actual delivered tons versus predicted tons showed very good comparison.

During the mid-1980s, NACoal moved from manually drawn and measured maps of coal reserves to geologic computer models; with several different systems being used over the years. Each software package has its own requirements for entering density; some use grams per cubic centimeter while others use pounds per cubic foot and others tons per acre foot. The current geologic software being used by NACoal in North Dakota uses 80.0 pounds per cubic foot as the coal density. This value is slightly conservative (by less than 0.5%).

MODELING PROCESS
After the QP verified the drilling data in accordance with procedures outlined in Section 9.1, the stored drill hole data encompassing geologic lithology intervals, quality data, and collar surveys was imported into the modeling software.
Coteau builds three different models. The main model consists of all of the drilling data over the whole Freedom Mine coal field. This model is built with 200-foot grid cells. The main model is broken out into a West Mining Model and an East Mining Model. These models are built with 100-foot grid cells.
A surface topography grid is created from a compilation of pre-mining topography contours, which have variable contour intervals, but the densest contour interval available for the area was compiled. Some of the topographic lines are digitized from geologic quad maps, and others are contours from flight survey data. The surface grid is created by triangulation at a 200-foot grid cell size for the main model, and at 100-foot grid cell size for the West and East Mining Models.
The lithology and location tables were then referenced by the modeling program and the structural model was developed. The lignite horizons were correlated and modeled using 100-foot or 200-foot grid cells. The thickness structure grids are limited by lignite existence lines, which are the coal croplines that are tagged for the cutoff boundary for each seam. A combination of drill hole data and grid interpolations are used to draw croplines that define the lignite existence and weathering limits. During the modelling process, lithologic data were extrapolated

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
from a maximum of 20 surrounding drill holes using an inverse distance squared calculation to infill the grids where appropriate. The structural model was validated based on geological cross sections and isopach maps of the seam roofs and floors that were created and checked by the QP. Any errors identified in the lithologic descriptions were reconciled.
Lignite quality was then modeled for the entire deposit. As described above, quality data was first composited for each lignite seam by drill hole. As with the structural model, the quality model uses 100-foot or 200-foot grid cells to model quality of the deposit. Drill holes missing quality data employed an inverse distance squared calculation to assign averaged values from a maximum of 20 surrounding drill holes.
Generally, the only quality constraint on the mineability of the lignite at the Freedom Mine is weathering/oxidation, which causes a substantial decrease in the heat content of the coal. The lignite existence lines consider the weathering limits of the coal.
In-situ tonnages for the lignite seams were calculated within Carlson by applying a formula to each horizon by the area, thickness, density, and real/extrapolated quality values (i.e. modeled parameters).
JUSTIFICATION OF MODELING METHODS
Historically, geologic models at the Freedom Mine have been generated using inverse distance methods. These models were established and used in the development of detailed mine plans, financial projections, landowner tonnage estimates, daily operation plans, and month end reconciliations. The models have proved to be consistent with field conditions (structure and quality), which is likely attributed to the simplistic geology of the region as described in Section 6.0 of this TRS. Geologic units are laterally continuous with generally graded quality. Use of inverse distance methods has proven to be robust in continuous stratigraphic deposits. The QP did not see a need for Coteau to alter geologic modeling methods.
LIMITS AND CONSTRAINTS ON THE MINERAL RESOURCE ESTIMATES
The Mineral Resources presented in Table 11.4 were estimated by applying a series of geologic and physical limits in addition to mining and economic constraints which meet the level of detail required for an initial assessment (IA). Key constraints used by the QP to determine Mineral Resource estimates are summarized below. Details pertaining to physical constraints are discussed further within sections 3.0 and 17.0 of this TRS. Mining and economic constraints specific to Mineral Resource estimates are discussed herein.
Geologic Constraints:
–Modeled roof and floors of each lignite seam (horizon).
–Lignite Existence Lines-Croplines
Physical Constraints:
–Surface Topography.
–Lease and fee coal boundaries.
–Surveys of mined out areas
–Offsets from unleased land tracts and occupied dwellings.
–Existing roads and highways, major utilities, and major surface infrastructure without prior agreements for relocation or temporary closure.
Mining and Economic Constraints:
–Resource categorization parameters based on distance from point of observation and drill hole sample count criteria.
–Resource pit shells developed from general mine design parameters and reasonable unit costs used to determine the max cumulative strip ratio for the tonnage to be economical.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
GENERATION OF PIT SHELLS FOR MINERAL RESOURCE ESTIMATES
Resource pit shells were projected to meet the total tonnage requirements to provide lignite fuel to DCC through 2045 which is the current estimated lives of DGC and AVS. The field was analyzed, and the lowest cost portions of the model needed to match the required tonnage were included in the LOM plans. The existing lignite sales agreement between Coteau and DCC is in effect through 2037, therefore any tons within the LOM plan through 2037 are considered a reserve. Coal remaining outside of the existing contract end date is considered a resource.
All production included in the LOM plan will be delivered to DCC.
Under the LSA, Coteau receives a contractually-agreed fee based on the amount of lignite delivered. While Coteau is responsible for all mine operations, DCC is responsible for funding all mine operating costs and provides all of the capital required to build and operate the mine. This contract structure eliminates exposure to spot coal market price fluctuations.
Basic unit costs presented in Table 11.2 were used to determine the maximum reasonable effective stripping ratio of 13:1 for the Freedom Mine assuming an average lignite sales price of $1.70 mmBTU. The sales price has historically remained fairly steady due to the stripping ratio and delivered tons being fairly consistent. Unit costs were derived from general historic unit costs at the Freedom Mine.

Parameter	Unit	Cost
Burden Removal *	$/BCY	0.90
Royalty	$/ton	0.35

*Burden Removal unit cost was determined assuming the truck-shovel fleet, dozer fleet, and dragline each move 1/3 of the cumulative burden. Fleet unit costs are respectively assumed to be $1.20, $1.00, $0.50 per cubic yard.
Table 11.2. Unit Costs – Mineral Resource Estimation Parameters.
The geologic model was used to create a strip ratio map of the deposit. Recovery of in-situ tonnage was assumed to be 90-percent. No dilution factors were applied. Preliminary pit shells were determined by the QP based on the strip ratios, then modified for any physical constraints. General tonnage for areas were calculated in Carlson mining software with a simple closed polyline assuming vertical walls. Lignite quality grids were then individually loaded into Carlson mining software for the QP’s consideration with tonnage estimates to determine a general mine sequence and direction.
The QP projected 150-foot pits for each preliminary pit shell in the Carlson mining software. Lignite tonnages and burden volumes for each block were calculated in Carlson mining software then exported to Excel to generate volume and tonnage reports. To optimize the pit shell extents, cumulative strip ratios and cumulative mining costs for each exported block was calculated in MS Excel then visually modeled in a conditionally formatted table. Boundary adjustments were made to the preliminary pit shells accordingly and re-projected. Several mine plan iterations may be performed to optimize mining in the most cost-effective way.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

MINERAL RESOURCE CLASSIFICATION AND UNCERTAINTY
The Mineral Resource categorization applied by the QP includes the consideration of the abundance of data per drill hole and the spatial distribution of drill holes. Mineral Resources presented in this TRS were estimated and categorized as Measured, Indicated, or Inferred.

Table 11.1 identified the lignite seams for initial consideration of a Mineral Resource by the QP. The listed seams had a minimum of ten coal core samples for quality estimation. Mineral Resources were then further defined by the identified resource pit shells.

As discussed in Section 7.2, all drill holes within the Freedom Mine deposit obtained structural data related to the lignite seams, where a portion of these drill holes also included quality data from the collection of coal core samples. As such, the QP determined it appropriate that limits for spatial distribution between Mineral Resource categories were based on the average cartesian distances between drill holes that contained quality data. Defining the drill hole distances by the drill holes containing quality data ensured an appropriate density of the quality data was included in each Mineral Resource category. Additionally, due to the methodology of the fill-in drilling at the Freedom Mine, a greater density of quality data would naturally encompass a greater density of structural data.

Therefore, due to the uniformity of the structure and quality of the Freedom Mine coal field, drill hole distances that will define the spatial distribution between Mineral Resource Categories are based on the drill hole distances historically and currently utilized by Coteau As stated in Section 7.2, the minimum drill hole spacing within the controlled tracts within the permit boundary area at the Freedom Mine is 1,320 feet, and fill-in drilling tightens the spacing to approximately 660 feet. This drilling density has reliably predicted coal tonnage and quality for over 38 years.

The defined distance limits of the Mineral Resource categories are presented in Table 11.3.

Mineral Resource Category	Lower Distance (Ft)	Upper Distance (Ft)
Measured	0	660
Indicated	660	1,320
Inferred	1,320	5,280

Table 11.3. Mineral Resource category distances.

Measured Mineral Resources are defined as tonnages which meet the general resource requirements and fall within an area where the average distance between quality drill holes is less than or equal to 660 feet.  Much of the structural data has been tightened to a density of 660-feet. Much of this drilling data was collected by Coteau using known sampling methods and surveying methods. Due to the level of control and oversight during collection of this drilling data, the resulting resource estimates have a high level of confidence by the QP and a low level of uncertainty.

Indicated Mineral Resources are defined as tonnages which meet the general resource requirements and fall within an area where the average distance between quality drill holes is greater than 660 feet and less than or equal to 1,320feet. Due to the level of control and oversight during collection of this drilling data, the resulting resource estimates have a high level of confidence by the QP and a low level of uncertainty.

Inferred Mineral Resources are defined as tonnages which meet the general resource requirements and fall within an area where the average distance between quality drill holes is greater the 1,320 feet. Modeled values at these distances require a large amount of interpolation between drill holes, however, due to the level uniformity of the structure and quality data of the Freedom Mine coal field along with the confidence of the drilling data, the resulting resource estimates have a moderate to high level of confidence by the QP and a low level of uncertainty.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
11.2    MINERAL RESOURCE ESTIMATES

BASIS FOR MINERAL RESOURCE ESTIMATE

The basis of the Mineral Resource estimates for the Freedom Mine deposit and the methods in which they were prepared are summarized for this item. The S-K 1300 regulations (17 CFR 229.1300) define a Mineral Resource as:
“A concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, considering relevant factors, such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”
In accordance with definitions presented in 17 CFR 229.1300 and guidance from the Committee for Mineral Reserves International Reporting Standards (CRIRSCO), Mineral Resources are divided into three categories as listed below and are ranked by increasing level of confidence. Mineral Resources are reported as in-situ tons such that no adjustments have been made to account for mining recovery or losses.
Inferred Mineral Resources are defined as a Mineral Resource for which quantity and quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and quality continuity. Inferred Mineral Resources have the lowest level of confidence determined by the QP.
Indicated Mineral Resources are defined as a Mineral Resource for which quantity and quality are estimated on the basis of adequate geological evidence and sampling such that the QP can apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. These Mineral Resources may be converted to a Probable Mineral Reserve. Indicated Mineral Resources have a moderate level of confidence determined by the QP, and could be upgraded to a Measure Mineral Resource with further exploration.
Measured Mineral Resources are defined as a Mineral Resource for which quantity and quality are estimated on the basis of conclusive geological evidence and sampling such that the geologic certainty of the Mineral Resource is sufficient to allow the QP to apply modifying factors in detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Measured Mineral Reserves have the greatest confidence defined by the QP, and may be converted to a Proven Mineral Reserve.
The QP based the Mineral Resource estimates presented in Table 11.4 for the Freedom Mine on a stratigraphic geologic model generated from the verified drilling exploration data presented in Section 7.0 of this TRS. The choice of stratigraphic modeling is due to the continuous spatial continuity of the lignite seams.
MINERAL RESOURCE STATEMENT
The categorized Mineral Resources are reported herein. The effective date of Mineral Resource estimates is December, 31, 2021.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine	Resource Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Measured	322,310,200	6,779	37.64	7.27	0.89	5.62
Freedom Mine	Indicated	8,188,400	6,776	37.92	7.22	0.90	6.36
	Measured + Indicated	330,498,600	6,778	37.64	7.27	0.89	5.63
	Inferred	15,000	6,463	37.84	9.78	1.02	1.59
Table 11.4. Mineral Resource Estimates.
11.3    CUT-OFF QUALITY, ASSUMED COST AND SALES PRICE

Quality limits for the Mineral Resource estimates were discussed under Section 11.1.
Assumed cost and sales price to determine Mineral Resources was previously defined by the stripping ratio and discussed in subsection Generation of Pit Shells for Mineral Resource Estimates of Section 11.1.
11.4    QUALIFIED PERSONS CLASSIFICATION OF MINERAL RESOURCES

The criteria used by the QP to classify Mineral Resources into measured, indicated, and inferred Mineral Resources was previously discussed in subsection Mineral Resource Classification and Uncertainty under Section 11.1.
11.5    UNCERTAINTY IN THE MINERAL RESOURCE ESTIMATES

Uncertainty in the Mineral Resource estimates was previously discussed in in subsection Mineral Resource Classification and Uncertainty under Section 11.1.

11.6    QUALIFIED PERSON’S POTENTIAL INFLUENCES AFFECTING MINERAL RESOURCE ESTIMATES

Due to the confines of the LSA, factors including contract term or likelihood of economic extraction, lignite sales price, and quality parameters/limits have far less risk of being affected than a mineral sold on the open market. Nonetheless some risks still need to be addressed. Additional exploration may positively or negatively affect Mineral Resource estimates. Furthermore, Mineral Resource estimates may be materially affected by a significant change in the assumptions including general mining costs and land control. New regulations may impose additional economic factors, delays to future permit renewals or applications, or restrictions to physical estimation boundaries. Although Coteau has a long-term LSA, numerous regulatory authorities, along with well-funded political and environmental activist groups, are devoting substantial resources to anti-coal activities to minimize or eliminate the use of coal as a source of electricity generation. As a result of such activities, BEPC could prematurely retire certain coal-fired generating units. Any premature facility closure could have a material adverse effect on the mineral resource estimates. The QP is not aware of any specific factors that would currently materially affect the prospect of economic extraction.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
12.0     MINERAL RESERVE ESTIMATES
12.1    KEY ASSUMPTIONS, PARAMETERS, AND METHODS

The following key assumptions, parameters, and methods describe how the QP converted the mineral resources to mineral reserves. All recoverable lignite required to fulfill the contractual obligations of the LSA are contained within the LOM Plan pit extents (Figure 12.1 Life of Mine Map, located in the Supplemental Figures Attachment). The criteria used to estimate the recoverable reserves contained within the LOM pits as estimated by Coteau include:
–Mining costs of $1.55/mmBTU;
–Minimum minable lignite thickness: 2.5 feet;
–Maximum burden depth: approximately 260 feet;
–Mining dilution parameters defined in Table 13.2
–Lignite density of 80 lb/ft3
–Recovery rates by seam presented in Table 13.3
The price and other economic assumptions used to estimate the recoverable reserves are supported by the existing all-requirements LSA and LOM associated with that contract. Compensation from DCC includes reimbursement of all mine operating costs plus a contractually-agreed fee based on the amount of coal delivered. AVS, LOS and DGC are located directly next to the Freedom Mine (i.e. a mine-mouth operation) and 100% of the required coal to operate AVS, LOS and DGC is sourced from the Freedom Mine. DGC is a coal gasification plant that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide, and other chemical products for sale. AVS and LOS are mine-mouth coal-fired power generation facilities. Current projected plant lives are through 2045 for DGC and AVS. LOS Unit 1 is projected to run through 2030 and Unit 2 will cease operations in 2040. As stated in the LSA 100% of Coteau’s production is dedicated to DCC and 100% of DCC’s coal requirements for these plants will be from the Coteau.
The LSA eliminates Coteau’s exposure to spot coal market price fluctuations. As a result of the cost-plus nature of the all-requirements LSA and the mine-mouth location of DCC, factors such transportation costs, location and quality of competing coal reserves, and the ability to compete in the market are not relevant considerations in determining the economic feasibility and viability of the coal reserves associated with the Freedom Mine.
Criteria for determination of Mineral Reserve estimate are justified in further details in the discussion of run-of-mine tonnages under Section 13.0 of this TRS.
A workplan forecast is developed to determine the schedule and estimated delivery requirements of DCC by year until the end of the LOM Plan.
To determine initial tonnages for consideration of Mineral Reserves, factors including the maximum economical strip ratios are applied to the geologic model used to define Mineral Resources. Coteau engineers then project mining pits in Carlson mining software following pit design parameters discussed under Section 13.0 of this TRS. Projections are directed to the topography from the lowest mineable lignite seam. Highwalls are projected at 53-degrees and endwalls are projected at 45-degrees. Volumes of burden and lignite tonnages with associated quality parameters are exported to yearly averages by mine area. The exported data is then brought into spreadsheets to summarize topsoil, subsoil, overburden, and coal tons.
The high-level summary then flows through a series of steps to distribute tonnages and volumes to individual equipment within each operational fleet in order to determine equipment hours (total hours). Consideration of allotted volumes include:
–Equipment mechanical and operational availabilities estimated based on historical production;
–Historic production rates of each piece of equipment;
–Fleet capacity including limiting production factors;
–New and/or retiring equipment and;
–Auxiliary equipment allotments.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
The total hours, allotted volumes, tonnages, staff levels and quality by period are the primary inputs for the Freedom Mine financial model.
After the meter hours for each applicable equipment are calculated to deliver the required tonnages by period, historical equipment costs/hr are applied to determine the total equipment costs for that period. The staff levels are calculated from the required equipment hours and current wages are applied to determine the total labor costs for that period.
Historical unit costs including actual machine operated costs and hours, materials and supplies, and fuel are the basis of the financial model. The historic unit costs are escalated using indices tables and forward-looking futures. The escalated units are then applied to the input hours, volumes, and tonnages previously sequenced to forecast operating costs. In addition to general operating costs, costs pertaining to stockpile inventory adjustments, reclamation, royalties, mine closure, and capital projects are projected and escalated accordingly.
The resulting lignite schedule from the financial model based on the specified delivery schedule determine the Mineral Resources that carry through to become Mineral Reserves.

12.2    MINERAL RESERVE ESTIMATES
BASIS FOR MINERAL RESERVE ESTIMATE

Table 12.1 discloses the Mineral Reserve estimates for the Freedom Mine based on the QP’s detailed evaluation of the modifying factors as applied to indicated or measured mineral resources, which demonstrate economic viability of the Freedom Mine property. The estimated Mineral Reserves are in accordance with the definitions of “Mineral Reserve” as describe by the S-K 1300 regulations (17 CRF 229.1300) as:
“A coal reserve is the economically mineable part of a Measured or Indicated coal resource demonstrated by at least a Preliminary Feasibility Study, which includes information on mining, processing, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.”
In accordance with definitions presented in 17 CFR 229.1300, and guidance from the Committee for Mineral Reserves International Reporting Standards (CRIRSCO), Mineral Reserves are divided into two categories as listed below and are ranked by increasing level of confidence.
Probable Mineral Reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.
Proven Mineral Reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors.
Modifying factors were applied to convert Mineral Resources into Mineral Reserves. These include, but are not restricted to, mining, processing, infrastructure, economic, marketing, legal, environmental, social and governmental factors.
The reference point at which Mineral Reserves are defined, is the point of sale to the DCC. This location is inside Coteau’s Coal Handling Facility where the certified conveyor belt scales weigh the number of tons of lignite delivered to either DGC or AVS.
This disclosure of Mineral Reserves is based upon the QP's preliminary feasibility study (pre-feasibility or PFS), as defined in 17 CFR Part 229.1300, which includes and supports the QP’s determination of Mineral Reserves.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
The LOM plan included annual stripping and lignite production qualities and quantities. Annual production costs were estimated based on the mine plan quantities, surface mining methods, equipment fleets in use, and unit prices that have been proven by historical production at the Freedom Mine. The current mining methods, used at the Freedom Mine since inception, are planned to continue until enough lignite reserve is depleted to fulfill the contractual obligations of the LSA for fuel supply to DCC.
12.3    CUT-OFF QUALITY AND SALES PRICE

Cut-off quality and price were previously discussed in Section 12.1.

12.4    MINERAL RESERVE STATEMENT

The effective date of Mineral Reserve estimates is December, 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine	Reserve Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Proven	253,946,500	6,779	37.70	7.19	0.89	5.12
Freedom Mine	Probable	3,552,300	6,756	38.29	6.78	0.84	5.40
	Total	257,498,800	6,779	37.71	7.19	0.88	5.12
Table 12.1. Mineral Reserve Estimates.

12.5    MULTIPLE COMMODITY MINERAL RESERVE

The Freedom Mine is a single commodity Mineral Reserve.

12.6    QUALIFIED PERSONS OPINION ON RISK FACTORS THAT COULD AFFECT MINERAL RESERVE ESTIMATES

The Freedom Mine has been in operation for over 38 years. Since this is a well-established operation, the deposit, mining, and environmental aspects of the Project are very well understood. The knowledge for the Freedom Mine is based on the collective experience of personnel from Coteau’s site operations and technical disciplines gained during years of lignite mining. This knowledge is supported by years of production data and observations at the Freedom Mine.

The LOM plan included annual stripping and lignite production qualities and quantities.  Annual production costs were estimated based on the mine plan quantities, surface mining methods, equipment fleets in use, and unit prices that have been proven by historical production at the Freedom Mine. The current mining methods, used at the Freedom Mine since inception, are planned to continue until enough lignite reserve is depleted to fulfill the contractual obligations of the LSA for fuel supply to DCC.

Risks include changes in customer demand for any reason, including, but not limited to, dispatch of power generated by other energy sources ahead of coal, fluctuations in demand due to unanticipated weather conditions, regulations or comparable policies which may promote planned and unplanned outages at the customer’s plants, economic conditions, including an economic slowdown and a corresponding decline in the use of electricity, governmental regulations and/or inflationary adjustments which could have a material adverse effect on Coteau's mineral reserve estimates.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

At the time of this TRS, the QP is not aware of any specific factors that would currently materially affect the prospect of economic extraction.

Uncertainty in the Mineral Resource estimates was previously discussed in in subsection Mineral Resource Classification and Uncertainty under Section 11.1.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
13.0    MINING METHODS
The lignite at the Freedom Mine surface mining operation is recovered using dragline and conventional truck and shovel mining methods due to the proximity of the lignite to the surface and the physical characteristics of the deposit. Mining operations includes; suitable plant growth material (SPGM) removal, replacement and storage, overburden removal, lignite production, and spoil backfill and grading. In the development phase, drainage and water control were established (see Water Management under Section 17.0), and then the required infrastructure consisting of power, mine office and maintenance facilities, lignite stockpile facilities, and roadways were established.
13.1    ANNUAL AND TOTAL LIGNITE PRODUCTION
The Freedom Mine is designed to supply approximately 14 to 16 million tons of lignite per year but generally produces between 12.5 million and 13.5 million tons of lignite coal annually. All production from the mine is delivered to DCC, a wholly owned subsidiary of BEPC. DCC then sells the coal to DGC (planned through 2045), AVS (planned through 2045), and to LOS (planned through 2040), all of which are operated by affiliates of BEPC (Figure 12.1 Life of Mine Map, located in the Supplemental Figures Attachment).
13.2    TYPE AND GENERAL MINING METHOD
The Freedom Mine is a surface mining operation, which currently encompasses approximately 45,000 acres within the permitted areas. The mineable coal seam is known as the Beulah-Zap bed, ranging from 15 to 22 feet thick, with a weighted average thickness of approximately 18 feet throughout the permit area. The overburden directly above the Beulah-Zap bed ranges in thickness from 25 feet along the cropline, to more than 250 feet in the larger strip ratio areas.
Coteau utilizes standard surface mining techniques to extract coal from the proposed permit area. Mining operations will typically occur in a sequence of seven events: SPGM removal, overburden removal, coal removal, overburden replacement, final grading, SPGM replacement, and revegetation.
The primary overburden removal units for a typical mining sequence at the Freedom Mine include:
–3 – 105 cubic yard, Draglines
–2 - 40 and 60 cubic yard, Electric-powered shovels
–4 - 18 cubic yard, Hydraulic excavators
–2 – 45 cubic yard, Front-end loaders
–2 – 30 cubic yard, Front-end loaders
–21 – 200 and 240 ton, Overburden end dump trucks
–6 – 32 cubic yard, tractor scrapers
–15 – Track Bulldozers
SPGM will generally be removed by hydraulic excavators and front-end loaders loading trucks, as well as by tractor-scrapers and track dozers. The SPGM will either be stockpiled or directly respread onto regraded areas.
Overburden removal includes the removal of any material between the SPGM and the mineable coal seam. Overburden removal is accomplished with the use of draglines, electric and hydraulic truck-shovel fleets, tractor-scrapers, or other auxiliary equipment. The truck-shovel fleets will be used for pre-benching as well as for uncovering pits along the cropline where shallow cover and steep slopes prohibit the use of the draglines. The Freedom Mine currently uses two different dragline digging methods: single-pass method and spoil side method. In the single-pass method, the overburden can either be removed down to the dragline level as shown in Figure 13.1, or the dragline can remove all the overburden in low cover areas where a truck shovel fleet is not necessary as shown in Figure 13.2. In the spoil side method, the dragline removes the overburden by digging the pit in two passes. The first pass on the highwall side of the pit as shown in Figure 13.3. The dragline then crosses the pit and removes the remaining overburden above the coal from the spoil side as shown in Figure 13.4.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Once all overburden has been removed, the coal surface is then cleaned and drilled in preparation for blasting. The coal is blasted to a size that can be most effectively loaded into the haul trucks. Coal will be loaded by either excavator or front-end loader, and hauled by trucks.
After the coal is removed, overburden from the next pit is then spoiled into the empty pit, and the mining operation evolves into a reclamation operation. Spoils grading will then occur to return the land back to approximate pre-mining topography. After regrading has been completed, SPGM is then respread before the land is put back into productive use following state regulation requirements. The NDPSC requires that areas must be reclaimed within three years subsequent to coal removal.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Figure 13.1. Range Diagram – Single-pass method with truck/shovel pre-bench

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Figure 13.2. Range Diagram – Single-pass method with dragline chop cut

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Figure 13.3. Range Diagram – Spoil-side method step 1

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Figure 13.4. Range Diagram – Spoil-side method step 2

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
13.3    RUN OF MINE TONNAGES
Recoverable Run of Mine (R-O-M) tonnages at the Freedom Mine meet the following conditions:
–Minimum mining thickness: 2.5 ft;
–Maximum overburden depth: approximately 260 feet;
–Average lignite density: approximately 80 lb/ft3
The average lignite quality on an As Received (AR) basis through the LOM is projected to be:

Calorific Value (Btu/lb)	6,728
Moisture (wt%)	35.56
Ash (wt%)	9.22
Sulfur (wt%)	0.85
Sodium in ash (wt%)	4.54
Table 13.1. Projected Life of Mine Quality.
Mining dilution is determined by an analysis of the geologic model, the coal core data, and the as-delivered coal analyses from the customer’s plant. Roof and floor samples from the coal cores have been periodically collected and analyzed. Statistical analysis has shown that the quality parameters in the roof and floor samples are much more variable than those in the coal seams. Due to this variability, the roof and floor analyses have been used to develop average qualities, with typical distribution ranges.
The geologic model based on the coal core data is evaluated to establish average yearly coal qualities, based on the actual historical yearly mining areas. These yearly coal qualities (from the model) are then compared to the yearly as-delivered analyses from the customer’s plant. Adjustments are made to the thickness of the roof and floor included, as well as, the average roof and floor quality (within the distribution ranges). This process is periodically repeated to update the data and account for changes in the mining and sampling processes and local geology.
It should be noted that this procedure of estimating mining dilution is also including the sampling bias in the customer’s plant’s coal sampling systems and other plant specific variables. This means that the dilution estimates are designed to incorporate the biases and variables within the specific power plant.
Dilution parameters are applied to all lignite seams and are outlined herein:

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Structural (Roof and Floor)
Loss (ft)	0.50
Gain (ft)	0.25

Quality (Roof and Floor) (EMA)
Density (lb/ft3)	150
Calorific Value (Btu/lb) (MAF)	10,000
Moisture (wt%)	23.00
Ash (wt%) (Dry)	90.00
Sulfur (wt%)(MAF)	1.00

Quality (Roof and Floor) (WMA)
Density(lb/ft3)	150
Calorific Value (Btu/lb) (MAF)	10,000
Moisture (wt%)	20.00
Ash (wt%)(Dry)	85.00
Sulfur (wt%)(MAF)	1.00

Table 13.2. R-O-M Dilution Parameters.
Recovery rates of individual coal seams are presented in Table 13.3 and were determined from various comparisons between surveyed severed tons, haul truck payloads, delivered tons (DGC, AVS, LOS), and modeled tons accounting for dilution and minimum mining thickness.

Seam	Recovery Rate
UBE1	85%
UBE2	85%
UBEU	90%
LBE3	85%
LBE4	90%
LBEU	90%
BEUH	90%

Table 13.3. Recovery Rates by Seam.
13.4    ENGINEERING STUDIES – DESIGN PARAMETERS
PIT DESIGN
In reference to the 1981 geotechnical engineering report “Ground Stability Study, Beulah-Hazen Area, Mercer County, North Dakota”, prepared for Coteau, a factor of safety of 1.3 is prudent for the design of safe, efficient, and economical highwalls. Actual observed field conditions have closely mirrored the stability calculations in that study for over the past 38 years.
If the overburden consists of consolidated claystone or siltstone, dragline highwall angles of 30 to 60 degrees are used with a nominal design depth of 90 feet. Highwall heights can range up to 120 feet in localized areas to maintain bench grades in areas of steeply dipping coal. Using the charts in the geotechnical report, a factor of safety of 1.6 is

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
achieved with a 90-foot-high, 60-degree highwall, and a factor of safety of 1.4 is achieved with a 120-foot highwall. These designs are within the prudent limits established by the geotechnical engineering report.
If the spoil consists of claystone or sandstone, the draglines may be utilized for spoil side digging with a factor of safety of 1.2 for low-walls. Low -wall angles typically range from 25-36 degrees with varying bench heights. With a 30-degree angle, bench heights of 110 feet to 60 feet can be achieved with factors of safety ranging from 1.2 to 1.5, depending on material. If the material consists of claystone, the low-wall angle can be increased to 35 degrees, and a bench height of up to 80 feet can safely be achieved at a factor of safety of 1.2. Crossings from highwall to spoil side are typically 175 feet wide.
In areas where the overburden is not consolidated claystone or siltstone, a 25-foot-wide offset bench will be built for every 50 feet of highwall height. The benches will replace the existing method of laying the highwall back in areas with less favorable ground conditions. Using a maximum bench height of 50 feet with an overall highwall angle of 45 degrees will increase the factor of safety to at least 1.7.
Dragline pits are typically designed 140-160 feet wide. The pit widths vary depending on the depth of coal, highwall angles, etc. These pit widths are maintained to economically remove the overburden to the dragline’s capacity and also provide enough room for safe coal removal operations. Dragline benches are maintained at 250 feet wide in areas where the truck/shovel fleet are pre-benching for the dragline and when the dragline is taking chop cut to build their own bench. Depending on the type and quality of material, highwall angles vary to reach a factor of safety of at least 1.3.
In shovel workings, overall highwall angles are maintained similar to the dragline highwalls. The characteristics of the shovel, however, cause it to dig more steeply on each level or bench. Bench heights range from 30 to 50 feet depending on overburden quality and size of the machine used. Offset benches of at least 25 feet are employed to maintain the overall angle. Offset benches are also used to catch falling material in areas where loose material cannot be scaled or removed from upper level walls.
Spoil is sloped at a safe angle of repose, which in general is between 25 and 36 degrees. Spoil stability is greatly affected by the surface on which the spoil is dumped. The pit floor is cleaned of any water, snow, and mud prior to spoil placement. The floor is also ripped and/or tipped away from the highwall.
The truck/shovel fleet generally digs most boxcuts, thus minimizing dragline boxcut spoil. However, if the dragline does spoil boxcut material, a buffer (typically 50 to 100 feet) will be left between the toe of the boxcut spoil and the highwall crest to prevent material from failing into the pit.
Typical highwall angles with the respective factors of safety can be found in Figures 13.5, 13.6, and Figure 13.7.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

45 Degree Highwall

90.00
45.00°
90.00

Factor Of Safety

Glacial Till	1.35
Sandstone	1.8
Claystone	2.5

50.00
54.16°
25.00
40.00
54.16°
90.01

Factor Of Safety

Glacial Till	1.7
Sandstone	1.9
Claystone	2.65

NO.	BY	APP'D	DATE
0	JAS		1/28/08

REVISIONS

COTEAU

FREEDOM MINE
BEULAH, ND 58523

EXHIBIT X

CALCULATED SAFETY FACTORS

PAGE 1 OF 3

SCALE: 1" = 60'
DWG NAME:

Figure 13.5. 45-degree highwall factors of safety

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Figure 13.6. 55-degree highwall factors of safety

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

60 Degree Highwall

90.00
60.00°
51.96

Factor Of Safety

Glacial Till	1.09	(60° highwalls will not be allowed in glacial till and sandstone for this scenario)
Sandstone	1.2	
Claystone	1.6	

50.00
40.00
73.00°
52.52

Factor Of Safety

Glacial Till	1.3	(60° highwalls will not be allowed in glacial till for this scenario)
Sandstone	1.35	
Claystone	1.92	

NO.	BY	APP'D	DATE
0	JAS		1/28/08

REVISIONS

COTEAU
THE COTEAU PROPERTIES COMPANY

FREEDOM MINE
BEULAH, ND 58523

EXHIBIT X

CALCULATED SAFETY FACTORS

PAGE 3 OF 3

SCALE: 1" = 60'
DWG NAME:

Figure 13.7. 60-degree highwall factors of safety

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
SPOIL STABILITY STUDIES
The initial spoil stability study titled “Slope Stability Study for Coteau Properties” by Lyall Workman of Bauer, Calder & Workman Inc. was completed in September 1984. This study pertains to spoil stability which influences operation plans for production and reclamation. The most common spoil failure is a rotational failure. A rotational failure occurs when the toe of the spoil is weakened, causing the factor of safety to be less than 1.0 resulting in a failure. These failures occur when poor floor conditions are observed, water saturates the toe of the spoil, or when spoil is overfilled. The Freedom Mine typically experiences claystone material with isolated areas of glacial till and sandy materials. The stability nomograph for claystone spoil can be found in Figure 13.8.

40°
30°
20°
ANGLE OF REPOSE
SLOPE ANGLE β
140
120
100
80
60
40
HEIGHT, FEET
1.0
1.5
2.0
4.0
8.0
FACTOR OF SAFETY

Figure 13.8. Stability nomograph for claystone spoil
The Freedom Mine experienced a spoil failure that occurred in August of 2010. The Freedom Mine requested Barr Engineering Company (Barr) to perform a slope stability study for the spoil failure. The slide was substantial both in length and in distance back into the spoils. Truck/shovel spoil that was being hauled to a location in the spoils

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
behind the active dragline spoil ridge was included in the failure. The back-failure plane was about 290 feet back into the pre-strip spoil.
An analysis was performed for the spoil pile to determine the in-situ conditions which caused the failure in the spoil pile. Samples of the spoil were taken to determine the properties of the spoil such as the shear strength, triaxial shear, direct shear, and unconfined compression testing. After soil testing was completed, a slope stability model was developed in GEO-SLOPE. The GEO-SLOPE modeling program can take several different approaches to define where the slop failure surface occurs. Two modes of failure, block and circular (rotational), were modeled. Examples of the two different models showing circular (rotational) failure and block failure can be seen in Figures 13.9 and 13.10, respectively.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Figure 13.9. Modeled circular (rotational) failure with factor of safety equal to 0.987

Figure 13.10. Modeled block failure with factor of safety equal to 0.931

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
The spoil failure study concluded that the failure that occurred in MA1 was a block failure. Contributing factors to the block failure were a weak saturated plane in the pit floor consisting of a thin underclay and kicker seam. When the underclay and kicker seam are removed, the spoil piles become more stable and the truck dump soils do not need to be placed as far back to achieve a stable configuration. The total spoil is designed to have a factor of safety greater than 1.2. Different designs are required for good and poor floor conditions. Figures 13.11 and 13.12 show the findings of the study for good and poor floor conditions and the design parameters that should be taken to reach an adequate factor of safety of 1.2.
Figure 13.11. Design parameters for good floor conditions
Figure 13.12. Design parameters for poor floor conditions

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
13.5    HAUL ROADS, RAMPS AND DRAGLINE WALKWAYS
Typical sections for haul roads, spoil ramps, highwall ramps, and dragline walkways are presented in Figure 13.13. Haul roads and spoil ramps are typically designed to a width of 90 to 100 feet to allow for two-way traffic. In some circumstances, temporary one-way roads may be established with proper signage. Dragline walkways must be a minimum of 120 feet wide.
Figure 13.13. Typical Haul Road Cross-Section

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
13.6    PERSONNEL AND MAJOR EQUIPMENT

The Freedom Mine employs approximately 110 full-time maintenance staff, 250 full-time equipment operators, and 82 full-time staff. In addition to the full-time employees there are 40 part time or seasonal employees that work 6-8 months of the year as well.
A list of major and auxiliary equipment used at the Freedom Mine is shown below and will be used, as needed, for all aspects of the operations.

3        Draglines (105 yard)
15        Bulldozers (140 to 850 hp class)
2        Cable Movers
7        Cable Moving Tractors
2        Front-End Loader (45 cy class)
2        Front-End Loader (30 cy class)
1        Explosives Trucks
1        Coal Drills
1        Overburden Drill
5        Bulldozers (rubber-tired)
8        Bottom-Dump Coal Haulers (300 ton and 240 ton class)
2        Overburden Shovels (60 cy and 40 cy class)
10        Overburden Trucks (240 ton class)
11        Overburden Trucks (190 ton class)
2        Sheepsfoot Compactors with Tractors
10        Road Graders
5        Water Trucks (14,000 to 40,000 gallon class)
2        Dump Trucks (15 ton class)
3        Front-end Loader (6 yard class)
7        Hydraulic Backhoes (1, 2, and 18 cy yard class)
4        Supply Trucks (flatbed)
1        Mobile Crane (300 ton class)
1        Mobile Crane (200 ton class)
1        Mobile Crane (60 ton class)
2        Lowboy (250 ton class)

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
2        Lowboy (55 ton class)
1        Electrical Maintenance Truck
1        Portable Air Compressor
1        Fuel Truck
3        Welding Trucks
3        Service and Lube Trucks
1        Tire Maintenance Vehicle
2        Fuel Tank Farms
2        Forklifts (1½ ton class)
2        Field Maintenance Trucks
14        Portable Pit Pumps (diesel)
4        Portable Pumps (electric)
3        Portable Generators
4        High Volume Water Pumps
2        Flocculation Plants
55        Pickups
6        Vans
1        Ambulance
7        Scrapers (32 yd class)
Lot        Miscellaneous Seeding Equipment
20        Portable Pit Lights
2        Articulated Trucks (40 ton class)

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
14.0     PROCESSING AND RECOVERY METHODS
No mineral processing is performed.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
15.0    INFRASTRUCTURE
The Freedom Mine public utility lines and facilities locations are presented in Figure 15.1 Infrastructure Map, located in the Supplemental Figures Attachment.
Coteau purchases power from Roughrider Electric, a cooperative of BEPC. A 69kV powerline leaves a switchyard located directly west of AVS. The power line then runs underground to the permanent substation located between Coteau and AVS’s facilities. From there, a 69kv line runs west to a substation located west of County Road 15 to feed MA3. Then runs south parallel with County Road 15 on the west side road to a substation that feeds MA1. The EMA is also fed from the permanent substation. A 69kv line runs east out of the permanent substation paralleling Coteau’s haul road that accesses the EMA. The 69kV line then runs around the south side of the EMA and runs north to a centralized area in advance of the EMA.
Coteau’s Shop/Office complex is fed from the main permanent substation from AVS’s switchyard.
Coteau’s coal handling facilities are fed from the main permanent substation from AVS’s switchyard. The line runs east out of the permanent substation until it intersects 60th Ave NW. The line then turns south to parallel 60th Ave NW to the Boot Hill Substation where power is distributed to the East Truck Dump, drive house, and coal handling facilities located directly south east of AVS.
Potable water for the mine office facilities is supplied by the Southwest Water Authority.
The Freedom Mine utilizes an aerobic sanitary waste treatment lagoon system for office effluent. The lagoon system is regulated by the ND Department of Environmental Quality under NDPDES Permit ND0025038. Effluent from portable restrooms is collected by licensed septic pumpers and disposed of according to state law.
An appropriated surface water source, Lake Sakakawea, is used for washing equipment in the facilities wash bay and irrigating the lawn around the office facility. Fire hydrants use recycled water from AVS. All other office water is supplied by the Southwest Water Authority, including several pastures taps for livestock watering.
Sedimentation ponds P-J30-02R and P-D03-02 are permitted for Beneficial Water Use by the ND State Water Commission and serve as the water source for dust suppression. Both sedimentation ponds have a water load-out station used to fill mine water trucks.
Lignite will be mined and transported to the coal handling facility, located directly east of DGC and AVS. The coal can either be stockpiled for future use or be hauled directly to DCC. A system of permanent haul roads are utilized to transport the coal from the pits to the coal handling facilities. An overpass bridge was built in 2006 with the capacity to handle Coteau’s equipment to cross County Road 26 to access the MA1 reserves. The bridge was needed to cross over County Road 26, DGC’s natural gas pipeline, and the railroad that transports coal from the coal handling facility to LOS. To access the EMA, an overpass was constructed on County Road 21 to pass over Coteau’s haul road. To access MA3, the equipment haul road crosses County Road 15 at grade directly west of the office/shop complex. Public access is blocked off in this area to allow for steady traffic flow. Public roads are not used for the transport of lignite to DCC. Mine site haul routes are depicted in Figure 15.1 Infrastructure Map in the Supplemental Figures Attachment.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
16.0    MARKET STUDIES
16.1    MARKETS
As stated previously in Section 5, the Freedom Mine coal reserves are 100% dedicated to DCC. Any market expansion would be the sole responsibility of DCC.
16.2    MATERIAL CONTRACTS
Freedom Mine is a fully developed and functioning mining operation. All aspects of the mining, haulage and delivery of lignite to DCC and affiliates are handled by Coteau. Coteau is a mine-mouth project where the lignite is delivered directly to DCC using conveyors. All production from the mine is delivered to DCC under a long-term LSA. Although the term of the existing LSA terminates in 2027, the term may be extended for two additional periods of five years, or until 2037, at the option of the Coteau. Under the LSA, Coteau receives a contractually-agreed fee based on the amount of lignite delivered. While Coteau is responsible for all mine operations, DCC is responsible for funding all mine operating costs and provides all of the capital required to build and operate the mine. This contract structure eliminates exposure to spot coal market price fluctuations. No other material outside contracts are required to provide this service. No material contacts with affiliated parties are in place. Coteau is an active operation and all material contracts are in place for the continued operation of the mine.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
17.0    ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS
17.1    ENVIRONMENTAL AND BASELINE STUDIES
Environmental resource baseline studies must be conducted prior to the issuance of a surface coal mining permit by the NDPSC. These baseline studies collect information for a variety of areas, including:
–Geology
–Surface Water Hydrology
–Ground Water Hydrology
–Soil Resources
–Alluvial Valley Floors
–Fish and Wildlife Resources
–Climatological Data
–Air Resources
–Aquatic Ecology
–Streams and Wetlands
–Terrestrial Ecology
–Threatened and Endangered Species
–Land Use
–Cultural and Historical Resources
–Transportation Facilities
–Public Health
–Hazardous and Solid Waste
–Prime Farmland

The results of the geological baseline studies are detailed in Section 6.0. Additionally, the results of the surface and groundwater baseline studies and geotechnical studies are documented in Sections 7.3 and 7.4, respectively.

17.2    WASTE DISPOSAL, SITE MONITORING, AND WATER MANAGEMENT
WASTE DISPOSAL

No processing of lignite occurs at the Freedom Mine; therefore, no lignite processing or tailing wastes have been or will be generated.

SITE MONITORING

The Freedom Mine is required to conduct routine groundwater, surface water and soil sampling in accordance with SMCRA and NDPDES permit requirements. Surface and groundwater monitoring occur both within the active mine area as well as in adjacent, undisturbed areas upstream and downstream of the active mining operations. The Freedom Mine also conducts routine soil sampling to ensure the reclaimed environment meets regulatory chemical and textural requirements. The water and soil data are submitted to NDPSC and NDDEQ in accordance with permit requirements.
The Freedom Mine will continue to monitor surface water, groundwater, and soils in accordance with all permit requirements until such time mining and reclamation activities are complete and NDPSC has released the entire project from the reclamation performance bond requirements. This release can only happen once the Freedom Mine

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
has quantitatively demonstrated that the reclaimed areas meet performance criteria detailed in the mining permit. Once the reclamation performance bond is released, the Freedom Mine will have no further site monitoring requirements.

WATER MANAGEMENT

The Freedom Mine manages stormwater by constructing large, strategically located sedimentation ponds. The sedimentation ponds are constructed in accordance with permit requirements to retain a 10-year, 24-hour storm event. Once the retained water meets NDPDES water quality requirements, the water is released back into the natural system. The results of the NDPDES monitoring are reported to NDPSC and NDDEQ. The Freedom Mine also maintains a general permit to authorize discharge of stormwater associated with mining, extraction or paving materials. This permit is used for areas of small runoff, such as roads, which are not contained within the watershed of a sedimentation pond. For these areas, a Storm Water Pollution and Prevention (SWPP) plan has been developed to discuss Best Management Practices (BMPs) implemented for the reduction of erosion and sedimentation as well as a Spill Prevention, Control, and Countermeasures (SPCC) plan.

17.3    PERMITS
The Freedom Mine is operating under a total of five surface coal mining permits: NACT-1801, NACT-0201, NACT-0401, NACT-9001, NACT-9101. The permits were issued by the NDPSC under delegated authority of the United States Department of the Interior, Office of Surface Mining Reclamation Enforcement (OSMRE) under the Surface Mining Control and Reclamation Act (SMCRA).
PERMIT STATUS

In addition to the mining permits, the Freedom Mine is required to obtain and maintain numerous other regulatory permits and approvals:
•MSHA 32-00595 - Freedom Mine Identification Number
    Issued: January 16, 1978
    Mine Safety and Health Administration
    U.S. Department of Labor
    P. O. Box 25367
    Denver, Colorado 80225-0367

•Ground Control Plan
ID #32-00595
Effective: November 30, 1992
Updates Approved: June 8, 2009 and February 28, 2014
Mine Safety and Health Administration
U.S. Department of Labor
P. O. Box 25367
Denver, Colorado 80225-0367

•NDPDES Discharge Permit ND-0025038
    Issued: January 1, 1992
    Renewed: January 1, 2022
    North Dakota Department of Environmental Quality

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
    Division of Water Quality
    4201 Normandy Street
    Bismarck, North Dakota 58503-1324

•NDPDES Storm Water Permit NDR32-0017
    Issued: July 1, 1994
    Renewed: July 1, 2020
    North Dakota Department of Environmental Quality
    Division of Water Quality
    4201 Normandy Street
    Bismarck, North Dakota 58503-1324

•Air Pollution Control Permit to Operate #085004
    Issued: November 17, 1993; Amended February 7, 1995
    Renewed: October 21, 2021
    North Dakota Department of Environmental Quality
    Division of Air Quality
    4201 Normandy Street
    Bismarck, North Dakota 58503-1324

•Air Pollution Control Permit to Construct
    Issued: February 24, 1978
    Amendment 1: May 29, 1979
    Amendment 2: October 31, 1979
    Amendment 3: August 14, 1981
    Expansion Area: December 7, 1992
    EMA Secondary Coal Crusher: September 12, 1994
    North Dakota Department of Environmental Quality
    Division of Air Quality
    4201 Normandy Street
    Bismarck, North Dakota 58503-1324

•Permit for Solid Waste Management Facility - 0343
    Issued: June 16, 2009
    North Dakota Department of Environmental Quality
    Division of Air Quality
    4201 Normandy Street
    Bismarck, North Dakota 58503-1324

•Temporary Water Use Permit #ND2021-20733
    Issued: October 1, 2021

    Perfected Water Use Permit #3050
    Issued: February 27, 1985

    Perfected Water Use Permit #4217
    Issued: October 25, 1999

    Perfected Water Use Permit #4384
    Issued: October 25, 1999

    Perfected Water Use Permit #5043

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
    Issued: November 3, 1999

    Perfected Water Use Permit #5262
    Issued: October 30, 1998
    Transferred to ND Game and Fish Department – June 24, 2004

    Perfected Water Use Permit #5384
    Issued: February 14, 2000

    Dam Construction Permit #1475
    Issued: November 2, 1998
    North Dakota State Water Commission
    900 East Boulevard Avenue
    Bismarck, North Dakota 58505-0850

•Aeronautical Study – 2005-AGL-2925-OE, 2005-AGL-2926-OE, 2005-AGL-2929-OE, 2005-AGL-2930-OE, 2005-AGL-2931-OE, 2005-AGL-2932-OE, 2005-AGL-2933-OE, 2005-AGL-2934-OE, 2005-AGL-2935-OE, 2005-AGL-2936-OE, 2005-AGL-2937-OE, 2005-AGL-2938-OE, 2005-AGL-2939-OE, and 2005-AGL-2940-OE
    Issued: June 7, 2005
    Aeronautical Study – 2011-AGL-7238-OE
    Issued: November 7, 2011
    Federal Aviation Administration
    SW Regional Office
    Obstruction Evaluation Group
    2601 Meacham Boulevard
    Fort Worth, Texas 76137

•State Coal Exploration Permit
Issued: July 14, 2021
North Dakota Geological Survey
North Dakota Industrial Commission
600 East Boulevard Avenue
Bismarck, North Dakota 58505-0840

•Federal Coal Exploration License NDM 90166 and NDM 90322
Issued: September 15, 2000 and October 17, 2000
U.S. Department of the Interior
Bureau of Land Management
5001 Southgate Drive
Billings, Montana 59101

•Conditional Use for Coal Excavation and Mining, and Certificate of Zoning Compliance
    Case 1041 – Issued April 3, 1979 (For Permit NACT-8102)
    Case 1155 – Issued April 1, 1980 (For Permit NACT-8102)
    Case 8119 - Issued July 7, 1981 (For Permit NACT-8102)
    Case 8340 - Issued August 2, 1983 (For Permit NACT-8203)
    Case 8410 - Issued June 5, 1984 (For Permit NACT-8401)
    Case 86-06-02 - Issued July 1, 1986 (For Permit NACT-8503)
    Case 87-04-05 - Issued May 12, 1987 (For Permit NACT-8601)
    Case 90-11-01 - Issued December 4, 1990 (For Permit NACT-9001)
    Case 94-02-01 - Issued March 3, 1994 (For Permit NACT-9001)

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
    Case 92-02-02 - Issued April 7, 1992 (For Permit NACT-9101)
    Case 94-02-02 - Issued March 3, 1994 (For Permit NACT-9101)
    Case 95-12-02 - Issued January 5, 1996 (For Permit NACT-9101)
    Case 97-11-01 – Issued December 2, 1997 (For Permit NACT-9101) (Harmony Lake)
    Case 01-01-01 – Issued February 6, 2001 (For Permit NACT-9101)
    Case 07-05-03 – Issued June 7, 2007 (For Permit NACT-9101)
    Case 95-12-01 - Issued January 5, 1996 (For Permit NACT-9501)
    Case 99-01-01 – Issued February 2, 1999 (For Permit NACT-9501)
    Case 01-11-01 – Issued December 4, 2001 (For Permit NACT-9501)
    Case 02-12-01 – Issued February 4, 2003 (For Permit NACT-0201)
    Case 05-02-01 – Issued July 7, 2005 (For Permit NACT-0401)
    Case 08-04-01 – Issued May 7, 2008 (For Permit NACT-0401)
    Mercer County Board of Commissioners
    P.O. Box 39
    Stanton, North Dakota 58571

•Federal Explosives License/Permit
    License Number: 3-ND-057-33-2A-00163
    License Type: User of Explosives
    U.S. Department of Justice
    Bureau of Alcohol, Tobacco, Firearms, and Explosives
    Federal Explosives Licensing Center
    244 Needy Road
    Martinsburg, West Virginia 24505-9431

•Wetland Drainage Permits
    #2642 - Issued April 5, 1990
    #2655 - Issued March 14, 1991
    #2682 - Issued December 9, 1993
    #2695 - Issued April 14, 1994
    #2741 - Issued January 11, 1996
    #2742 - Issued January 11, 1996
    #2956 – Issued February 8, 2002
    #2995 – Issued August 14, 2003
    Office of the State Engineer
    900 East Boulevard Avenue
    Bismarck, North Dakota 58505-0850

•Department of the Army Individual Permit
Issued: June 29, 2016
U.S. Army Corps of Engineers
North Dakota Regulatory Office
3319 University Drive
Bismarck, North Dakota 58504

•Approval to remove diversion in the NW¼ Section 3, T145N, R87W
Granted April 17, 2001
Design approval for rerouted waterway in Section 9, T145N, R86W
Granted April 17, 2001
Mercer County Water Resource Board
P.O. Box 488
Hazen, North Dakota 58545

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
17.4    RECLAMATION BOND REQUIREMENTS
Freedom Mine is required to post a performance bond per NDCC 38-14.1-16 of the regulations. Bonding is calculated based on a consolidated mine wide worst-case scenario with an estimated reclamation cost of $174.4 million. The Freedom mine has secured $186 million through a third-party guarantee and collateral bond.
17.5    PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

The Freedom Mine has secured agreements with all third parties that are necessary to conduct mining operations in accordance with applicable law.
17.6    MINE CLOSURE PLANS

The projected plant lives and subsequent LOM plans are projected to continue operations through 2045. Although the mineable lignite within the Freedom Mine coal field will not be exhausted, the production period is tied to the current LSA and/or LOM Plan with DCC and is based on the projected life of the plants which are expected to operate until 2045.All mine closing is funded by DCC in a reclamation trust account, current estimated future mine closing expenses and accumulated funds total $307 million. Following the closure of BEPC’s plants and the subsequent closure of the mine, Coteau will be required to complete remediation and reclamation of all mined areas. Adequate material will be stockpiled to fill the final highwalls and all necessary regrading will commence after final coal removal to satisfy all requirements in the approved mining permits. Final reclamation and closure activities vary by mine area. The NDPSC permits for mining areas detail post production reclamation activities and long-term management plans for mined lands and all disturbed areas.

17.7    QUALIFIED PERSON’S OPINION OF ADEQUACY OF CURRENT PLANS
Although the term of the existing lignite sales agreement terminates in 2027, the term may be extended for two additional periods of five years, or until 2037, at the option of Coteau. Coteau currently has all permits in place for the Freedom Mine to operate through 2031. Permit expansions required to extend the life of the mine through 2045 will be acquired as needed. Absent of any regulatory changes out of Coteau’s control, the QPs do not anticipate hurdles for approval of future permit applications. The QPs base this opinion on the mine’s demonstrated success meeting regulatory requirements. No NOVs have been issued at the Freedom Mine in more than ten years. Proper monitoring plans in accordance with QA/QC procedures have been in place at the Freedom Mine since the mine’s inception and are documented through regular reporting to NDPSC. Furthermore, appropriate bonding and closure plans are in place. As the existing lignite sales agreement between Coteau and DCC is in effect through 2037, any tons within the LOM plan through 2037 are considered a reserve. Tons remaining between 2037 and 2045 are considered a resource.
17.8    DESCRIPTION OF ANY COMMITMENTS TO ENSURE LOCAL PROCUREMENT AND HIRING
Purchasing endeavors to place orders with regards to dependability and service records of the supplier, the nature of the guaranty and warranty of the product, its price, and quality. Preference is given to suppliers who are developing new and improved products or equipment, or designing and developing a special product, specifically for the Freedom Mine. Consideration is also provided to local suppliers near the Freedom Mine. Suppliers must have a reputation of adhering to specifications and delivery schedules.
Open positions at the Freedom Mine are posted in local and regional papers as well as on applicable online recruitment websites. Coteau also participates with regional state job fairs, recruit on local college campuses and participate in local community sponsored activities.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
18.0    CAPITAL AND OPERATING COSTS
18.1    OPERATING COSTS
Annual production costs were estimated in conjunction with the mining methods discussed in Section 13 to satisfy the contractual terms of the LSA. All costs were estimated based on the most recent LOM tonnage requirement provided by DCC in 2009 and are escalated at various rates depending on the predicted performance of the Consumer/Producer Price Index with 2021 being the base year. Operating costs include operating, maintenance, and staff labor, materials and supplies, fuel, equipment repairs, outside contractors, administration, royalties, and all required taxes.
The model used to estimate the operating costs to a PFS level of study is based on historical costs and performance measures that have been maintained by Coteau since its inception. These costs are reviewed on an annual basis to account for changes in site conditions or the operating plan. This information is then used to estimate the projected costs for the LOM plan until the end of the current LSA in 2037. Table 18.1 provides a summary of the assumptions that were used to develop these projected costs.

	Annual Average
Dragline Overburden*	83,142,000	CY
Truck/Shovel Overburden*	28,945,000	CY
Virgin Stripping Ratio	11.166.46
Delivered Tons	14,167,000	Tons
Lignite cost per Delivered Ton	$ 1.55	/mm BTU

Quality:
Heating Value	6719	BTU/LB
Moisture	36.14%
Sulfur	0.90%
Ash	9.01%

*Includes re-handle

Table 18.1. Cost Assumptions
All costs including mine development, overburden removal, severing of lignite, reclamation, maintenance and handling of stockpiled lignite and delivery to the neighboring facilities along with the necessary maintenance required to keep all equipment operating safely and efficiently are paid by DCC as required under the LSA. Coteau is then paid a profit based on delivered tons. All mine closing costs are also required to be paid by DCC under the LSA. Each month of production, DCC records a liability based on the ARO (Asset Retirement Obligation) calculation. As mine closing dollars are expended, Coteau is reimbursed from DCC.
The total cost of coal over the remaining term of the LSA is shown in Table 18.2. Cost of Coal. Historical data was used to determine the estimated ratio of direct and indirect costs. Indirect costs include; support wages and benefits, medical insurance, power (demand), outside services, short term rentals, miscellaneous, property tax, coal lease maintenance, property and liability insurance, office costs, travel costs, depreciation and amortization, and interest expense. Direct costs include; workforce wages and benefits, supervisory wages and benefits, supplies, fuel, major repairs, power (usage), outside services, short term rentals, royalties, severance tax, federal reclamation fee, stockpile variance, and management fee/profit.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Table 18.2. Cost of Coal.
18.2    CAPITAL COSTS
Capital Costs were estimated to a PFS level of study based on vendor quotes, historical land purchases, mine development costs, mitigation costs and other costs. Capital costs include equipment expenditures, additional mine area development, and land acquisition costs. Future capital costs through 2037 to fulfil the LSA are estimated to total $218.1 million. All capital costs incurred by Coteau are reimbursed by DCC as required under the terms of the LSA. There are risks regarding the capital costs estimates, including escalating costs of raw materials, equipment availability and timing due to either production delays or supply chain gaps. Estimated future annual capital costs are summarized in Table 18.3. Capital Costs. Should the LSA be extended beyond 2037, to reach the end of LOM in 2045, additional capital costs would be required and funded by DCC.

Table 18.3. Capital Costs

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
19.0    ECONOMIC ANALYSIS
19.1    KEY ASSUMPTIONS, PARAMETERS AND METHODS
The primary key assumption in determining the economic viability of the Freedom Mine reserves is BEPC’s continued operation of AVS, LOS and DGC and the resultant required annual deliveries. The analysis of economic viability is supported by the existing all-requirements LSA and the LOM plan that supports the LSA. The LSA requires DCC to fund all mine operating costs, including final mine reclamation, and provide all of the capital required to build and operate the mine. This contract structure eliminates exposure to spot coal market price fluctuations.
Although the existing LSA terminates in 2027, the term may be extended for two additional periods of five years, or until 2037, at the option of Coteau. As the existing LSA between Coteau and DCC is in effect through 2037, any tons within the LOM plan through 2037 are considered a reserve. Tons remaining between 2037 and 2045 are considered a resource.
A reduction in dispatch of AVS or LOS or premature closure of AVS, LOS and/or DGC would have a material adverse effect on the economic viability of the Freedom Mine reserves. In August 2021, BEPC signed a non-binding term sheet to sell the assets of DGC. As part of the agreement, BEPC indicated that DGC will continue existing operations through 2025. The closing of the agreement is subject to the satisfaction of specified conditions. BEPC is also considering other options for DGC if the transaction with the potential buyer does not close. As this is a non-binding agreement, the current LOM plan assumes DGC operates through 2045.
The analysis of economic viability of the Freedom Mine is supported by the existing all-requirements LSA and LOM associated with that contract. Compensation from DCC includes reimbursement of all mine operating costs plus a contractually-agreed fee based on the amount of coal delivered. AVS, LOS and DGC are located directly next to the Freedom Mine (i.e. a mine-mouth operation) and 100% of the required coal to operate AVS, LOS and DGC is sourced from the Freedom Mine.
DGC is a coal gasification plant that manufactures synthetic natural gas and produces fertilizers, solvents, phenol, carbon dioxide, and other chemical products for sale. AVS and LOS are mine-mouth coal-fired power generation facilities. Current projected plant lives are through 2045 for DGC and AVS. LOS Unit 1 is projected to run through 2030 and Unit 2 will cease operations in 2040. As stated in the LSA 100% of Coteau’s production is dedicated to DCC and 100% of DCC’s coal requirements for these plants will be from Coteau.
The LSA eliminates Coteau’s exposure to spot coal market price fluctuations. As a result of the cost-plus nature of the all-requirements LSA and the mine-mouth location of DCC, factors such transportation costs, location and quality of competing coal reserves, and the ability to compete in the market are not relevant considerations in determining the economic feasibility and viability of the coal reserves associated with the Freedom Mine.
The current LOM delivery requirements are based on the most recent projections from DCC. DCC has approved the LOM plan. The approved LOM plan was completed in 2010 dollars. The costs reflected above in Table 18.2. Cost of Coal have been escalated to reflect 2021 dollars.
Key assumptions to escalate the approved LOM plan to 2021 dollars include:
•Wages and benefits restated at current labor rates
•Supply costs restated based on historical vendor price increases
•Current price per ton rates where applicable
•Current mine closing cost study
19.2    ANNUAL CASH FLOWS
The Internal Rate of Return and capital payback period is not applicable due to the ongoing nature of this project and cost-plus feature of the LSA. The cost-plus nature of the LSA provides assurance that all costs incurred by Coteau will be reimbursed by DCC and negates any risk of loss to Coteau, which allows the mine to remain cash flow positive in 2022 and remain so through 2037.
Using the assumptions outlined in Section 18 above, the mine has a cash flow after tax projected to be $302.2MM resulting in a Net Present Value of $148.5MM.
An effective income tax rate of 12% was utilized in calculating income tax expense. This rate differs from the U.S. federal statutory rate primarily due to the benefit from percentage depletion. The benefit of percentage depletion is not directly related to the amount of pre-tax income recorded in a period.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
19.3    SENSITIVITY ANALYSIS

Over the history of the mine, Coteau has performed numerous LOM studies based on various tonnage requirements requested by DCC. Increased tonnage decreases the overall production cost per ton as fixed costs can be spread over additional tons. For every 100,000 ton annual reduction, costs are estimated to increase approximately $0.08/ton. The inverse has also been shown such that for every 100,000 ton annual increase, the overall cost of production is estimated to be reduced by approximately $0.08/ton. As a result, BEPC has historically operated AVS, LOS and DGC at the highest possible production rates.
Coteau’s profit correlates proportionally with the actual increase or decrease in tonnage required for BEPC as compensation from DCC includes reimbursement of all mine operating costs plus a contractually-agreed fee based on the amount of coal delivered. It was assumed all costs in the LOM are economical for DCC based on approval of Coteau’s LOM plan, which was escalated utilizing the key assumptions outlined previously. One of the largest cost components within the plan that fluctuates is diesel fuel. A cost of $2.40 per gallon for diesel price was used. If the cost of diesel goes up 50%, the final average selling price of coal will go from $1.55 per mmBTU to $1.63 per mmBTU, respectively.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
20.0    ADJACENT PROPERTIES
There are no properties adjacent to the Freedom Mine. There is no information used in this TRS that has been sourced from adjacent properties.
The drilling and exploration activities at the Freedom Mine defines the lignite geology, Mineral Resources and Mineral Reserves. Due to this and the relatively simple geology at the Freedom Mine, material changes to the Mineral Resource estimates and Mineral Reserve estimates are not likely if adjacent property information is included in future estimates.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
21.0    OTHER RELEVANT DATA AND INFORMATION

In the QPs opinion, all material information has been stated in the above sections of this TRS.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
22.0     INTERPRETATIONS AND CONCLUSIONS
All data provided in this TRS is appropriate and has been utilized for the start-up, and continual operation of the Freedom Mine. The Freedom Mine has been a producing mine since 1983.
The projected plant lives and the LOM plan are projected to continue operations through 2045. The term of the existing LSA terminates in 2027, although the term may be extended for two additional periods of five years, or until 2037, at the option of Coteau. Coteau currently has all permits in place for the Freedom Mine to operate through 2031. Permit expansions required to extend the life of the mine through 2045, which is the current estimated lives of DGC and AVS, will be acquired as needed.
Due to the confines of the LSA, factors including contract term or likelihood of economic extraction, lignite sales price, and quality parameters/limits have far less risk of being affected than a mineral sold on the open market. Nonetheless some risks still need to be addressed. Additional exploration may positively or negatively affect Mineral Resource estimates. Although rare but possible, unexpected coal subcrops and seam pinchouts can affect tonnage estimates. Furthermore, Mineral Resource estimates may be materially affected by a significant change in the assumptions including general mining costs and land control. New regulations may impose additional economic factors, delays to future permit renewals and applications, or restrictions to physical estimation boundaries. Although Coteau has a long-term LSA, regulatory changes or lower carbon initiatives could affect either Coteau or BEPC. Also numerous regulatory authorities, along with well-funded political and environmental activist groups, are devoting substantial resources to anti-coal activities to minimize or eliminate the use of coal as a source of electricity generation. As a result of such activities, BEPC could prematurely retire coal-fired generating units. Any premature facility closure could have a material adverse effect on the mineral resource estimates.
The QP is not aware of any specific factors that would currently materially affect the prospect of economic extraction. Although, in August 2021, BEPC signed a non-binding term sheet to sell the assets of DGC. As part of the agreement, BEPC indicated that DGC will continue existing operations through 2025. The closing of the agreement is subject to the satisfaction of specified conditions. BEPC is also considering other options for DGC if the transaction with the potential buyer does not close. As this is a non-binding agreement, the current LOM plan assumes DGC operates through 2045.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
23.0    RECOMMENDATIONS

Continue current practices and reconciliations of actual to budget lignite recoveries, qualities, and costs. Update LOM plan projections and economic analyses accordingly.
Additional exploration drilling is recommended to convert any inferred and indicated resources to measured resources. Additional exploration drilling will also be required for future mine permit applications. The cost associated with the additional exploration drilling to improve reserve estimates through 2037 is approximately $3MM to $5.5MM. The cost associated with the additional exploration drilling to improve resource estimates from 2037 to 2045 is approximately $2.5MM. These estimates are already included in future cost projections/LOM Plan.
Coteau currently has all permits in place for the Freedom Mine to operate through 2031. Permit expansions will be required to extend the life of the mine through 2045. The cost associated with the environmental studies needed to expand the permit boundaries to extend the LOM through 2045 is approximately $10MM. These estimates are already included in future cost projections/LOM Plan.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
24.0    ADDITIONAL REFERENCES

Barr Engineering Company. (2011, March). Spoil Failure Investigation.
Barr Engineering Company. (2011, July). Slope Stability Two Pass Method.
Bluemle, J. 1983. Geologic and Topographic Bedrock Map of North Dakota.
CRIRSCO. (2019, November). The International Reporting Template.
Croft, M. G. Groundwater Resources, Mercer and Oliver Counties, North Dakota, Bulletin 56 - Part II. I-II-III - North Dakota Geological Survey, Bismarck, North Dakota, 1973.
NACoal. (1981, June). Ground Stability Study, Beulah-Hazen Area, Mercer County, North Dakota, Geotechnical Engineering Report.
NACoal. (2020, November 30). 2020 Lignite Coal Quality Round Robin.
Workman, L. 1984. Slope Stability Study for Coteau Properties.

SEC S-K 1300 Technical Report Summary
The Coteau Properties Company – Freedom Mine                            February 14, 2022
25.0    RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The QPs for this report are employees of the registrant and all information was sourced from the registrant or studies commissioned by the registrant.

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
PROPERTY LOCATION

The Freedom Mine is located approximately 7 miles north and 3 miles west of Beulah, North Dakota (ND), in Mercer County, which is approximately 90 miles northwest of Bismarck, ND. The entrance to the mine is by means of a paved road north of the intersection of State Highway 49 and United States Highway 200. The general location of the Freedom Mine is shown in Figure 1.1 (Location of the Freedom Mine). The Antelope Valley Station and the Great Plains Synfuels Plant are located adjacent to the Freedom Mine.

G.N.
LAKE SAKAKAWEA
GARRISON DAM
N.D. 1806
N.D. 200
RIVERDALE
UNDERWOOD
FREEDOM MINE
N.D. 200
STANTON
WASHBURN
CTY. 21
N.D. 200
N.D. 200A
HAZEN
BEULAH
N.D. 200A
ENTRANCE
FREEDOM MINE SHOP/OFFICE COMPLEX
ANTELOPE VALLEY STATION
2 MILES
CTY. 15
GREAT PLAINS SYNFUELS PLANT
CTY. 26
CTY. 26
3 MILES
N.D. 49
N.D. 48
U.S. 83
WILTON
MISSOURI RIVER
CENTER
N.D. 31
U.S 83
CTY. 21
2 MILES
N.D. 25
N.D. 200
INTERSTATE 94
BISMARCK
N.D. 49
EXIT 110
EXIT 127
EXIT 147
NEW SALEM
BEULAH
GLEN ULLIN
MANDAN

NO.	BY	APP'D	DATE
9			
8			
7			
6			
5			
4			
3			
2			
1	KRB	KRB	6/17/2021
0	DRS	DRS	11/19/03

REVISIONS

COTEAU
THE COTEAU PROPERTIES COMPANY

FREEDOM MINE
BEULAH, ND 58523

FIGURE 1.1

LOCATION OF THE FREEDOM MINE

SCALE: NOT TO SCALE
PROJECT: SEC SK1300
REVISION: 0

Figure 1.1. Location of the Freedom Mine.

LOCAL RESOURCES AND INFRASTRUCTURE
The towns of Beulah, Hazen, and Stanton along with other smaller communities are within a 40-mile radius of the Freedom Mine and provide a vast supply of the employment base. Employees also comes from the cities of Bismarck, Minot, and Dickinson, all of which are less than 100 miles away from the mine.
The Freedom Mine sources power for mine office facilities and operations from Roughrider Electric Cooperative, and water for the mine office facilities from the Southwest Water Authority. Fuel for equipment is supplied by multiple local. The Freedom Mine has, or is currently constructing, all supporting infrastructure for mining operations.
1

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
The main entrance to the Freedom Mine is accessed by traveling north of Beulah on Highway 49 for one mile, then north on County Road 21 for two miles, then west on County Road 26 for three miles, and then north on County Road 15 for two miles as shown on Figure 1.0. Location of the Freedom Mine.

Travel to the Freedom Mine by air is possible by means of the Bismarck Municipal Airport, Bismarck, ND, which is approximately 90 miles southeast of the mine. From the airport, the mine is accessed by means of ground transportation by traveling west approximately 50 miles via Interstate 94, taking exit 110 and traveling north approximately 28 miles on ND Highway 49 to Beulah, ND, and so on as explained in the previous paragraph.
Travel to the Freedom Mine by rail is possible using the Amtrak Network, which runs through northern North Dakota mostly along the US Highway 2 corridor, and passes through the larger cities of Williston, Minot, Grand Forks, and Fargo, and smaller cities of Stanley, Rugby, and Devils Lake. From these locations, the mine can be accesses via ground transportation on Interstate 29 or Interstate 94 and various highways. The main highways are US Highway 2, US Highway 83, US Highway 85, US Highway 200, and US Highway 281.
North Dakota’s freight rail service is largely provided by Burlington Northern Santa Fe Railway and Canadian Pacific Railway.

LEASES
Coteau holds 380 leases granting the right to mine approximately 34,016 acres of coal interests and the right to utilize about 23,455 acres of surface interests.  In addition, Coteau owns in fee about 33,805 acres of surface interests and 4,107 acres of coal interests.  The leases and deeds are recorded at the Mercer County courthouse and are a matter of public record. Substantially all of the leases were acquired in the 1970’s and have been replaced with new leases and/or have continuation provisions that generally permit the leases to be continued beyond their fixed terms.  The leases obligate Coteau to make payments based on the amount of lignite mined from the subject property.  Most royalty rates range from $0.08 - $0.16 per ton of lignite mined.  A few leases include annual escalator provisions.  Payments also may include surface damage payments and advanced or minimum royalty payments.  Production royalties are calculated monthly based on surveys and are generally paid on a quarterly basis, although in certain situations royalties are paid monthly. Table 1.1 Identification of Leases, and Table 1.2 Identification of Acquisitions, shows the name or identifying number of each lease, or sublease, the nature and extent of Coteau’s title to, or interest in, the associated property, and expiration date of each lease. While Coteau’s leases include a primary, or fixed, term (as set forth in Table 1.1), they include continuation provisions that allow for their continuation beyond their primary terms so long as operations and/or reclamation activities are continuing.

Table 1.1 Identification of Leases
Lease Id	Lease Type	Lease Date	Lease Expiration Date
215-01947	Coal Lease	6/1/2006	5/31/2026
2AR-00503	Coal Lease Agreement	10/10/1989	10/9/1999
2AR-00504	Coal Lease Agreement	5/1/1990	4/30/2000
2AR-00505	Coal Lease Agreement	5/1/1990	4/30/2000
2AR-00591	Coal Lease	7/25/1997	6/30/2017
2AR-00597	Surface & Coal Lease Agreement	4/6/2000	4/5/2020
2AR-00598	Surface & Coal Lease Agreement	4/13/2000	4/12/2020
2AR-00599	Surface & Coal Lease Agreement	4/14/2000	4/13/2020
2AR-00600	Surface & Coal Lease Agreement	4/20/2000	4/19/2020
2AR-00601	Surface Lease Agreement	5/10/2000	5/9/2020
2AR-00602	Surface Lease Agreement	5/24/2000	5/23/2020
2

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2AR-00603	Surface & Coal Lease Agreement	8/5/2000	8/4/2020
2AR-00604	Coal Lease Agreement	9/11/2000	9/10/2020
2AR-00606	Surface & Coal Lease Agreement	11/8/2000	11/7/2020
2AR-00612	Surface Lease Agreement	8/20/2001	8/19/2021
2AR-00613	Surface Lease Agreement	9/13/2001	9/12/2011
2AR-00615	Coal Lease Agreement	12/4/2001	12/3/2011
2AR-00616	Coal Lease Agreement	12/10/2001	12/9/2011
2AR-00617	Coal Lease Agreement	12/28/2001	12/27/2011
2AR-00618	Coal Lease	2/28/2002	2/27/2032
2AR-00619	Coal Lease	2/28/2002	2/27/2032
2AR-00620	Coal Lease	2/28/2002	2/27/2032
2AR-00621	Coal Lease	2/28/2002	2/27/2032
2AR-00622	Coal Lease	2/28/2002	2/27/2032
2AR-00623	Coal Lease	2/28/2002	2/27/2032
2AR-00628	Surface & Coal Lease Agreement	5/20/2002	5/19/2022
2AR-00632	Surface Lease Agreement	8/28/2002	8/27/2022
2AR-00633	Coal Lease Agreement	3/17/2003	3/16/2013
2AR-00635	Coal Lease	10/11/2004	10/10/2034
2AR-00636	Coal Lease	10/11/2004	10/10/2034
2AR-00637	Coal Lease	10/11/2004	10/10/2034
2AR-00641	Surface & Coal Lease Agreement	5/12/2004	5/11/2014
2AR-00643	Coal Lease Agreement	8/25/2004	8/24/2024
2AR-00644	Coal Lease Agreement	8/25/2004	8/24/2024
2AR-00645	Coal Lease Agreement	8/25/2004	8/24/2024
2AR-01948	Surface Lease Agreement	1/13/2012	1/12/2032
2AR-01949	Coal Lease Agreement	12/6/2013	12/5/2033
2AR-01950	Coal Lease Agreement	12/6/2013	12/5/2033
2AR-01951	Coal Lease Agreement	12/17/2013	12/16/2033
2AR-01952	Coal Lease Agreement	12/31/2013	12/30/2033
2AR-01953	Coal Lease Agreement	3/13/2014	3/12/2034
2AR-01955	Coal Lease Agreement	7/8/2016	7/7/2036
2AR-01957	Coal Lease Agreement	8/15/2016	8/14/2026
2AR-01958	Coal Lease Agreement	9/12/2016	9/11/2026
2AR-01959	Coal Lease Agreement	7/28/2016	7/27/2026
2AR-01960	Surface Lease Agreement	7/6/2018	7/5/2043
2AR-01961	Surface Lease Agreement	12/11/2018	12/10/2043
2AR-01962	Coal Lease Agreement	6/14/2020	6/13/2045
2AR-01963	Coal Lease Agreement	6/16/2020	6/15/2045
2AR-01964	Coal Lease Agreement	6/16/2020	6/15/2045
2AR-01965	Coal Lease Agreement	7/2/2020	7/1/2045
2AR-01966	Coal Lease Agreement	7/2/2020	7/1/2045
3

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2AR-01967	Coal Lease Agreement	7/6/2020	7/5/2045
2AR-01968	Coal Lease Agreement	7/7/2020	7/6/2045
2AR-01969	Coal Lease Agreement	7/7/2020	7/6/2045
2AR-01970	Coal Lease Agreement	7/7/2020	7/6/2045
2AR-01971	Coal Lease Agreement	7/8/2020	7/7/2045
2AR-01972	Coal Lease Agreement	7/24/2020	7/23/2045
2AR-01973	Coal Lease Agreement	7/25/2020	7/24/2045
2AR-01974	Coal Lease Agreement	8/10/2020	8/9/2045
2AR-01975	Coal Lease Agreement	8/13/2020	8/12/2045
2AR-01976	Coal Lease Agreement	8/14/2020	8/13/2045
2AR-01977	Coal Lease Agreement	8/17/2020	8/16/2045
2AR-01978	Coal Lease Agreement	8/18/2020	8/17/2045
2AR-01979	Coal Lease Agreement	8/24/2020	8/23/2045
2AR-01980	Coal Lease Agreement	8/25/2020	8/24/2045
2AR-01981	Coal Lease Agreement	8/26/2020	8/25/2045
2AR-01982	Coal Lease Agreement	8/26/2020	8/25/2045
2AR-01983	Coal Lease Agreement	8/27/2020	8/26/2045
2AR-01984	Coal Lease Agreement	9/2/2020	9/1/2045
2AR-01985	Coal Lease Agreement	8/23/2020	8/22/2045
2AR-01986	Coal Lease Agreement	9/2/2020	9/1/2045
2AR-01987	Coal Lease Agreement	9/8/2020	9/7/2045
2AR-01988	Coal Lease Agreement	9/8/2020	9/7/2045
2AR-01989	Coal Lease Agreement	9/3/2020	9/2/2045
2AR-01990	Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01991	Coal Lease Agreement	9/16/2020	9/15/2045
2AR-01992	Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01993	Surface & Coal Lease Agreement	9/16/2020	9/15/2045
2AR-01994	Surface & Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01995	Coal Lease Agreement	9/16/2020	9/15/2045
2AR-01996	Surface & Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01997	Surface & Coal Lease Agreement	9/15/2020	9/14/2045
2AR-01998	Coal Lease Agreement	10/6/2020	10/5/2045
2AR-01999	Coal Lease Agreement	10/6/2020	10/5/2045
2AR-06000	Coal Lease Agreement	10/14/2020	10/13/2045
2AR-06001	Coal Lease Agreement	10/15/2020	10/14/2045
2AR-06002	Coal Lease Agreement	10/16/2020	10/15/2045
2AR-06003	Coal Lease Agreement	11/2/2020	11/1/2045
2AR-06004	Coal Lease Agreement	11/7/2020	11/6/2045
2AR-06005	Coal Lease Agreement	11/18/2020	11/17/2045
2AR-06006	Coal Lease Agreement	12/22/2020	12/21/2045
2AR-06007	Coal Lease Agreement	12/23/2020	12/22/2045
4

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2AR-06008	Coal Lease Agreement	12/28/2020	12/27/2045
2AR-06009	Coal Lease Agreement	12/31/2020	12/30/2045
2AR-06010	Coal Lease Agreement	1/4/2021	1/3/2046
2AR-06011	Coal Lease Agreement	1/11/2021	1/10/2046
2AR-06012	Coal Lease Agreement	1/12/2021	1/11/2046
2AR-06013	Coal Lease Agreement	1/14/2021	1/13/2046
2AR-06014	Coal Lease Agreement	1/15/2021	1/14/2046
2AR-06015	Coal Lease Agreement	1/15/2021	1/14/2046
2AR-06016	Coal Lease Agreement	1/16/2021	1/15/2046
2AR-06017	Coal Lease Agreement	1/19/2021	1/18/2046
2AR-06018	Coal Lease Agreement	1/25/2021	1/24/2046
2AR-06019	Coal Lease Agreement	1/30/2021	1/29/2046
2AR-06020	Coal Lease Agreement	5/12/2021	5/11/2046
2AR-06021	Coal Lease Agreement	7/2/2021	7/1/2046
2AR-06022	Coal Lease Agreement	9/2/2021	9/1/2046
2AR-06023	Surface & Coal Lease Agreement	9/13/2021	9/12/2046
2AR-06024	Coal Lease Agreement	9/28/2021	9/27/2046
2DS-00506	Surface & Coal Lease Agreement	12/28/1990	12/27/2010
2DS-00510	Coal Lease	11/26/1969	11/25/1994
2DS-00512	Coal Lease	5/5/1971	5/4/1996
2DS-00514	Coal Lease	11/27/1972	11/26/1997
2DS-00516	Coal Lease	8/1/1973	7/31/1998
2DS-00517	Coal Lease	8/1/1973	7/31/1998
2DS-00518	Coal Lease	4/9/1974	4/8/2014
2DS-00531	Coal Lease	8/27/1970	8/26/2010
2DS-00532	Coal Lease	8/27/1970	8/26/2010
2DS-00534	Coal Mining Lease	8/27/1973	8/26/1998
2DS-00535	Coal Lease	4/29/1971	4/28/2031
2DS-00536	Coal Lease	8/13/1970	8/12/2010
2DS-00537	Coal Lease	8/13/1970	8/12/2010
2DS-00538	Coal Lease	8/14/1970	8/13/2010
2DS-00539	Coal Lease	9/5/1970	9/4/2010
2DS-00541	Coal Lease	3/27/1974	3/26/2014
2DS-00542	Exploration Contract & Coal Lease	1/14/1974	1/13/2015
2DS-00549	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00550	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00551	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00552	Coal Lease Agreement	9/12/1991	9/11/2011
2DS-00553	Coal Lease	12/19/1991	12/18/2001
2DS-00554	Coal Lease	12/19/1991	12/18/2001
2DS-00555	Coal Lease	12/19/1991	12/18/2001
5

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2DS-00556	Coal Lease	12/19/1991	12/18/2001
2DS-00562	Surface & Coal Lease Agreement	6/22/1993	6/21/2013
2DS-00567	Coal Lease	8/2/1973	8/1/1998
2DS-00571	Surface & Coal Lease Agreement	12/8/1994	12/7/2004
2DS-00572	Exploration Contract & Coal Lease	4/2/1974	4/1/1995
2DS-00573	Coal Lease	5/20/1971	5/19/2021
2DS-00574	Coal Lease	5/25/1971	5/24/2011
2DS-00575	Coal Lease	8/14/1970	8/13/2010
2DS-00576	Exploration Contract & Coal Lease	10/10/1973	10/9/2014
2DS-00577	Exploration Contract & Coal Lease	9/5/1973	9/4/2014
2DS-00580	Exploration Contract & Coal Lease	8/25/1973	8/24/2014
2DS-00581	Exploration Contract & Coal Lease	8/30/1973	8/29/2004
2DS-00583	Coal Lease	6/18/1971	6/17/2021
2DS-00584	Coal Lease	1/29/1973	1/28/1998
2DS-00593	Coal Lease Agreement	6/7/1999	6/6/2019
2DS-00594	Coal Lease Agreement	6/11/1999	6/10/2019
2DS-00595	Coal Lease Agreement	6/22/1999	6/21/2019
2DS-00596	Surface & Coal Lease Agreement	6/21/1999	6/20/2019
2DS-00634	Coal Lease Agreement	3/13/2003	3/12/2013
2DS-00642	Coal Lease	10/11/2004	10/10/2034
2FE-00100	Coal Lease	8/30/2017	8/29/2042
2FE-00101	Coal Lease Agreement	8/30/2017	8/29/2042
2FE-00102	Surface Lease	8/30/2017	8/29/2042
2FE-00103	Surface & Coal Lease Agreement	9/11/2017	9/10/2042
2FE-00104	Surface & Coal Lease Agreement	11/28/2017	11/27/2042
2FE-00105	Surface & Coal Lease Agreement	1/29/2018	1/28/2043
2FE-00106	Surface Lease Agreement	2/22/2018	2/21/2043
2FE-00107	Surface Lease Agreement	3/8/2018	3/7/2043
2FE-00108	Surface & Coal Lease Agreement	4/18/2018	4/17/2043
2FE-00109	Surface & Coal Lease Agreement	4/18/2018	4/17/2043
2FE-00110	Surface Lease Agreement	5/11/2018	5/10/2043
2FE-00111	Surface & Coal Lease Agreement	5/11/2018	5/10/2043
2FE-00112	Surface & Coal Lease Agreement	5/31/2018	5/30/2043
2FE-00113	Surface & Coal Lease Agreement	6/12/2018	6/11/2043
2FE-00114	Surface & Coal Lease Agreement	4/12/2018	4/11/2043
2FE-00115	Surface & Coal Lease Agreement	7/10/2018	7/9/2043
2FE-00116	Surface Lease Agreement	9/9/2018	9/8/2043
2FE-00117	Surface & Coal Lease Agreement	8/15/2018	8/14/2043
2FE-00118	Coal Lease Agreement	8/28/2018	8/27/2043
2FE-00119	Coal Lease Agreement	9/4/2018	9/3/2043
2FE-00120	Surface & Coal Lease Agreement	10/3/2018	10/2/2043
6

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2FE-00121	Surface & Coal Lease Agreement	10/4/2018	10/3/2043
2FE-00122	Surface & Coal Lease Agreement	10/11/2018	10/10/2043
2FE-00123	Coal Lease Agreement	8/15/2018	8/14/2043
2FE-00124	Surface Lease Agreement	11/2/2018	11/1/2043
2FE-00125	Surface & Coal Lease Agreement	11/9/2018	11/8/2043
2FE-00126	Surface & Coal Lease Agreement	11/15/2018	11/14/2043
2FE-00127	Surface & Coal Lease Agreement	11/16/2018	11/15/2043
2FE-00128	Surface & Coal Lease Agreement	12/31/2018	12/30/2043
2FE-00129	Surface & Coal Lease Agreement	3/8/2019	3/7/2044
2FE-00130	Surface & Coal Lease Agreement	3/8/2019	3/7/2044
2FE-00131	Surface & Coal Lease Agreement	8/20/2019	8/19/2044
2FE-00132	Coal Lease Agreement	9/26/2019	9/25/2044
2FE-00133	Surface Lease Agreement	10/18/2019	10/17/2044
2FE-00134	Surface Lease Agreement	10/18/2019	10/17/2044
2FE-00135	Coal Lease Agreement	10/17/2019	10/16/2044
2FE-00136	Surface Lease Agreement	10/18/2019	10/17/2044
2FE-00137	Coal Lease Agreement	10/16/2019	10/15/2044
2FE-00138	Coal Lease Agreement	11/1/2019	10/31/2044
2FE-00139	Coal Lease Agreement	11/4/2019	11/3/2044
2FE-00140	Coal Lease Agreement	11/6/2019	11/5/2044
2FE-00141	Coal Lease Agreement	11/8/2019	11/7/2044
2FE-00142	Coal Lease Agreement	11/6/2019	11/5/2044
2FE-00143	Coal Lease Agreement	11/12/2019	11/11/2044
2FE-00144	Coal Lease Agreement	12/16/2019	12/15/2044
2FE-00145	Coal Lease Agreement	12/24/2019	12/23/2044
2FE-00146	Coal Lease Agreement	12/26/2019	12/25/2044
2FE-00147	Coal Lease Agreement	1/22/2020	1/21/2045
2FE-00148	Coal Lease Agreement	2/18/2020	2/17/2045
2FE-00149	Coal Lease Agreement	2/18/2020	2/17/2045
2FE-00150	Coal Lease Agreement	2/24/2020	2/23/2045
2FE-00151	Coal Lease Agreement	2/25/2020	2/24/2045
2FE-00152	Coal Lease Agreement	3/2/2020	3/1/2045
2FE-00153	Coal Lease Agreement	3/2/2020	3/1/2045
2FE-00154	Coal Lease Agreement	2/18/2020	2/17/2045
2FE-00155	Coal Lease Agreement	3/4/2020	3/3/2045
2FE-00156	Coal Lease Agreement	3/4/2020	3/3/2045
2FE-00157	Coal Lease Agreement	3/13/2020	3/12/2045
2FE-00158	Coal Lease Agreement	3/6/2020	3/5/2045
2FE-00159	Coal Lease Agreement	3/24/2020	3/23/2045
2FE-00160	Coal Lease Agreement	3/31/2020	3/30/2045
2FE-00161	Coal Lease Agreement	4/13/2020	4/12/2045
7

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2FE-00162	Coal Lease Agreement	5/2/2020	5/1/2045
2FE-00163	Coal Lease Agreement	5/14/2021	5/13/2046
2FE-00164	Coal Lease Agreement	9/1/2021	8/31/2046
2PR-00607	Surface & Coal Lease Agreement	12/17/2000	12/16/2020
2PR-00611	Surface & Coal Lease Agreement	4/25/2001	4/24/2021
2PR-00614	Coal Lease Agreement	9/9/2001	9/8/2011
2PR-01105	Coal Lease	8/25/1966	8/24/2016
2PR-01107	Coal Lease	7/25/1966	7/24/2006
2PR-01116	Surface Lease	4/24/1965	4/23/2015
2PR-01117	Coal Lease	4/24/1965	4/23/2015
2PR-01119	Coal Lease	5/12/1966	5/11/2016
2PR-01120	Coal Lease	5/12/1966	5/11/2006
2PR-01121	Coal Lease	4/8/1970	4/7/2010
2PR-01122	Coal Lease	10/23/1963	10/22/2003
2PR-01123	Coal Lease	9/11/1965	9/10/2005
2PR-01127	Coal Lease	5/9/1965	5/8/2015
2PR-01128	Coal Lease	9/15/1964	9/14/2004
2PR-01130	Coal Lease	7/29/1971	7/28/2021
2PR-01136	Coal Lease	5/25/1970	5/24/2020
2PR-01138	Coal Lease	5/24/1962	5/23/2012
2PR-01145	Coal Lease	8/13/1970	8/12/2010
2PR-01148	Coal Lease	9/8/1964	9/7/2014
2PR-01149	Lease	9/8/1965	9/7/2015
2PR-01152	Coal Lease	9/18/1964	9/17/2014
2PR-01154	Coal Lease	6/21/1972	6/20/2022
2PR-01155	Coal Lease	8/22/1970	8/21/2020
2PR-01156	Coal Lease	6/17/1971	6/16/2021
2PR-01160	Coal Lease	4/30/1965	4/29/2015
2PR-01166	Surface Lease	9/22/1964	9/21/2044
2PR-01177	Coal Lease	9/18/1964	9/17/2014
2PR-01178	Lease	9/18/1964	9/17/2014
2PR-01204	Coal Lease	6/18/1971	6/17/2021
2PR-01219	Coal Lease	9/18/1964	9/17/2004
2PR-01224	Surface Lease	3/8/1965	3/7/2015
2PR-01225	Surface Lease	3/8/1965	3/7/2015
2PR-01227	Surface Lease	3/8/1965	3/7/2015
2PT-00318	Exploration Contract & Coal Lease	10/25/1982	10/24/2022
2PT-00319	Coal Lease	10/25/1982	10/24/2012
2PT-00320	Coal Lease	10/25/1982	10/24/2012
2PT-00321	Coal Lease	10/25/1982	10/24/2012
2PT-00322	Coal Lease	10/25/1982	10/24/2012
8

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2PT-00323	Coal Lease	10/25/1982	10/24/2012
2PT-00327	Coal Lease	10/29/1982	10/28/2022
2PT-00328	Coal Lease	10/14/1982	10/13/2022
2PT-00329	Coal Lease	10/14/1982	10/13/2022
2PT-00330	Coal Lease	10/25/1982	10/24/2012
2PT-00331	Coal Lease	10/29/1982	10/28/2022
2PT-00332	Coal Lease	11/15/1982	11/14/2022
2PT-00333	Coal Lease	11/15/1982	11/14/2022
2PT-00335	Coal Lease	12/22/1982	12/21/2022
2PT-00343	Coal Lease	9/27/1983	9/26/2023
2PT-00610	Surface & Coal Lease Agreement	4/19/2001	4/18/2021
2PT-00627	Surface & Coal Lease Agreement	4/11/2002	4/10/2012
2PT-00629	Coal Lease Agreement	5/20/2002	5/19/2022
2PT-00630	Coal Lease Agreement	6/6/2002	6/5/2012
2PT-00631	Surface & Coal Lease Agreement	8/21/2002	8/20/2022
2PT-00646	Surface & Coal Lease Agreement	7/5/2005	7/4/2015
2PT-00648	Surface & Coal Lease Agreement	1/17/2008	1/16/2028
2PT-01113	Exploration Contract & Coal Lease	8/28/1972	8/27/2013
2PT-01143	Exploration Contract & Coal Lease	9/13/1972	9/12/2013
2PT-01196	Coal Lease	11/13/1969	11/12/1994
2PT-01205	Coal Lease	3/6/1974	3/5/2014
2PT-01206	Coal Lease	3/7/1974	3/6/2014
2PT-01208	Coal Lease	3/13/1974	3/12/2014
2PT-01230	Exploration Contract & Coal Lease	4/6/1981	4/5/2001
2PT-01246	Coal Lease	5/28/1971	5/27/2021
2PT-01249	Coal Lease	5/4/1971	5/3/2021
2PT-01258	Coal Lease	5/25/1971	5/24/2011
2PT-01262	Coal Lease	6/24/1971	6/23/2011
2PT-01265	Coal Lease	5/20/1971	5/19/2021
2PT-01272	Exploration Contract & Coal Lease	10/7/1971	10/6/2012
2PT-01288	Coal Lease	4/1/1974	3/31/2014
2PT-01291	Coal Lease	4/1/1974	3/31/2014
2PT-01293	Coal Lease	4/1/1974	3/31/2014
2PT-01295	Coal Lease	4/1/1974	3/31/2014
2PT-01297	Coal Lease	4/2/1974	4/1/2014
2PT-01298	Coal Mining Lease	8/7/1973	8/6/2003
2PT-01302	Coal Lease	4/2/1974	4/1/2014
2PT-01303	Exploration Contract & Coal Lease	8/1/1973	7/31/2014
2PT-01304	Coal Lease	4/2/1974	4/1/2014
2PT-01307	Exploration Contract & Coal Lease	8/24/1973	8/23/2014
2PT-01312	Coal Lease	4/2/1974	4/1/2014
9

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2PT-01313	Coal Mining Lease	8/17/1973	8/16/2003
2PT-01314	Coal Lease	4/2/1974	4/1/2014
2PT-01315	Coal Lease	4/2/1974	4/1/2014
2PT-01318	Coal Lease	4/2/1974	4/1/2014
2PT-01319	Coal Lease	4/2/1974	4/1/2014
2PT-01320	Coal Lease	4/3/1974	4/2/2014
2PT-01331	Coal Lease	4/24/1974	4/23/2014
2PT-01336	Coal Lease	5/13/1974	5/12/2014
2PT-01339	Coal Mining Lease	8/6/1973	8/5/2013
2PT-01344	Coal Lease	6/4/1971	6/3/1996
2PT-01345	Coal Mining Lease	8/27/1973	8/26/1998
2PT-01651	Coal Lease	6/6/1974	6/5/2014
2PT-01652	Exploration Contract & Coal Lease	8/9/1973	8/8/2014
2PT-01660	Coal Mining Lease	8/23/1973	8/22/2013
2PT-01661	Coal Mining Lease	8/23/1973	8/22/2013
2PT-01662	Coal Mining Lease	8/23/1973	8/22/2013
2PT-01663	Exploration Contract & Coal Lease	8/25/1973	8/24/2014
2PT-01667	Coal Mining Lease	8/29/1973	8/28/2013
2PT-01668	Coal Mining Lease	8/23/1973	8/22/2003
2PT-01669	Coal Mining Lease	8/23/1973	8/22/2003
2PT-01671	Coal Mining Lease	8/17/1973	8/16/2003
2PT-01675	Exploration Contract & Coal Lease	8/28/1973	8/27/2014
2PT-01677	Exploration Contract & Coal Lease	8/30/1973	8/29/2004
2PT-01678	Exploration Contract & Coal Lease	8/28/1973	8/27/2014
2PT-01686	Exploration Contract & Coal Lease	8/28/1973	8/27/2014
2PT-01699	Exploration Contract & Coal Lease	8/24/1973	8/23/2014
2PT-01702	Coal Mining Lease	8/17/1973	8/16/2003
2PT-01707	Exploration Contract & Coal Lease	9/5/1973	9/4/2014
2PT-01709	Exploration Contract & Coal Lease	9/5/1973	9/4/2014
2PT-01712	Exploration Contract & Coal Lease	8/29/1973	8/28/2014
2PT-01715	Exploration Contract & Coal Lease	9/4/1973	9/3/2004
2PT-01729	Exploration Contract & Coal Lease	9/14/1973	9/13/1993
2PT-01731	Coal Mining Lease	8/23/1973	8/22/2003
2PT-01740	Exploration Contract & Coal Lease	9/24/1973	9/23/2014
2PT-01743	Exploration Contract & Coal Lease	8/21/1973	8/20/2014
2PT-01747	Exploration Contract & Coal Lease	9/15/1973	9/14/1993
2PT-01755	Exploration Contract & Coal Lease	9/26/1973	9/25/2014
2PT-01757	Exploration Contract & Coal Lease	9/20/1973	9/19/2014
2PT-01758	Exploration Contract & Coal Lease	9/12/1973	9/11/1993
2PT-01759	Exploration Contract & Coal Lease	10/10/1973	10/9/2014
2PT-01763	Exploration Contract & Coal Lease	11/26/1973	11/25/1994
10

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2PT-01769	Lease	8/7/1973	8/6/2023
2PT-01784	Exploration Contract & Coal Lease	9/20/1973	9/19/1993
2PT-01787	Exploration Contract & Coal Lease	10/1/1973	9/30/1994
2PT-01810	Exploration Contract & Coal Lease	9/20/1973	9/19/1993
2PT-01815	Exploration Contract & Coal Lease	2/15/1974	2/14/2015
2PT-01817	Exploration Contract & Coal Lease	3/7/1974	3/6/2015
2PT-01825	Exploration Contract & Coal Lease	4/2/1974	4/1/1995
2PT-01829	Exploration Contract & Coal Lease	3/26/1974	3/25/1995
2PT-01830	Exploration Contract & Coal Lease	3/26/1974	3/25/1995
2PT-01831	Exploration Contract & Coal Lease	3/26/1974	3/25/1994
2PT-01850	Coal Lease	6/24/1974	6/23/1999
2PT-01852	Coal Lease	6/24/1974	6/23/1999
2PT-01880	Exploration Contract & Coal Lease	11/25/1975	11/24/2016
2PT-01881	Exploration Contract & Coal Lease	11/26/1975	11/25/2016
2PT-01882	Exploration Contract & Coal Lease	11/27/1975	11/26/2016
2PT-01883	Exploration Contract & Coal Lease	11/25/1975	11/24/2016
2PT-01893	Exploration Contract & Coal Lease	11/13/1975	11/12/2016
2PT-01906	Exploration Contract & Coal Lease	12/30/1975	12/29/2016
2PT-01910	Exploration Contract & Coal Lease	10/29/1976	10/28/2016
2PT-01915	Coal Lease	11/12/1976	11/11/2016
2PT-01917	Exploration Contract & Coal Lease	1/5/1977	1/4/2017
2PT-01918	Coal Lease	1/4/1977	1/3/2017
2PT-01920	Coal Lease	10/29/1969	10/28/1994
2PT-01921	Coal Lease	10/30/1969	10/29/1994
2PT-01942	Coal Lease	5/29/1974	5/28/2014
2PT-01946	Coal Lease	5/24/1971	5/23/2021
2RC-00721	Lease	8/1/1973	7/31/2013
2RC-00723	Coal Mining Lease	7/30/1973	7/29/2013
2RC-00727	Coal Lease	6/22/1971	6/21/2011
2RC-00769	Coal Lease	6/9/1965	6/8/2005
2RC-00770	Coal Mining Lease	8/7/1973	8/6/1993
2RC-00774	Coal Lease	1/11/1974	1/10/1994
2RC-00776	Coal Lease	1/3/1974	1/2/1994
2RC-00827	Coal Lease	8/7/1964	8/6/2004
2RC-00828	Lease	8/7/1964	8/6/2004
2RO-00851	Coal Lease	7/25/1997	6/30/2017
2RO-00858	Surface & Coal Lease Agreement	12/4/1997	12/3/2007
2RO-00871	Surface & Coal Lease Agreement	4/19/2001	4/18/2011
2RO-00883	Coal Lease	5/9/2002	5/31/2022

11

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Table 1.2 Identification of Acquisitions
Agreement Id	Agreement Type	Agreement Date	Agreement Expiration Date
213-CTS088	Warranty Deed	5/11/2007	12/31/2099
213-CTS092	Warranty Deed	12/9/2002	12/31/2035
214-CTC002	Mineral Deed	3/31/1975	12/31/2035
234-CTS090	Warranty Deed	9/18/2002	12/31/2035
23R-CTC001	Mineral Deed	8/7/1972	12/31/2099
2-CTC009	Limited Mineral Deed	3/5/1993	12/31/2035
2-CTC010	Mineral Deed	3/10/1994	12/31/2035
2-CTC012	Mineral Deed	12/12/1995	12/31/2099
2-CTC021	Coal Deed	11/6/2009	12/31/2999
2-CTS002	Contract for Deed	12/13/1977	12/31/2099
2-CTS003	Contract for Deed	7/31/1980	12/31/2099
2-CTS007	Quit Claim Deed	12/17/1982	12/31/2999
2-CTS012	Warranty Deed	10/30/1984	12/31/2099
2-CTS015	Warranty Deed	12/30/1987	12/31/2099
2-CTS018	Warranty Deed	6/10/1988	12/31/2099
2-CTS022	Warranty Deed	6/2/1989	12/31/2099
2-CTS033	Warranty Deed	5/6/1992	12/31/2035
2-CTS035	Warranty Deed	5/13/1992	12/31/2035
2-CTS036	Warranty Deed	10/27/1992	12/31/2035
2-CTS063	Warranty Deed	8/15/1997	12/31/2035
2-CTS065	Warranty Deed	12/29/1997	12/31/2035
2-CTS066	Warranty Deed	12/29/1997	12/31/2035
2-CTS077	Warranty Deed	2/29/2000	12/31/2035
2-CTS080	Warranty Deed	5/3/2001	12/31/2099
2-CTS081	Quit Claim Deed	6/20/2001	12/31/2099
2-CTS086	Warranty Deed	11/14/2001	12/31/2099
2-CTS094	Warranty Deed	6/15/2004	12/31/2099
2-CTS109	Warranty Deed	5/16/2005	12/31/2035
2-CTS110	Warranty Deed	1/18/2005	12/31/2035
2-CTS112	Warranty Deed	2/28/2005	12/31/2099
2-CTS113	Warranty Deed	6/11/2005	12/31/2035
2-CTS117	Warranty Deed	12/1/2006	12/31/2099
2-CTS119	Warranty Deed	5/1/2007	12/31/2035
2-CTS120	Warranty Deed	8/17/2005	12/31/2035
2-CTS121	Warranty Deed	10/7/2005	12/31/2099
2-CTS124	Warranty Deed	6/16/2006	12/31/2099
2-CTS125	Warranty Deed	10/19/2006	12/31/2035
2-CTS126	Warranty Deed	6/28/2007	12/31/2035
2-CTS127	Warranty Deed	7/24/2009	12/31/2999
12

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2-CTS128	Warranty Deed	6/22/2009	12/31/2999
2-CTS129	Warranty Deed	4/8/2010	12/31/2999
2-CTS130	Warranty Deed	6/10/2010	12/31/2999
2-CTS131	Warranty Deed	6/10/2010	12/31/2999
2-CTS132	Warranty Deed	12/28/2010	12/31/2099
2-CTS134	Warranty Deed	10/2/2012	12/31/2099
2-CTS135	Warranty Deed	7/23/2014	12/31/2099
2-CTS136	Warranty Deed	9/10/2014	12/31/2999
2-CTS137	Warranty Deed	3/11/2015	12/31/2099
2-CTS138	Warranty Deed	7/21/2015	12/31/2099
2-CTS139	Warranty Deed	11/10/2015	12/31/2099
2-CTS140	Warranty Deed	12/21/2016	12/31/2999
2-CTS141	Warranty Deed	5/2/2017	12/31/2099
2-CTS142	Warranty Deed	1/17/2018	12/31/2099
2-CTS143	Warranty Deed	10/5/2018	12/31/2099
2-CTS144	Warranty Deed	10/22/2018	12/31/2099
2-CTS145	Warranty Deed	10/24/2019	12/31/2099
2-CTS146	Warranty Deed	6/11/2021	12/31/2099
2-CTS147	Warranty Deed	12/20/2021	12/31/2099
2D2-CTC019	Bankruptcy Trustee's Deed	6/4/2003	12/31/2035
2D2-CTS060	Warranty Deed	8/4/1997	12/31/2035
2D2-CTS084	Warranty Deed	10/9/2001	12/31/2099
2D2-CTS093	Bankruptcy Trustee's Deed	6/4/2003	12/31/2035
2D-CTC014	Mineral Deed	11/26/1997	12/31/2999
2D-CTC020	Mineral Deed	11/18/2004	11/18/2103
2D-CTS029	Warranty Deed	11/8/1991	12/31/2035
2D-CTS031	Warranty Deed	3/9/1992	12/31/2099
2D-CTS032	Contract for Deed	3/13/1992	12/31/2035
2D-CTS034	Warranty Deed	5/6/1992	12/31/2035
2D-CTS037	Warranty Deed	10/28/1992	12/31/2035
2D-CTS038	Warranty Deed	11/17/1992	12/31/2035
2D-CTS039	Contract for Deed	1/21/1993	12/31/2035
2D-CTS040	Warranty Deed	1/13/1995	12/31/2035
2D-CTS043	Contract for Deed	9/28/1993	12/31/2035
2D-CTS053	Warranty Deed	2/7/1997	12/31/2999
2D-CTS058	Warranty Deed	8/11/1997	12/31/2035
2D-CTS059	Warranty Deed	7/25/1997	12/31/2035
2D-CTS079	Warranty Deed	6/21/2000	12/31/2035
2D-CTS091	Warranty Deed	12/2/2002	12/31/2099
2M1-CTC013	Mineral Deed	3/19/1996	12/31/2035
2M1-CTS123	Warranty Deed	4/7/2006	12/31/2099
13

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2M2-CTC004	Warranty Deed	5/25/1989	12/31/2035
2M2-CTS005	Warranty Deed	9/23/1982	12/31/2035
2M2-CTS006	Contract for Deed	12/22/1982	12/31/2035
2M2-CTS021	Warranty Deed	5/25/1989	12/31/2035
2M2-CTS030	Warranty Deed	1/3/1992	12/31/2035
2M2-CTS041	Warranty Deed	5/4/1993	12/31/2035
2M2-CTS042	Warranty Deed	5/4/1993	12/31/2035
2M2-CTS057	Warranty Deed	8/11/1997	12/31/2035
2M2-CTS061	Warranty Deed	8/18/1997	12/31/2035
2M2-CTS064	Warranty Deed	1/15/1999	12/31/2035
2M2-CTS067	Warranty Deed	3/10/1998	12/31/2035
2M2-CTS085	Warranty Deed	10/10/2001	12/31/2035
2M2-CTS096	Warranty Deed	2/18/2004	12/31/2035
2M2-CTS097	Warranty Deed	2/18/2004	12/31/2035
2M2-CTS098	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS099	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS100	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS101	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS102	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS103	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS104	Warranty Deed	4/20/2004	12/31/2099
2M2-CTS105	Warranty Deed	6/23/2004	12/31/2099
2M2-CTS114	Warranty Deed	7/13/2005	12/31/2035
2M2-CTS115	Warranty Deed	7/13/2005	12/31/2035
2M2-CTS116	Warranty Deed	7/15/2005	12/31/2035
2M2-CTS122	Warranty Deed	1/17/2007	12/31/2035
2M3-CTS024	Warranty Deed	9/11/1990	12/31/2035
2M3-CTS051	Warranty Deed	10/21/1996	12/31/2035
2M3-CTS075	Warranty Deed	9/20/1999	12/31/2035
2M3-CTS087	Warranty Deed	11/21/2001	12/31/2035
2M3-CTS095	Warranty Deed	8/26/2003	12/31/2099
2M3-CTS111	Quit Claim Deed	3/2/2005	3/31/2035
2M4-CTC003	Warranty Deed	12/30/1987	12/31/2035
2M4-CTC005	Warranty Deed	8/17/1989	12/31/2035
2M4-CTC006	Mineral Deed	6/29/1990	12/31/2035
2M4-CTC007	Warranty Deed	11/5/1990	12/31/2035
2M4-CTC008	Warranty Deed	5/23/1991	12/31/2035
2M4-CTS001	Warranty Deed	6/30/1977	12/31/2099
2M4-CTS004	Warranty Deed	9/3/1981	12/31/2035
2M4-CTS008	Warranty Deed	5/2/1983	12/31/2035
2M4-CTS009	Contract for Deed	12/19/1983	12/31/2035
14

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

2M4-CTS010	Contract for Deed	5/23/1984	12/31/2035
2M4-CTS011	Warranty Deed	10/30/1984	12/31/2035
2M4-CTS013	Warranty Deed	11/19/1984	12/31/2035
2M4-CTS014	Contract for Deed	2/13/1985	12/31/2035
2M4-CTS016	Warranty Deed	12/30/1987	12/31/2035
2M4-CTS017	Warranty Deed	3/30/1988	12/31/2035
2M4-CTS019	Contract for Deed	6/10/1988	12/31/2035
2M4-CTS023	Warranty Deed	8/17/1989	12/31/2035
2M4-CTS025	Warranty Deed	11/5/1990	12/31/2035
2M4-CTS026	Warranty Deed	5/23/1991	12/31/2099
2M4-CTS027	Warranty Deed	5/23/1991	12/31/2035
2M4-CTS028	Warranty Deed	11/22/1991	12/31/2099
2PC-CTC018	Mineral Deed	2/28/2001	12/31/2099
2R-CTC015	Warranty Deed	7/17/1998	12/31/2035
2R-CTC016	Mineral Deed	11/2/1998	12/31/2035
2R-CTC017	Warranty Deed	12/28/1999	12/31/2999
2R-CTS044	Warranty Deed	10/24/1994	12/31/2035
2R-CTS049	Warranty Deed	6/28/1996	12/31/2035
2R-CTS050	Warranty Deed	8/1/1996	12/31/2099
2R-CTS054	Warranty Deed	4/16/1997	12/31/2035
2R-CTS055	Warranty Deed	4/18/1997	12/31/2035
2R-CTS062	Warranty Deed	8/26/1997	12/31/2035
2R-CTS068	Warranty Deed	5/5/1998	12/31/2035
2R-CTS069	Warranty Deed	7/29/1999	12/31/2035
2R-CTS070	Warranty Deed	12/30/1999	12/31/2099
2R-CTS074	Warranty Deed	1/15/1999	12/31/2035
2R-CTS076	Warranty Deed	12/28/1999	12/31/2999
2R-CTS078	Warranty Deed	1/17/2003	12/31/2035
2R-CTS082	Warranty Deed	7/26/2001	12/31/2099
2R-CTS083	Quit Claim Deed	9/13/2001	12/31/2099
2R-CTS089	Warranty Deed	8/21/2002	12/31/2035
2R-CTS106	Warranty Deed	9/10/2004	12/31/2035

MINE HISTORY, OPERATIONS AND ENCUMBRANCES

The Coteau Properties Company (Coteau), a subsidiary of The North American Coal Corporation (NACoal) is the owner and operator of the Freedom Mine, an active lignite surface mining operation in production status. NACoal is a wholly-owned subsidiary of NACCO Industries (NACCO). The Freedom Mine generally produces between 12.5 million and 13.5 million tons of lignite coal annually. All production from the mine is delivered to Dakota Coal Company (DCC), a wholly owned subsidiary of Basin Electric Power Cooperative (BEPC). DCC then sells the coal to the Dakota Gasification Company’s Great Plains Synfuels Plant (DGC), Antelope Valley Station (AVS) and Leland Olds Station (LOS), all of which are operated by affiliates of BEPC. There have been no previous owners or operators of the Freedom Mine.
The Freedom Mine is broken out into different mine areas, namely Mine Area 1 (MA1), Mine Area 2 (MA2)/East Mine Area (EMA), Mine Area 3 (MA3), Mine Area 4 (MA4), Far East Area, Renner’s Cove, and Dakota Star.
15

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
NACoal began exploring the area in the 1970’s, more specifically in MA1, MA2, MA3, and MA4, known as the Beulah-Hazen Areas. The first surface mining permit for Coteau was approved in 1981, and initial boxcuts were opened in 1983. In later years due to the need to expand the mine’s capacity, the Renner’s Cove and Dakota Star areas were acquired. The Renner’s Cove area was originally explored by Consolidation Coal Company (CONSOL) beginning in the 1960’s. Coteau purchased the surface and coal leases for the Renner’s Cove Area from CONSOL in 1993. The Dakota Star area was also originally explored by CONSOL beginning in the 1970’s. Basin Cooperative Services (BCS) purchased the surface and coal leases in the Dakota Star Area from CONSOL. BCS continued the exploration of the Dakota Star area. Coteau purchased the Dakota Star Reserves from BCS in 1990.
Fill-in drilling programs are routinely conducted by Coteau for the purpose of refining guidance related to ongoing operations. It is common practice at the Freedom Mine to tighten the drilling density with-in the three to four-year block ahead of active operations to an average drill hole spacing of 660-feet. However, additional exploration may also be scheduled in areas farther out to increase confidence in future mine plan projections.
The geology encountered at the Freedom Mine is stratigraphic in nature with depositional sequences of sands, silts, clays, and lignite. The bedrock is masked by residual soils, slopewash, and/or glacial drift. The vertical repetition of geologic strata facilitated a straightforward setting to establish and study the baseline geological, geochemical, geotechnical, and geohydrological conditions at the Freedom Mine.
Coteau utilizes standard surface mining techniques to extract coal from the proposed permit area. Mining operations will typically occur in a sequence of seven events: SPGM removal, overburden removal, coal removal, overburden replacement, final grading, SPGM replacement, and revegetation.
The mine office facilities and original equipment fleets at the Freedom Mine were constructed, acquired, or purchased new during the development stage of the mine. The facilities and equipment are maintained to allow for safe and efficient operation. The equipment is well maintained, in good physical condition and is either updated or replaced periodically with newer models or upgrades available to keep up with modern technology. As equipment wears out, Coteau evaluates what replacement option will be the most cost-efficient, including the evaluation of both new and used equipment.
The total cost of the property, plant and equipment, net of applicable accumulated amortization, depreciation and impairment as of December 31, 2020 is $81.5 Million.
The Freedom Mine currently has no significant encumbrances to the property. No NOVs have been issued at the Freedom Mine in the past three years. Coteau currently has all permits in place for the Freedom Mine to operate through 2031. Permit expansions required to extend the life of the mine through 2045, which is the current estimated lives of DGC and AVS, will be acquired as needed. The term of the existing LSA terminates in 2027, although the term may be extended for two additional periods of five years, or until 2037, at the option of the Coteau. Hindering any regulatory changes out of Coteau’s control, the Qualified Persons (QPs) does not anticipate hurdles for approval of future renewal applications. The QP bases this opinion on the mine’s history to meet regulatory requirements.
MINERAL RESOURCES AND RESERVES
MINERAL RESOURCES
The Mineral Resources presented in Table 1.3 below have been estimated by applying a series of geologic and physical limits as well as high-level mining and economic constraints. The mining and economic constraints were limited to a level sufficient to support reasonable prospect for future economic extraction of the estimated Mineral Resources. The categorized Mineral Resources are reported in Table 1.3.
The effective date of Mineral Resource estimates is December 31, 2021.

16

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine	Resource Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Measured	322,310,200	6,779	37.64	7.27	0.89	5.62
Freedom Mine	Indicated	8,188,400	6,776	37.92	7.22	0.90	6.36
	Measured + Indicated	330,498,600	6,778	37.64	7.27	0.89	5.63
	Inferred	15,000	6,463	37.84	9.78	1.02	1.59
Table 1.3. Mineral Resource Estimates
MINERAL RESERVES
The Mineral Reserves presented in Table 1.4 below were determined to be the economically mineable portion of the measured and indicated Mineral Resources after the consideration of modifying factors related to the mining process. Inferred Mineral Resources were not considered for Mineral Reserves.
The effective date of Mineral Reserve estimates is December 31, 2021.

			Quality
			Calorific Value	Moisture	Ash	Sulfur	Sodium in Ash
Mine	Reserve Classification	Tonnage	(Btu/lb)	(wt%)	(wt%)	(wt%)	(wt%)
	Proven	253,946,500	6,779	37.70	7.19	0.89	5.12
Freedom Mine	Probable	3,552,300	6,756	38.29	6.78	0.84	5.40
	Total	257,498,800	6,779	37.71	7.19	0.88	5.12

Table 1.4. Mineral Reserve Estimates
DISCUSSION OF PRIOR RESOURCE AND RESERVE ESTIMATIONS
Previously, reserves for the Freedom Mine were reported under Guide 7. All controlled tonnage that met the general mining parameters were considered for reserves. Mineral Resources were not considered. Furthermore, subcategories of Mineral Resources as measured, indicated, or inferred and Mineral Reserves as proven or probable were not considered. Table 1.5 below summarizes those reported Mineral Reserves at the end of the last two fiscal years.

17

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022

Report Date	Total Tons
1-Jan-21	438,033,501
1-Jan-20	432,795,311
^ The difference in allotment of tons to each category from 2020 to 2021 was due to mining, lease activity, and new geologic evaluations.
Table 1.5. Summary of Prior Mineral Reserves

Freedom Mine	Tonnage
Resource Classification	1-Jan-22	1-Jan-21	Percent Change
Measured	322,310,200	N/A	N/A
Indicated	8,188,400	N/A	N/A
Measured + Indicated	330,498,600	N/A	N/A
Inferred	15,000	N/A	N/A

Reserve Classification	1-Jan-22	1-Jan-21	Percent Change
Proven	253,946,500	N/A	N/A
Probable	3,552,300	N/A	N/A
Total	257,498,800	438,033,501	-41%
Table 1.6. Net difference between 2021 and 2022 reported Mineral Resources and Reserves

Explanation of discrepancies. The primary cause for such a large variance between Mineral Resources and Reserves from January 1, 2021 to the current report date is due to a change in methodology in categorization of Mineral Resources and Reserves from an interpretation of Guide 7 regulations to following the guidance of the Subpart S-K 1300 regulations. Tighter interpretations and guidance of the S-K 1300 regulations narrowed the basis of Mineral Resources and furthermore Mineral Reserves such that a Mineral Resource is defined as:
“A concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors, such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.”
A Mineral Reserve is defined as:
“The economically mineable part of a measured or indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.”
Additional impacts to the variance in reported Mineral Resources and Reserves from the January 1, 2021 report date to the January 1, 2022 report date include:
–Coteau severed 12,584,181 tons in 2021.
–Coteau acquired and terminated leases in 2021.
18

SEC S-K 1300 Individual Property Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
MATERIAL ASSUMPTIONS FOR MINERAL RESOURCES AND MINERAL RESERVES
Material assumptions and criteria used in the determination of Mineral Resource and Mineral Reserves reported herein are provided within the filed Technical Report Summary (TRS) for The Coteau Properties Company – Freedom Mine dated February 14, 2022.
Section 11.0 of the TRS describes the key assumptions, parameters, and methods used for the estimation of Mineral Resources. A further description of the verified drilling data used to model the lignite deposit for estimation of Mineral Resources is provided in Section 7.2 Drilling Exploration, 8.0 Sample Preparation, Analyses, and Security, and Section 9.0 Data Verification.
Section 12.0 of the TRS describes the key assumptions, parameters, and methods used for the estimation of Mineral Reserves. Modifying factors including dilution parameters and technical information related to the mining process are described in detail under Section 13.0 Mining Methods. Economic factors to support the Mineral Reserve estimates are described in Section 18.0 Capital and Operating Costs and 19.0 Economic Analyses.

19

SEC S-K 1300 Internal Controls Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
EXPLORATION DRILLING - GENERAL
Independent drilling companies are contracted by The Coteau Properties Company (Coteau) to drill/retrieve coal cores for the Freedom Mine. Coteau personnel oversee the retrieval of core samples, then log and properly bag those samples for analysis by a certified third-party laboratory, Minnesota Valley Testing Laboratories, Inc. (MVTL) located in Bismarck, North Dakota.
For the purpose of this discussion, senior geologist and field geologist refer to qualified representatives of Coteau and/or the North American Coal Corporation (NACoal).
QUALITY CONTROL AND QUALITY ASSURANCE PROGRAMS
SAMPLE PREPARATION
Core runs are specified by the senior and/or field geologist by referencing the geophysical log of the pilot hole. Once a specified core run is brought to the surface, the field geologist observes the drillers extract the lignite sample from the split tube core barrel to ensure the integrity of the sample is maintained, and to verify the top and the bottom of the core run. The core sample is transferred from the core barrel to a core trough (i.e. aluminum core trough with a built-in measuring scale). The field geologist verifies the roof and floor of the lignite core is present and checks the expected coal seam thickness referenced from the pilot hole’s geophysical log to determine coal core recovery. If 90-percent recovery cannot be verified, the driller may attempt to retrieve the remainder of the lignite core run from the current hole. If no successful attempt is made to recover the remaining lignite, the driller must recore the core run in a new adjacent core hole.
Upon verifying full recovery of the core run, the field geologist succinctly, but thoroughly logs the lignite run. After the field geologist describes the core run, the entire lignite section is double bagged and tagged. Tags include the date, mine identifier, hole ID, seam ID, and “to” and “from” intervals. Double bagging preserves the moisture of the sample, and tagging on the inside bag safeguards the identification of the sample from the field through transportation to the third-party laboratory, MVTL.
The prep room is a temperature-controlled room (AC and Heat) accessible from the sample receiving and storage room. Within the prep room, samples are crushed to 8-mesh using a crusher and are reduced in volume using a riffler. Two different sized crushers and rifflers are available depending on sample size. Compressed air is used to clean the crusher and riffler after each sample to mitigate contamination.
A riffled split of 8-mesh coal is placed on a sample tray and weighed. The weights are sent electronically to LIMS for use in the moisture calculation. The tray is placed in an air dry oven and dried overnight. The temperature of the air dry ovens is monitored and recorded daily. The temperature monitoring devices are verified annually. Another riffled split is sealed in a Ziploc bag and retained. The client is notified prior to disposal of the coal core splits.
Once air-drying is complete, the samples are weighed and again the weights are sent electronically to LIMS. The samples are pulverized to 60-mesh and split using a riffler. Compressed air is used to clean the pulverizer and riffler after each sample. Samples are stored in glass jars for analysis and the splits are retained in whirl-pak bags.
CONTROLS
Retained samples. Total core runs are double bagged and tagged following industry standards for quality analyses, thus split samples in the context of a retained sample are not stored at the Freedom Mine. As such, any retained samples, including 8-mesh and 60-mesh, are stored at MVTL, and collected after total core runs have been crushed and mixed. Additionally, it is important to note that lignite tends to be a high moisture coal which oxidizes rapidly and does not have a long shelf life once removed from the ground. If core splits were retained at Freedom Mine, they would not be representative of in-situ coal properties over a relatively short period of time. All of the analyses in the laboratory are performed on the 60-mesh sample or ash prepared from it. The samples are mixed by tumbling prior to each analysis.
1

SEC S-K 1300 Internal Controls Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Duplicate samples. During the lab analyses MVTL runs regular control measures. For calorific value, moisture, ash, volatile matter, sulfur, ash fusion, mineral analysis of ash, carbon, hydrogen, nitrogen, mercury, and chlorine analyses, one duplicate sample is ran for every 10 samples, and a certified reference material (CRM) is analyzed at the beginning and end of each run. For sulfur forms analysis, a laboratory control sample (LCS) and one duplicate analysis is analyzed with each batch. For trace metals, a method blank, laboratory control sample (LCS), and matrix spikes are digested with each batch.
Balances. All balances are calibrated and certified annually by a third-party calibration service. Balances are verified daily using certified weights.
Round Robin Programs and Control Training. MVTL participates in round-robin testing programs with other laboratories to ensure result accuracy. MVTL participates in an Interlab Coal Round Robin Program monthly. In 2020, MVTL also participated in a lignite (coal) specific round robin program with NACoal including 8 laboratories that were used by various NACoal mine locations. The round robin consisted of four samples labeled 2001, 2002, 2003, and 2004. Two samples were sourced from the Red Hills Mine and two samples were sourced from another NACoal mine, Coyote Creek Mine, located in North Dakota. The two locations provided a range of samples with variability in moisture, ash, sulfur and sodium. The labs participating in the round robin were provided 8-mesh splits and dried, 60-mesh splits of all 4 samples. The general results are summarized in Figure 1.0. MVTL Laboratories is labeled “Laboratory #5”.
Figure 1.0. NACoal 2020 Round Robin Program Summary. (NACoal, 2020)
CUSTODY
Core samples remain under the supervision of the field geologist until securely stored in the mine warehouse to be shipped to the third-party laboratory, MVTL. The Freedom Mine office and warehouse facilities are secured with user specified fob access and camera surveillance.
Prior to shipping the samples, the senior geologist reviews each sample against the field records and the chain-of-custody (COC). The date, mine identifier, hole ID, seam ID, and “to” and “from” intervals are verified. A copy of the COC is emailed to the laboratory manager. Copies of the COC forms for coal cores shipped from 2012 through 2021 were available for the QP to review. Coal core samples are shipped to the third-party laboratory via insured freight with tracking information.
2

SEC S-K 1300 Internal Controls Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Once a shipment is received by MVTL, the samples are cross referenced with a chain of custody form or other client paperwork and then are logged into the Laboratory Information Management System (LIMS). Each sample is given a unique lab number used for tracking during analysis and throughout the reporting process.
Samples are stored until they are ready to be crushed in the prep room. There is a slight potential for moisture loss during this storage period. Coteau acknowledges this potential and, as such, double bags samples in the field to preserve as much in-situ moisture as possible.
The building is kept secure, and all doors remain locked throughout the day, except the main customer entrance where visitors have to check in and check out. No access is allowed to the laboratory without an escort. During non-operational hours the building is kept locked.
Once air-drying is complete, the samples are weighed and again the weights are sent electronically to LIMS. The samples are pulverized to 60-mesh and split using a riffler. Compressed air is used to clean the pulverizer and riffler after each sample. Samples are stored in glass jars for analysis and the splits are retained in whirl-pak bags.
Retained samples can be reran for analysis within 6-months for selective parameters. MVTL verifies with Coteau prior to disposal of splits and retained samples.
QUALITY PRECISION AND ACCURACY
Coal analysis results are reviewed prior to reporting. The review includes identification of outliers and comparison of results with historical information by site, if available. The analyses are re-analyzed as needed.
Once results are received by Coteau, a visual inspection of results by the senior geologist is followed by a review of summary statistics with the quality of the entire drilling database. Ultimately the results are updated in the geologic model and quality grids are inspected for anomalies. At any point if questionable data is traced back to the laboratory report, the senior geologist may request the lab to rerun a retained sample.
The analytical results from the coal cores collected during Coteau’s exploration programs have proven to be consistent with actual as-delivered quality from the active mining operations at the Freedom Mine. This consistency is based on comparison of historical quality projected from the geologic model for the annual operating plans to actual as-delivered quality indicated by the customer’s Dakota Gasification Company Chemistry Lab.
VERIFICATION OF ANALYTICAL PROCEDURES
The QP has visited the third-party laboratory on multiple occasions. The QP has received a tour of the full facility from the main offices through the receiving dock/storage room, prep room, and primary laboratory, along with all analytic procedures. The facility is well maintained, and clean. Further details about the laboratory are discussed in section 8.0 of the Technical Report Summary (TRS) for The Coteau Properties Company – Freedom Mine, dated February 14, 2022.
COMPREHENSIVE RISK INHERENT IN THE ESTIMATION OF MINERAL RESOURCES AND RESERVES
Although Coteau has remained consistent with coal core sampling programs following and documenting procedures that align with coal industry standards, there are still some inherent risks in the estimation of Mineral Resources and Reserves. This risk falls in the uncertainty within the early Consolidation Coal Company (CONSOL) data collected from the 1960’s to the 1980’s. It is understood that the coal cores were sampled and analyzed as total coal runs. However, the exact method in which samples were bagged, shipped, or analyzed are unknown. Coteau acquired the drill hole data and quality results from CONSOL, but with no documentation on survey standards or QA/QC parameters. Coteau has mitigated this risk by twinning older CONSOL coal core holes, and verifying modeled trends as mining, and subsequently drilling programs, progress. Despite this uncertainty, the data collected by CONSOL has remained fairly consistent when compared to fill-in drilling and quality analyzed before and during active mining operations. The reliability of the drilling data obtained from CONSOL was proven in the Renner’s
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SEC S-K 1300 Internal Controls Disclosure
The Coteau Properties Company – Freedom Mine                            February 14, 2022
Cove Area, due the area being successfully mined out by Coteau. The reliability of the data in the Dakota Star Area has proven to be reliable due to the consistency with fill-in drilling, and successful mining in the area. Verification of lignite quality and trends with newer drilling data has increased the confidence in the early data, but does not eliminate the inherent risk from lack of QA/QC parameters in this small percentage of data in the areas that have not been mined.
Representatives of Coteau or NACoal were not involved in the original drilling exploration programs conducted by Consolidation Coal Company (CONSOL) or Basin Cooperative Services (BCS). Coteau obtained the collar surveys, geophysical logs, coal core analyses, and geologist field logs related to each hole from CONSOL and BCS, but was unable to observe the drilling, sampling, or sample preparation for these data. The largest uncertainty lies in the method of the collar survey of the early data drilled from 1964 to 1980. It is unknown to what degree these holes were surveyed. Coteau has mitigated this risk by twinning older CONSOL coal core holes, and verifying modeled trends as mining, and subsequently drilling programs, progress. Despite this uncertainty, the data collected by CONSOL has remained fairly consistent when compared to fill-in drilling and quality analyzed before and during active mining operations. The reliability of the drilling data obtained from CONSOL was proven in the Renner’s Cove Area, due the area being successfully mined out by Coteau. The reliability of the data in the Dakota Star Area has proven to be reliable due to the consistency with fill-in drilling, and successful mining in the area. Verification of lignite quality and trends with newer drilling data has increased the confidence in the early data, but does not eliminate the inherent risk from lack of QA/QC parameters in this small percentage of data in the areas that have not been mined.
Throughout the 40+ year history of the Freedom Mine’s coalfield, NACoal has always used policies, protocols and procedures to ensure the accuracy and integrity of the drilling and coring data. Experienced geologists have always been on the drill rigs or supervising the field geologists on the drill rigs. However, technologies and understandings change. During some of the early exploration conducted by NACoal at the Freedom Mine, a survey grid was not established. Hence, drill hole locations and elevations were read from USGS topographic quadrangle maps. Verification of lignite quality and trends with newer drilling data has increased the confidence in the early data, but does not eliminate the inherent risk from lack of QA/QC parameters in this small percentage of data in the areas that have not been mined. Also, the small percentage of pilot holes that do not have a geophysical log due to poor/collapsing drill hole conditions, also introduces some uncertainty and decreases the accuracy in elevations, even though footages were provided by the drilling contractor, and logs of the drill cuttings were utilized.

During the drilling and sampling procedure, a variety of factors could materially affect the accuracy and reliability of the results. Some examples include improper surveying of the drill hole collar location and elevation, improper and un-level drill rig set up, improper zeroing out of the elogging tool before commencing geophysical logging, not being able to obtain an elog due to collapsing drill hole conditions, not obtaining 90% recovery of the coal seam cored, allowing the coal core to be exposed for too long before bagging causing a false reduction in moisture and increase in BTU value, and improper record keeping. Most of these negative factors can be avoided by utilizing skilled and experienced drilling and elogging contractors, having proper QA/QC procedures to follow during sampling, and proper drill hole data verification.

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